Exhibit 10.3

CREDIT AGREEMENT,

dated as of December 17, 2003,

among

ALIMENTATION COUCHE-TARD INC. (“ACT”),
as a Guarantor,

CERTAIN OF ACT’S CANADIAN SUBSIDIARIES,
as the Canadian Borrowers,

CERTAIN OF ACT’S U.S. SUBSIDIARIES,
as the U.S. Borrowers,

VARIOUS FINANCIAL INSTITUTIONS
FROM TIME TO TIME PARTIES HERETO,
as the Lenders,

NATIONAL BANK OF CANADA,
as the Canadian Administrative Agent,

and

CANADIAN IMPERIAL BANK OF COMMERCE,
as the U.S. Administrative Agent.

NATIONAL BANK FINANCIAL,
as Sole Lead Arranger and Book Runner in respect of
the Canadian Term Loans and Revolving Loans,

and

THE BANK OF NOVA SCOTIA
and CIBC WORLD MARKETS CORP.,
as Joint Lead Arrangers and Book Runners

in respect of the U.S. Term Loans

i

ii

iii

iv

v

vi

vii

SCHEDULE I	-	Disclosure Schedule
SCHEDULE II	-	Percentages; LIBOR Office; Domestic Office
SCHEDULE III	-	Permitted Sale-Leaseback/Permitted Store Closure Sites
SCHEDULE IV	-	Fiscal Quarter End Dates and Quarterly Payment Dates
SCHEDULE V	-	Fiscal Year End Dates
SCHEDULE VI	-	Existing Letters of Credit
SCHEDULE VII	-	EBITDA
SCHEDULE VIII	-	Borrowers Under Credit Agreement

EXHIBIT A-1	-	Form of Canadian Revolving Note
EXHIBIT A-2	-	Form of U.S. Revolving Note
EXHIBIT A-3	-	Form of Canadian Term Note
EXHIBIT A-4	-	Form of U.S. Term Note
EXHIBIT A-5	-	Form of Canadian Swing Line Note
EXHIBIT A-6	-	Form of U.S. Swing Line Note
EXHIBIT A-7	-	Form of Acceptance Note
EXHIBIT B-1	-	Form of Canadian Term Loan/Revolving Loan Borrowing Request
EXHIBIT B-2	-	Form of U.S. Term Loan Borrowing Request
EXHIBIT B-3	-	Form of Issuance Request
EXHIBIT C-1	-	Form of Canadian Term Loan/Revolving Loan Continuation/Conversion Notice
EXHIBIT C-2	-	Form of U.S. Term Loan Continuation/Conversion Notice
EXHIBIT D	-	Form of Closing Date Certificate
EXHIBIT E	-	Form of Compliance Certificate
EXHIBIT F-1	-	Form of ACT Guaranty
EXHIBIT F-2	-	Form of Canadian Subsidiary Guaranty
EXHIBIT F-3	-	Form of U.S. Subsidiary Guaranty
EXHIBIT G-1	-	Form of Québec Security Agreement
EXHIBIT G-2	-	Form of Canadian Borrower Pledge and Security Agreement
EXHIBIT G-3	-	Form of Canadian Subsidiary Pledge and Security Agreement
EXHIBIT G-4	-	Form of U.S. Borrower Pledge and Security Agreement
EXHIBIT G-5	-	Form of U.S. Subsidiary Pledge and Security Agreement
EXHIBIT H	-	Form of Lender Assignment Agreement
EXHIBIT I	-	Form of Solvency Certificate
EXHIBIT J	-	Form of Joinder Agreement
EXHIBIT K	-	Form of Offer to Prepay

viii

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of December 17, 2003, is among ALIMENTATION COUCHE-TARD INC., a corporation organized under the laws of the Province of Québec, Canada (“ACT”), certain of its Canadian wholly-owned Subsidiaries, as set forth on the signature pages hereto as Canadian Borrowers, certain of its U.S. wholly-owned Subsidiaries, as set forth on the signature pages hereto and, immediately following the consummation of the Acquisition (as defined below) pursuant to a joinder agreement in form and substance satisfactory to the Arrangers (as defined below), Circle K Stores Inc. (“Circle K Stores”) as U.S. Borrowers, the various financial institutions and other Persons from time to time parties hereto which extend Commitments to make Canadian Term Loans or Revolving Loans to the Canadian Borrowers (the “Canadian Facility Lenders”), the various financial institutions and other Persons (including Canadian Facility Lenders acting through their U.S. branches, agencies or Affiliates) from time to time parties hereto which extend Commitments to make U.S. Term Loans or U.S. Revolving Loans to the U.S. Borrowers (the “U.S. Facility Lenders” and, together with the Canadian Facility Lenders, collectively referred to as the “Lenders”), NATIONAL BANK OF CANADA, as administrative agent for the Lenders making Canadian Term Loans and Revolving Loans (in such capacity, the “Canadian Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”), CANADIAN IMPERIAL BANK OF COMMERCE, acting through its U.S. branches or agencies, as administrative agent for the Lenders making U.S. Term Loans (in such capacity, the “U.S. Administrative Agent” and, together with the Canadian Administrative Agent, the “Administrative Agents”), and NATIONAL BANK FINANCIAL, as the Sole Lead Arranger in respect of the Canadian Term Loans and Revolving Loans, and THE BANK OF NOVA SCOTIA and CIBC WORLD MARKETS CORP., as Joint Lead Arrangers and Book Runners in respect of the U.S. Term Loans (National Bank Financial, The Bank of Nova Scotia and CIBC World Markets Corp. are collectively referred to herein in such capacity as the “Arrangers”).

W I T N E S S E T H:

WHEREAS, in accordance with and subject to the terms and conditions contained in the Stock Purchase Agreement, dated October 3, 2003 (as amended by that certain Addendum to Stock Purchase Agreement, dated December 11, 2003, the “Purchase Agreement”), between ACT and ConocoPhillips Company (the “Seller”), ACT has agreed to acquire, either directly or through a U.S. wholly-owned Subsidiary (the “Acquisition”), from the Seller all of the issued and outstanding Capital Securities (the “Shares”) of The Circle K Corporation (“Circle K Corp.”) for an aggregate purchase price not to exceed $830,000,000, as adjusted under the Purchase Agreement;

WHEREAS, simultaneously with the Acquisition, the Borrowers intend to refinance substantially all of the Canadian Borrowers’ existing Indebtedness in an amount approximately equal to C$240,000,000 and assume certain of Circle K Stores’ existing Indebtedness in an amount approximately equal to $7,900,000 (collectively referred to as the “Refinancing”);

WHEREAS, in order to consummate the Acquisition and the Refinancing, to pay fees and expenses associated therewith and to provide for the ongoing working capital needs and general corporate purposes of the Borrowers and their respective Subsidiaries:

(a)  the Borrowers have requested that the Lenders provide:

(i)  a Canadian Term Loan Commitment pursuant to which Canadian Term Loans will be made in a single Borrowing on the Closing Date;

(ii)  a U.S. Term Loan Commitment pursuant to which U.S. Term Loans will be made in a single Borrowing on the Closing Date;

(iii)  a Canadian Revolving Loan Commitment (to include availability for Canadian Revolving Loans, Canadian Swing Line Loans and Canadian Letters of Credit) pursuant to which Canadian Revolving Loans will be made from time to time prior to the Canadian Revolving Loan Commitment Termination Date;

(iv)  a U.S. Revolving Loan Commitment (to include availability for U.S. Revolving Loans, U.S. Swing Line Loans and U.S. Letters of Credit) pursuant to which U.S. Revolving Loans will be made from time to time prior to the U.S. Revolving Loan Commitment Termination Date;

(v)  a Canadian Letter of Credit Commitment pursuant to which Canadian Letters of Credit will be issued from time to time prior to the Canadian Revolving Loan Commitment Termination Date;

(vi)  a U.S. Letter of Credit Commitment pursuant to which U.S. Letters of Credit will be issued from time to time prior to the U.S. Revolving Loan Commitment Termination Date;

(vii)  a Canadian Swing Line Loan Commitment pursuant to which Canadian Swing Line Loans will be made from time to time prior to the Canadian Revolving Loan Commitment Termination Date; and

(viii)  a U.S. Swing Line Loan Commitment pursuant to which U.S. Swing Line Loans will be made from time to time prior to the U.S. Revolving Loan Commitment Termination Date;

(b)  Couche-Tard U.S. L.P. (“Couche-Tard U.S.”) and Couche-Tard Financing Corp. (“Couche-Tard Finance”) intend to issue, pursuant to the Indenture, $350,000,000 in gross proceeds of 7½% senior subordinated notes due 2013 (including any publicly registered subordinated notes exchanged therefor, collectively, the “Subordinated Notes”);

(c)  ACT has through a private placement raised C$223,600,000, and intends to make or cause to be made, directly or indirectly, an equity contribution and unsecured subordinated loans in an aggregate amount not less than C$223,600,000 to the capital of Couche-Tard U.S. (the “Equity Issuance and Contribution”); and

WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth, to extend the Commitments and make Loans to the Borrowers and issue (or participate in) Letters of Credit;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1.  Defined Terms.  The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Acceptance Note” is defined in clause (b) of Section 2.8.3.

“Acquisition” is defined in the first recital.

“ACT” is defined in the preamble.

“ACT Guaranty” means the guaranty, substantially in the form of Exhibit F-1 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“ADA Agreement” means the ADA Agreement dated as of December 11, 2003 between ACT and the Seller.

“Additional Loan Commitments”  is defined in Section 2.9.

“Additional Revolving Loan Commitments”  is defined in Section 2.9.

“Additional Term Loan Commitments”  is defined in Section 2.9.

“Adjusted Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) (i) Total Debt outstanding on the last day of such Fiscal Quarter plus (ii) the product of eight times ACT’s consolidated Rent Expense for such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters less (iii) (but only to the extent of principal outstanding on Revolving Loans on the date of determination) Cash In Transit to (b) EBITDAR computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters on an aggregate basis.

“Administrative Agent Fee Letters” means, collectively, the confidential fee letter, dated October 3, 2003 (as amended), among the Canadian Administrative Agent and ACT, and the confidential fee letter, dated October 3, 2003 (as amended), among the U.S. Administrative Agent and ACT.

“Administrative Agents” is defined in the preamble and includes each other Person appointed as a successor Canadian Administrative Agent or U.S. Administrative Agent pursuant to Section 9.4.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person.  “Control” of a Person means the power, directly or indirectly, (a) to vote 10% or more of the Capital Securities (on a fully diluted basis) of such Person having ordinary voting power for the election of directors, managing members or general partners (as applicable) or (b) to direct or cause the direction of the management and policies of such Person (whether by contract or otherwise).

“Agents” means, collectively, the Administrative Agents and the Collateral Agent.

“Agreement” means, on any date, this Credit Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.

“Alternate Base Rate” means, for any day, a fluctuating rate of interest per annum (rounded upward, if necessary, to the next highest 1/16 of 1%) equal to (a) in the case of U.S. Term Loans, the higher of (i) the U.S. Administrative Agent’s U.S. Base Rate in effect on such day and (ii) the Federal Funds Rate in effect on such day plus 1/2 of 1%, (b) in the case of U.S. Revolving Loans, the higher of (i) the U.S. Base Rate of a U.S. branch or agency of the Canadian Administrative Agent in effect on such day and (ii) the Federal Funds Rate in effect on such day plus 1/2 of 1% and (c) in the case of Canadian Loans denominated in U.S. Dollars, the higher of (i) the Canadian Administrative Agent’s U.S. Prime Rate in effect on such day and (ii) the Federal Funds Rate in effect on such day plus 1/2 of 1%.  Changes in the rate of interest on that portion of any Loans maintained as Floating Rate Loans will take effect simultaneously with each change in the Alternate Base Rate.  The applicable Administrative Agent will give notice promptly to ACT of changes in the Alternate Base Rate; provided, that the failure to give such notice shall not affect the Alternate Base Rate in effect after such change.

“Alternate Base Rate Loan” means a U.S. Loan or a Canadian Loan denominated in U.S. Dollars and bearing interest at a floating rate determined by reference to the Alternate Base Rate.

“Annualized” means with respect to the first three Fiscal Quarters of ACT ending after the Closing Date, the applicable amount for the period after the Closing Date, divided by the number of days during such period, multiplied by 365 (or 366, as applicable).

“Applicable Canadian BA Stamping Fee” means, with respect to Canadian Loans maintained as Canadian BAs, (a) at all times prior to the Reset Date, 2.50% per annum and (b) at all times after the Reset Date, the applicable percentage set forth under the column entitled “Applicable Canadian BA Stamping Fee” in the definition of Applicable Margin.

“Applicable Commitment Fee Margin” means (a) at all times prior to the Reset Date, 0.75% and (b) at all times after the Reset Date, the applicable percentage set forth below corresponding to the relevant Leverage Ratio determined by reference to the Leverage Ratio set forth in the Compliance Certificate most recently delivered by ACT to the Administrative Agents:

Leverage Ratio	Applicable Commitment Fee Margin
> 2.50:1	0.750%
> 2.00:1 but < 2.50:1	0.625%
> 1.50:1 but < 2.00:1	0.500%
< 1.50:1	0.375%

Changes in the Applicable Commitment Fee Margin resulting from a change in the Leverage Ratio shall become effective upon delivery by ACT to the Administrative Agents of a new Compliance Certificate pursuant to clause (c) of Section 7.1.1.  If ACT shall fail to deliver a Compliance Certificate within 45 days after the end of any Fiscal Quarter (or within 90 days, in the case of the last Fiscal Quarter of the Fiscal Year), the Applicable Commitment Fee Margin from and including the 46th (or 91st, as the case may be) day after the end of such Fiscal Quarter to but not including the date ACT delivers to the Administrative Agents a Compliance Certificate shall be the highest Applicable Commitment Fee Margin set forth above.

“Applicable Margin” means (a) with respect to U.S. Term Loans (i) 1.25% for U.S. Term Loans maintained as Floating Rate Loans and (ii) 2.25% for U.S. Term Loans maintained as LIBO Rate Loans and (b) with respect to Canadian Term Loans and Revolving Loans, (i) at all times prior to the Reset Date, (A) 1.50% for Canadian Term Loans and Revolving Loans maintained as Floating Rate Loans and (B) 2.50% for Canadian Term Loans and Revolving Loans maintained as Fixed Rate Loans and (ii) at all times after the Reset Date, with respect to Canadian Term Loans and Revolving Loans, the applicable percentage set forth below corresponding to the relevant Leverage Ratio determined by reference to the Leverage Ratio set forth in the Compliance Certificate most recently delivered by ACT to the Administrative Agents:

For Canadian Term Loans and Revolving Loans:

Leverage Ratio	Applicable Margin For Floating Rate Loans	Applicable Margin For LIBO Rate Loans	Applicable Canadian BA Stamping Fee
> 2.50:1	1.50%	2.50%	2.50%
> 2.00:1 but < 2.50:1	1.25%	2.25%	2.25%
> 1.50:1 but < 2.00:1	1.00%	2.00%	2.00%
< 1.50:1	0.75%	1.75%	1.75%

Changes in the Applicable Margin resulting from a change in the Leverage Ratio shall become effective upon delivery by ACT to the Administrative Agents of a new Compliance Certificate pursuant to clause (c) of Section 7.1.1.  If ACT shall fail to deliver a Compliance Certificate within 45 days after the end of any Fiscal Quarter (or within 90 days, in the case of the last Fiscal Quarter of the Fiscal Year), the Applicable Margin from and including the 46th (or 91st, as the case may be) day after the end of such Fiscal Quarter to but not including the date ACT delivers to the Administrative Agents a Compliance Certificate shall be the highest Applicable Margin set forth above.

“Approved Fund” means any Person (other than a natural Person) that (a) is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, and (b) is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger Fee Letter” means the confidential letter, dated October 3, 2003, among ACT and the Arrangers.

“Arrangers” is defined in the preamble.

“Authorized Officer” means, relative to any Obligor, those of its officers, general partners, managing members or trustees (as applicable) (or, solely for the purpose of executing Loan Documents on the Closing Date, those authorized Persons satisfactory to the Administrative Agents) whose signatures and incumbency shall have been certified from time to time to the Administrative Agents.

“Bank Act Agreements” means, collectively, the assignments under Section 427 of the Bank Act (Canada) and the related agreements executed and delivered by each Canadian

Borrower in favor of the Lenders that are “banks” under such Act, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Borrowers” means, collectively, the Canadian Borrowers and the U.S. Borrowers.

“Borrowing” means the Loans of the same type and, in the case of Fixed Rate Loans, having the same Interest Period made by all Lenders required to make such Loans on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.3.

“Borrowing Request” means, as the context may require, the Canadian Term Loan/Revolving Loan Borrowing Request or the U.S. Term Loan Borrowing Request.

“Business Day” means (a) any day which is neither a Saturday or Sunday nor (i) relative to matters with respect to U.S. Loans and Canadian Loans denominated in U.S. Dollars, a legal holiday on which banks are authorized or required to be closed in New York, New York, Montréal, Québec or Toronto, Ontario, or (ii) relative to matters with respect to Canadian Loans, a legal holiday on which banks are authorized or required to be closed in Montréal, Québec or Toronto, Ontario, and (b) relative to the making, continuing, prepaying or repaying of any LIBO Rate Loans, any day which is a Business Day described in clause (a)(i) or (ii) above, as the case may be, and which is also a day on which dealings in U.S. Dollars are carried on in the London interbank eurodollar market.

“Canadian Administrative Agent” is defined in the preamble (it being understood, for greater certainty, that the Canadian Administrative Agent will be acting through its offices or branches (including corresponding offices) in the United States of America for the purposes of the U.S. Revolving Loans).

“Canadian BA” means a depository bill as defined in the Depository Bills and Notes Act (Canada) in Canadian Dollars that is in the form of an order signed by a Canadian Borrower and accepted by a Canadian Facility Lender pursuant to this Agreement or, for Canadian Facility Lenders not participating in clearing services contemplated in that Act, a draft or bill of exchange in Canadian Dollars that is drawn by a Canadian Borrower and accepted by a Canadian Facility Lender pursuant to this Agreement.  Orders that become depository bills, drafts and bills of exchange are sometimes collectively referred to in this Agreement as “drafts.”  Canadian BAs shall have a term of approximately 30, 60, 90 or 180 days, shall be issued and payable only in Canada and shall have a face amount of an integral multiple of C$100,000.  In addition, to the extent the context shall require, each Acceptance Note shall be deemed to be a Canadian BA.

“Canadian Borrower Pledge and Security Agreement” means the Pledge and Security Agreement executed and delivered by each Canadian Borrower, substantially in the form of Exhibit G-2 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Canadian Borrowers” means, collectively, the Canadian Revolving Loan Borrowers and the Canadian Term Loan Borrower.

“Canadian Dollar” and “C$” each mean the lawful currency of Canada.

“Canadian Dollar Equivalent” means, on any date of determination, the equivalent in Canadian Dollars of any value or sum denominated in U.S. Dollars using the rate of exchange quoted by the Bank of Canada on the Business Day preceding the day as of which any determination of such rate is required to be made under the terms hereof, as the noon mid-market spot rate for conversions of U.S. Dollars into Canadian Dollars.

“Canadian Facility Lender” is defined in the preamble.

“Canadian Letter of Credit” is defined in clauses (a) of Section 2.1.2.

“Canadian Letter of Credit Commitment” means the Issuer’s obligation to issue Canadian Letters of Credit pursuant to Section 2.1.2.

“Canadian Letter of Credit Commitment Amount” means, on any date, a maximum amount of C$10,000,000 (or the U.S. Dollar Equivalent thereof), as such amount may be permanently reduced from time to time pursuant to Section 2.2.

“Canadian Letter of Credit Outstandings” means, on any date, an amount equal to the sum of (a) the then aggregate amount which is undrawn and available under all issued and outstanding Canadian Letters of Credit, and (b) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations in respect of such Canadian Letters of Credit.

 “Canadian Loan” means, as the context may require, a Canadian Revolving Loan, a Canadian Term Loan or a Canadian Swing Line Loan.

“Canadian Netting Parties” refers collectively to the Canadian Borrowers and any of their Canadian Affiliates which are or shall become party to the Compensation Agreements from time to time.

“Canadian Note” means, as the context may require, a Canadian Term Note, a Revolving Note or a Canadian Swing Line Note.

“Canadian Operating Accounts” means the accounts maintained by the Canadian Netting Parties with the Canadian Swing Line Lender for the purpose of their day-to-day operations and transactions.

“Canadian Overdraft Obligations” is the collective reference to the obligations of the Canadian Netting Parties to pay to the Canadian Swing Line Lender any amount due under the Compensation Agreements.

“Canadian Pension Plan” means (a) a “pension plan” or “plan” which is subject to applicable pension benefits legislation in any jurisdiction of Canada and is applicable to employees resident in Canada of ACT or any Canadian Subsidiary of ACT, or (b) any pension benefit plan or similar arrangement applicable to employees resident in Canada of ACT or any Canadian Subsidiary of ACT.

“Canadian Person”  means a Person that is either (i) not a “non-resident” of Canada or (ii) an authorized foreign bank, in either case within the meaning of the Income Tax Act (Canada).

“Canadian Prime Rate” means, for any day, a fluctuating rate of interest per annum (rounded upward, if necessary, to the next highest 1/100 of 1%) equal to the higher of

(a)  the rate of interest per annum most recently announced or established by the Canadian Administrative Agent as its reference rate in effect on such day for determining interest rates for Canadian Dollar denominated commercial loans in Canada and commonly known as the “prime rate” of the Canadian Administrative Agent (such rate not being intended to be the lowest rate of interest charged by the Canadian Administrative Agent in connection with extensions of credit to debtors); and

(b)  the CDOR Rate most recently determined by the Canadian Administrative Agent for 30-days bankers’ acceptances plus 1.00%.

Changes in the rate of interest on that portion of any Canadian Loans maintained as Canadian Prime Rate Loans will take effect simultaneously with each change in the Canadian Prime Rate.  The Canadian Administrative Agent will give notice promptly to ACT and the Canadian Facility Lenders of changes in the Canadian Prime Rate; provided, that the failure to give such notice shall not affect the Canadian Prime Rate in effect after such change.

“Canadian Prime Rate Loan” means a Canadian Loan denominated in Canadian Dollars and bearing interest at a fluctuating rate determined by reference to the Canadian Prime Rate.

“Canadian Register” is defined in clause (a) of Section 2.7.

“Canadian Revolving Loan Borrower” is defined in clause (a) of Section 2.1.1.

“Canadian Revolving Loan Commitment” means, relative to any Lender, such Lender’s obligation (if any) to make Canadian Revolving Loans pursuant to clause (a) of Section 2.1.1 in accordance with its Canadian Revolving Loan Percentage.

“Canadian Revolving Loan Commitment Amount” means, on any date, C$50,000,000 (or the U.S. Dollar Equivalent thereof), as such amount may be reduced from time to time pursuant to Section 2.2.

“Canadian Revolving Loan Commitment Termination Date” means the earliest of

(a)  December 31, 2003 (if the initial Credit Extension has not occurred on or prior to such date);

(b)  December 17, 2008;

(c)  the date on which the Canadian Revolving Loan Commitment Amount is terminated in full or reduced to zero pursuant to the terms of this Agreement; and

(d)  the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described above, the Canadian Revolving Loan Commitments shall terminate automatically and without any further action.

“Canadian Revolving Loan Lender” is defined in clause (a) of Section 2.1.1.

“Canadian Revolving Loan Percentage” means, relative to any Lender, the applicable percentage relating to Canadian Revolving Loans set forth opposite its name on Schedule II hereto under the Canadian Revolving Loan Commitment column or set forth in a Lender Assignment Agreement under the Canadian Revolving Loan Commitment column, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its Assignee Lender and delivered pursuant to Section 11.11.  A Lender shall not have any Canadian Revolving Loan Commitment if its percentage under the Canadian Revolving Loan Commitment column is zero.

“Canadian Revolving Loans” is defined in clause (a) of Section 2.1.1.

“Canadian Revolving Note” means a promissory note payable to any Canadian Revolving Loan Lender, in the form of Exhibit A-1 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness hereunder of the applicable Canadian Borrowers to such Canadian Revolving Loan Lender resulting from outstanding Canadian Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Canadian Subsidiary” means any Subsidiary that is incorporated or organized under the laws of Canada or any jurisdiction thereof.

“Canadian Subsidiary Guarantor” means each Canadian Subsidiary which has executed and delivered the Canadian Subsidiary Guaranty (or a supplement thereto).

“Canadian Subsidiary Guaranty” means the subsidiary guaranty, substantially in the form of Exhibit F-2 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Canadian Subsidiary Pledge and Security Agreement” means the Pledge and Security Agreement executed and delivered by each Subsidiary Guarantor that is a Canadian Subsidiary, substantially in the form of Exhibit G-3 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Canadian Swing Line Lender” means, subject to the terms of this Agreement, National Bank of Canada.

“Canadian Swing Line Loan” is defined in clause (c) of Section 2.1.1.

“Canadian Swing Line Loan Commitment” is defined in clause (c) of Section 2.1.1.

“Canadian Swing Line Loan Commitment Amount” means, on any date, C$10,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

“Canadian Swing Line Note” means, if requested by the Canadian Swing Line Lender, a promissory note payable to the Canadian Swing Line Lender, in the form of Exhibit A-5 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness hereunder of the applicable Canadian Borrowers to the Canadian Swing Line Lender resulting from outstanding Canadian Swing Line Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Canadian Term Loan Borrower” is defined in clause (a) of Section 2.1.3.

“Canadian Term Loan Commitment” means, relative to any Lender, such Lender’s obligation (if any) to make Canadian Term Loans pursuant to clause (a) of Section 2.1.3 in accordance with its Canadian Term Loan Percentage.

“Canadian Term Loan Commitment Amount” means, on any date, $265,000,000.

“Canadian Term Loan Commitment Termination Date” means the earliest of

(a)  December 31, 2003 (if the Canadian Term Loans have not been made on or prior to such date);

(b)  the Closing Date (immediately after the making of the Canadian Term Loans on such date); and

(c)  the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described above, the Canadian Term Loan Commitments shall terminate automatically and without any further action.

“Canadian Term Loan Lender” means any Lender that has a Canadian Term Loan Commitment or that holds a Canadian Term Loan.

“Canadian Term Loan Percentage” means, relative to any Lender, the applicable percentage relating to Canadian Term Loans set forth opposite its name on Schedule II hereto under the Canadian Term Loan Commitment column or set forth in a Lender Assignment Agreement under the Canadian Term Loan Commitment column, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and an Eligible Assignee and delivered pursuant to Section 11.11.  A Lender shall not have any Canadian Term Loan Commitment if its percentage under the Canadian Term Loan Commitment column is zero.

“Canadian Term Loan/Revolving Loan Borrowing Request” means a Canadian Term Loan or Revolving Loan request and certificate duly executed by an Authorized Officer of any applicable Canadian Borrower substantially in the form of Exhibit B-1 hereto.

“Canadian Term Loan/Revolving Loan Continuation/Conversion Notice” means a notice of continuation or conversion (in respect of Canadian Term Loans and Revolving Loans) and certificate duly executed by an Authorized Officer of a Canadian Borrower substantially in the form of Exhibit C-1 hereto.

“Canadian Term Loans” is defined in clause (a) of Section 2.1.3.

“Canadian Term Note” means a promissory note payable to any Canadian Facility Lender, in the form of Exhibit A-3 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness hereunder of the applicable Canadian Borrowers to such Canadian Facility Lender resulting from outstanding Canadian Term Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Canadian Welfare Plan” means any medical, health, hospitalization, insurance or other employee benefit or welfare plan, agreement or arrangement applicable to employees resident in Canada of ACT or a Canadian Subsidiary of ACT.

“Capital Expenditures” means, for any period, the aggregate amount of (a) all expenditures of ACT and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures and (b) Capitalized Lease Liabilities incurred during such period for fixed or capital assets, by ACT and its Subsidiaries during such period.

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of or in such Person’s capital, whether now outstanding or issued after the Effective Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

“Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and for purposes of each Loan Document the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other scheduled amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.

“Cash Collateralize” means, with respect to a Letter of Credit or Canadian BA, the deposit of immediately available funds (in the same Currency) into a cash collateral account maintained with (or on behalf of) the Canadian Administrative Agent on terms satisfactory to the Canadian Administrative Agent in an amount equal to the Stated Amount of such Letter of Credit or the face amount of such Canadian BA.

“Cash Equivalent Investment” means, at any time:

(a)  any direct obligation of (or unconditionally guaranteed by) the United States or a State thereof or Canada or a Province thereof and rated A-1 or higher by S&P or P-1 or higher by Moody’s (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States or a State thereof or Canada or a Province thereof) maturing not more than one year after such time;

(b)  commercial paper maturing not more than 270 days from the date of issue, which is issued by (i) an issuer (other than an Affiliate of any Obligor) existing under the laws of any State of the United States or of the District of Columbia, Canada or a Province thereof and rated A-1 or higher by S&P or P-1 or higher by Moody’s, or (ii)  R1 (high) by Dominion Bond Rating Service;

(c)  any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, which is issued by either any bank existing under the laws of the United States (or any State thereof) or Canada and which has (i) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (ii) a combined capital and surplus greater than $500,000,000; or

(d)  any repurchase agreement having a term of 30 days or less entered into with any Lender or any commercial banking institution satisfying the criteria set forth in clause (c)(i) which (i) is secured by a fully perfected security interest in any obligation of the type described in clause (a) and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder; or

(e)  shares of money market mutual funds or similar funds which invest exclusively in assets of the type described in clauses (a) through (d).

“Cash In Transit” means, as of the last day of any Fiscal Quarter, the lesser of (i) $45,000,000 and (ii) the amount equal to number of stores in operation as of such day which are owned or leased by ACT and its Canadian and U.S. Subsidiaries multiplied by (ii) $24,117.

“Casualty Event” means the damage, destruction, condemnation or expropriation, as the case may be, of property of ACT or any of its Subsidiaries.

“CDOR Rate” means, for a particular term, the discount rate per annum, calculated on the basis of a year of 365 days, equal to the average rate per annum for Canadian BAs having such term that appears on the Reuters Screen CDOR Page (or any successor page) as of 10:00 a.m., Montréal time, on the first day of such term as determined by the Canadian Administrative Agent or, if such rate is not available at such time, the discount rate for Canadian BAs accepted by the Canadian Administrative Agent having such term as calculated by the Canadian Administrative Agent in accordance with normal market practice on such date.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.

“Change in Control” means

(a)  any person or group (within the meaning of Sections 13(d) and 14(d) under the Exchange Act), other than the Permitted Holders shall become the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Capital Securities representing (i) 50% or more of the voting rights attached to Voting Securities of ACT on a fully diluted basis or (ii) more than the percentage of the voting rights attached to Voting Securities of ACT on a fully diluted basis that is then owned directly or indirectly by the Permitted Holders and either (x) such percentage of the voting rights attached to Voting Securities of ACT is greater than 35% or (y) Alain Bouchard is not (and acting in the full capacity as) a director of the Board of Directors of ACT and Chief Executive Officer of ACT (except in the case of death or incapacity);

(b)  the failure of ACT at any time to directly or indirectly own beneficially on a fully diluted basis 100% of the outstanding Capital Securities of each Borrower;

(c)  during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of ACT (together with any new directors whose election to such Board or whose nomination for election by the stockholders of ACT was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of ACT then in office; or

(d)  the occurrence of any “Change of Control” (or similar term) under (and as defined in) any Subordinated Debt Document.

“Circle K Corp.” is defined in the first recital.

“Circle K Enterprises” means Circle K Enterprises Inc., a Delaware corporation.

“Circle K Stores” is defined in the preamble.

“Closing Date” means the date of the initial Credit Extension hereunder.

“Closing Date Certificate” means the closing date certificate substantially in the form of Exhibit D hereto.

“Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.

“Collateral Agent” means National Bank of Canada (including acting through its U.S. branches or agencies), together with its successors, transferees and assigns and shall be deemed to include, for the purposes of the Québec Security Agreement, National Bank Trust Inc. in its capacity as the person holding the power of attorney for the bondholders under such security agreements (within the meaning and for the purposes of Article 2692 of the Civil Code of Québec), or its successors, transferee and assigns.

“Commitment” means, as the context may require, the Canadian Term Loan Commitment, the U.S. Term Loan Commitment, the Canadian Revolving Loan Commitment, the U.S. Revolving Loan Commitment, the Canadian Letter of Credit Commitment, the U.S. Letter of Credit Commitment, the Canadian Swing Line Loan Commitment or the U.S. Swing Line Loan Commitment.

“Commitment Amount” means, as the context may require, the Canadian Term Loan Commitment Amount, the U.S. Term Loan Commitment Amount, the Canadian Revolving Loan Commitment Amount, the U.S. Revolving Loan Commitment Amount, the Canadian Letter of Credit Commitment Amount, the U.S. Letter of Credit Commitment Amount, the Canadian Swing Line Loan Commitment Amount or the U.S. Swing Line Loan Commitment Amount.

“Commitment Termination Date” means, as the context may require, the Canadian Term Loan Commitment Termination Date, the U.S. Term Loan Commitment Termination Date, the Canadian Revolving Loan Commitment Termination Date or the U.S. Revolving Loan Commitment Termination Date.

“Commitment Termination Event” means

(a)  the occurrence of any Event of Default with respect to any Borrower described in clauses (a) through (d) of Section 8.1.9; or

(b)  the occurrence and continuance of any other Event of Default and either

(i)  the declaration of all or any portion of the outstanding principal amount of the Loans to be due and payable pursuant to Section 8.3, or

(ii)  the giving of notice by the Administrative Agents, acting at the direction of the Required Lenders, to ACT that the Commitments have been terminated pursuant to Section 8.3.

“Compensation Agreements” is defined in clause (a) of Section 2.3.2.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E hereto.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person.  The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be (i) the outstanding principal amount of the debt, obligation or other liability guaranteed thereby (in the case of a guaranty of payment) and (ii) determined in accordance with GAAP (in the case of other Contingent Liabilities).

“Continuation/Conversion Notice” means a Canadian Term Loan/Revolving Loan Continuation/Conversion Notice or a U.S. Term Loan/Revolving Loan Continuation/Conversion Notice.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with any Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

“Couche-Tard Finance” is defined in the third recital.

“Couche-Tard U.S.” is defined in the third recital.

“Credit Extension” means, as the context may require, (a) the making of a Loan by a Lender (including the acceptance of a Canadian BA) or (b) the issuance of any Letter of Credit, or the extension of any Stated Expiry Date of any existing Letter of Credit, by the Issuer.

“Currency” means, as the context may require, U.S. Dollars and/or Canadian Dollars.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Disbursement” is defined in Section 2.6.2.

“Disbursement Date” is defined in Section 2.6.2.

“Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule I, as it may be amended, supplemented, amended and restated or otherwise modified from time to time by ACT with the written consent of the Required Lenders.

“Discount Rate” means, on any day, for a particular term (a) in respect of any Canadian BA accepted by a Lender that is a Canadian Schedule I bank, the CDOR Rate on such day for such term; and (b) in respect of any Canadian BA or Acceptance Note, as the case may be, accepted by a Lender that is not a Canadian Schedule I bank, the lesser of (i) the discount rate of such Lender in effect at or about 10:00 a.m., Montréal time, on such day for Canadian BAs or Acceptance Notes of such Lender for a comparable term, and (ii) the CDOR Rate plus 0.10%.

“Disposition” (or similar words such as “Dispose”) means any sale, transfer, lease (other than leases or subleases in the ordinary course of business to third persons not interfering in any material respect with the business of ACT or any of its Subsidiaries), contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, either ACT’s or its Subsidiaries’ assets (including accounts receivable and Capital Securities of Subsidiaries) to any other Person (other than to another Obligor) in a single transaction or series of transactions (exclusive of licensing by an Obligor of its intellectual property to the extent it does not interfere with the ordinary course of business).

“Domestic Office” means

(a)  relative to any U.S. Facility Lender, the office of such Lender designated as its “U.S. Domestic Office” on Schedule II hereto or in a Lender Assignment Agreement, or such other office within the United States as may be designated from time to time by notice from such Lender to the U.S. Administrative Agent and ACT; and

(b)  relative to any Canadian Facility Lender, the office of such Lender designated as its “Canadian Domestic Office” on Schedule II hereto or in a Lender Assignment Agreement, or such other office within Canada as may be designated from time to time by notice from such Lender to the Canadian Administrative Agent and ACT.

“EBITDA” means, (i) in respect of the three Fiscal Quarters ending prior to the Closing Date, the amounts set forth in Schedule VII hereto, (ii) for the first Fiscal Quarter ending immediately after the Closing Date, the amount determined in accordance with the methodology set forth in Schedule VII and (iii) for any other Fiscal Quarter, the sum of (a) Net Income, plus (b) to the extent deducted in determining Net Income, the sum of (i) amounts attributable to amortization, (ii) Income Tax Expense, (iii) Interest Expense and (iv) amounts attributable to depreciation of assets.

“EBITDAR” means, for any applicable period, the sum of (a) EBITDA plus (b) Rent Expense.

“Effective Date” means the date this Agreement becomes effective pursuant to Section 11.8.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender (for so long as such Person constitutes the same), (c) an Approved Fund (for so long as such Person constitutes the same) or (d) any other Person (other than a natural Person) and, in each case, that is either a Canadian Person approved by the Canadian Administrative Agent (in the case of a potential Canadian Facility Lender) or a U.S. Person (or a Person that is otherwise able to deliver an Exemption Certificate) approved by the U.S. Administrative Agent (in the case of a potential U.S. Facility Lender), and is approved by the Issuer and each Swing Line Lender (but then only in the case of any assignment of the applicable Revolving Loan Commitment) and (if no Event of Default has occurred and is continuing on the date of such assignment), in the event the assignment would result in any material increase in the cost of the Loans (exclusive of an increase in the Discount Rate as a result of an assignment to a Lender that is not a Canadian Schedule I bank) to any Borrower, ACT (such approvals not to be unreasonably withheld or delayed).  Any material increase in such cost or, if requested by ACT, any failure to deliver an

Exemption Certificate or a similar certificate, shall be a reason sufficient for ACT not to approve such Person.

“Environmental Laws” means all applicable U.S. and Canadian federal, state, provincial or local statutes, laws, ordinances, codes, rules, regulations, by-laws and guidelines (including consent decrees and administrative orders) and common law to the extent such relate to public health and safety and protection or quality of the environment.

“Equity Issuance and Contribution” is defined in the third recital.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time.  References to Sections of ERISA also refer to any successor Sections thereto.

“Event of Default” is defined in Section 8.1.

“Event of Failure” means an “event of failure” within the meaning of Section 212(1)(b) (vii) of the Income Tax Act (Canada) which requires that an Offer to Prepay be made, failing which an Event of Default shall occur.

“Excess Cash Flow” means, for any Fiscal Year, the excess (if any), of (a) EBITDA for such Fiscal Year less (b) the sum (for such Fiscal Year) of (i) Interest Expense actually paid in cash by ACT and its Subsidiaries, (ii) voluntary and mandatory principal repayments, to the extent actually made, of Term Loans (or, in the case of clause (b) only, Revolving Loans) pursuant to clauses (a) (other than the amount of a voluntary prepayment made with Prepayment Proceeds), (b), (c) and (d) of Section 3.1.1, (iii) voluntary and mandatory repayments or prepayments (but excluding refinancings and replacements) of Indebtedness incurred under clauses (c), (e), (h) and (i) of Section 7.2.2 (provided, that if any repayment of such Indebtedness is of a “revolving” or similar nature, such amount will only be included in this clause to the extent that it is accompanied by a permanent and irrevocable reduction in the commitment to make further credit extensions under the operative agreements), (iv) all income Taxes actually paid in cash by ACT and its Subsidiaries, (v) Capital Expenditures (other than the portion of Capital Expenditures financed by a third party (other than an Affiliate of ACT or its Subsidiaries and Capital Expenditures made with the Reinvestment Amount, it being agreed that the Reinvestment Amount shall be deemed to have been applied first in such Capital Expenditures) actually made by ACT and its Subsidiaries and (vi) Investments made during such Fiscal Year pursuant to clauses (f), (h) and (j) of Section 7.2.5 (with other than the Reinvestment Amount, it being agreed that the Reinvestment Amount shall be deemed to have been applied first in such Investments), but only to the extent such Investment could not be characterized by any of the other clauses in Section 7.2.5.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exemption Certificate” is defined in clause (e) of Section 4.6.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the applicable Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Filing Agent” is defined in Section 5.1.13.

“Filing Statements” is defined in Section 5.1.13.

“Fiscal Quarter” means a fiscal quarter ending on any of the dates set forth on Schedule IV.

“Fiscal Year” means any period of twelve consecutive calendar months ending on any of the dates set forth on Schedule V hereto; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2004 Fiscal Year”) refer to the Fiscal Year ending on the date set forth on Schedule V hereto which corresponds to such Fiscal Year reference.

“Fixed Charge Coverage Ratio” means, as of the close of any Fiscal Quarter, the ratio computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters of (a) EBITDAR (for all such Fiscal Quarters) minus Capital Expenditures made during such Fiscal Quarters to (b) the sum (for all such Fiscal Quarters) of (i) cash Interest Expense (Annualized for the first three Fiscal Quarters following the Closing Date), (ii) scheduled principal repayments of Indebtedness due and (without duplication) made during such period (including repayments of the Term Loans pursuant to clauses (c) and (d) of Section 3.1.1, after giving effect to any reductions in such scheduled principal repayments attributable to any optional or mandatory prepayments of the Term Loans), (iii) Rent Expense, (iv) all Income Tax Expense actually paid (or payable) in cash by ACT and its Subsidiaries and (v) Restricted Payments declared (and, without duplication, made) for the repurchase or redemption of Capital Securities of ACT under Section 7.2.6.

“Fixed Rate Loan” means a LIBO Rate Loan or a Canadian BA.

“Floating Rate Loan” means a Canadian Prime Rate Loan or an Alternate Base Rate Loan.

“Foreign Subsidiary” means any Subsidiary that is not a U.S. Subsidiary or a Canadian Subsidiary.

“Fortress” means Fortress Credit Corporation.

“Fortress SLB” means the sale lease-back arrangement providing for the sale by certain Obligors of certain real property to Fortress, Newcastle Investment Corp. or their respective Affiliates or assignees and the subsequent lease of such real property to such Obligors.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” is defined in Section 1.4.

“Governmental Authority” means the government of Canada, the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means, collectively, ACT, each Borrower and each Subsidiary Guarantor.

“Hazardous Material” means

(a)  any “hazardous substance”, as defined by CERCLA;

(b)  any “hazardous waste”, as defined by the Resource Conservation and Recovery Act, as amended; or

(c)  any pollutant or contaminant or waste or hazardous, dangerous or toxic chemical, material or substance (including any petroleum product) within the meaning of any Environmental Laws or any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates, and cash-settled commodity contracts designed to protect a Person against fluctuations in the price of petroleum products (excluding fixed-price or similar supply agreements entered into in the ordinary course of business).

“herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in any Loan Document refer to such Loan Document as a whole and not to any particular Section, paragraph or provision of such Loan Document.

“High Yield Issuers” means, collectively, Couche-Tard U.S. and Couche-Tard Finance.

“Hostile Take-Over” means any offer to purchase all or substantially all of the voting or participating Capital Securities of a Person whose securities are traded on the floor of an exchange or other organized market, in respect of which the board of directors (or a Person having similar duties) of the targeted Person has recommended its rejection at the time of the announcement of the offer.

“Impermissible Qualification” means any qualification or exception to the opinion or certification of any independent chartered accountant as to any financial statement of ACT

(a)  which is of a “going concern” or similar nature;

(b)  which relates to the limited scope of examination of matters relevant to such financial statement; or

(c)  which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrowers to be in Default.

“including” and “include” means including without limiting the generality of any description preceding such term, and, for purposes of each Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

“Income Tax Expense” of any Person, means for any period the consolidated income taxes of such Person and its consolidated Subsidiaries for such period calculated in accordance with GAAP (or, in the case of U.S. organized Obligors, with GAAP or U.S. generally accepted accounting principles, as applicable).

“Indebtedness” of any Person means:

(a)  all obligations of such Person for borrowed money, including obligations for borrowed money evidenced by bonds, debentures, notes or similar instruments;

(b)  all obligations of such Person, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c)  all Capitalized Lease Liabilities of such Person;

(d)  all obligations of such Person secured by any Lien on any property or assets owned or held by such Person, regardless of whether the obligations secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; provided, that the amount of any Indebtedness of others that constitutes Indebtedness of such Person solely by reason of this clause shall, in the event that such Indebtedness is limited in recourse solely to such property (without recourse to such Person) be equal to the lesser of the amount of such obligation and the fair market value of the property or assets to which the Lien attaches, determined in good faith by such Person;

(e)  net Hedging Obligations of such Person;

(f)  whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services to the extent such obligations bear interest (excluding trade accounts payable in the ordinary course of business);

(g)  obligations of such Person arising under Synthetic Leases; and

(h)  all Contingent Liabilities of such Person in respect of any of the foregoing.

The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” is defined in Section 11.4.

“Indemnified Parties” is defined in Section 11.4.

“Indenture” means the Indenture, dated as of December 17, 2003, by and among the High Yield Issuers and Wells Fargo Bank Minnesota, N.A., as the trustee, as such Indenture may be amended, supplemented or otherwise modified in accordance with the terms of Section 7.2.12.

“Interest Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters of (a) EBITDA (for all such Fiscal Quarters) to (b) the sum (for all such Fiscal Quarters) of cash Interest Expense (Annualized for the first three Fiscal Quarters following the Closing Date).

“Interest Expense” means, for any applicable period, the aggregate interest expense (both accrued and paid) of ACT and its Subsidiaries, including the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense.

“Interest Period” means, (a) relative to any LIBO Rate Loan, the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan pursuant to Sections 2.3 or 2.4 and shall end on (but exclude) the day which numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in either case as the applicable Borrower may select in its relevant notice pursuant to Sections 2.3 or 2.4 and (b) relative to any Canadian BA or Acceptance Note, the period beginning on (and including) the date on which such Canadian BA is accepted or rolled over pursuant to Section 2.4 or such Acceptance Note is issued pursuant to Section 2.8.3 and continuing to (but excluding) the date which is approximately 30, 60, 90 or 180 days thereafter as any applicable Canadian Borrower may select in its relevant notice pursuant to Section 2.3 or 2.4; provided, that

(a)  the Borrowers shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than ten different dates;

(b)  if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and

(c)  no Interest Period for any Loan may end later than the Stated Maturity Date for such Loan.

“Investment” means, relative to any Person,

(a)  any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person; and

(b)  any Capital Securities held by such Person in any other Person.

The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

“ISP Rules” is defined in Section 11.9.

“Issuance Request” means a Letter of Credit request and certificate substantially in the form of Exhibit B-3 hereto.

“Issuer” means National Bank of Canada or any other Lenders consented to by ACT in accordance with the terms of Section 2.6.

“Lender Assignment Agreement” means an assignment agreement substantially in the form of Exhibit H hereto.

“Lender Party” means, as the context may require, each Lender, each Arranger and each Agent.

“Lenders” is defined in the preamble.

“Lender’s Environmental Liability” means any and all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), disbursements or expenses of any kind or nature whatsoever (including reasonable attorneys’ fees at trial and appellate levels and experts’ fees and disbursements and expenses incurred in investigating, defending against or prosecuting any litigation, claim or proceeding) which may at any time be imposed upon, incurred by or asserted or awarded against any Agent, any Lender or any Issuer or any of such Person’s Affiliates, shareholders, directors, officers, employees, and agents in connection with or arising from any Loan Document (including the Lenders’ exercise of remedies thereunder), any Credit Extension or any other matter contemplated herein, in each case, to the extent relating to:

(a)  any Hazardous Material on, in, under or affecting all or any portion of any property of ACT or any of its Subsidiaries, the groundwater thereunder, or any surrounding areas thereof to the extent caused by Releases from ACT’s or any of its Subsidiaries’ or any of their respective predecessors’ properties;

(b)  any misrepresentation, inaccuracy or breach of any warranty contained or referred to in Section 6.12;

(c)  any violation, or claim of violation, by ACT or any of its Subsidiaries of any Environmental Laws; or

(d)  the imposition of any lien for damages caused by, or the recovery of any costs for, the cleanup, release or threatened release of Hazardous Material by ACT or any of its Subsidiaries, or in connection with any property owned or formerly owned by ACT or any of its Subsidiaries.

“Letter of Credit” means, as the context may require, a Canadian Letter of Credit or a U.S. Letter of Credit.

“Letter of Credit Commitment” means, as the context may require, the Canadian Letter of Credit Commitment or the U.S. Letter of Credit Commitment.

“Letter of Credit Commitment Amount” means, as the context may require, the Canadian Letter of Credit Commitment Amount or the U.S. Letter of Credit Commitment Amount.

“Letter of Credit Outstandings” means, as the context may require, the Canadian Letter of Credit Outstandings or the U.S. Letter of Credit Outstandings.

“Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) (i) Total Debt outstanding on the last day of such Fiscal Quarter less (ii) (but only to the extent of principal outstanding on Revolving Loans on the date of determination) Cash In Transit to (b) EBITDA computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters.

“LIBO Rate” means,

(a)  relative to any Interest Period for Canadian Term Loans and Revolving Loans denominated in U.S. Dollars and maintained as LIBO Rate Loans, the rate of interest equal to the average (rounded upwards, if necessary, to the nearest 1/16 of 1%) of the rates per annum at which U.S. Dollar deposits in immediately available funds are offered to the Canadian Administrative Agent’s LIBOR Office in the London interbank market as published on Telerate page 3750 as at or about 11:00 a.m. London, England time two

Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, and in an amount equal to the amount of the LIBO Rate Loan and for a period equal to such Interest Period; and

(b)  relative to any Interest Period for U.S. Term Loans maintained as LIBO Rate Loans, the rate of interest equal to the average (rounded upwards, if necessary, to the nearest 1/16 of 1%) of the rates per annum at which U.S. Dollar deposits in immediately available funds are offered to the U.S. Administrative Agent’s LIBOR Office in the London interbank market as published on Telerate page 3750 as at or about 11:00 a.m. London, England time two Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, and in an amount equal to the amount of the LIBO Rate Loan and for a period equal to such Interest Period.

“LIBO Rate Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a rate of interest determined by reference to the LIBO Rate (Reserve Adjusted).

“LIBO Rate (Reserve Adjusted)” means, relative to any Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period, the LIBO Rate or, in the case of a Lender for which the LIBOR Reserve Percentage is actually applicable, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

LIBO Rate	=	LIBO Rate
(Reserve Adjusted)		1.00 - LIBOR Reserve Percentage

The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be determined, in the case of Canadian Term Loans and Revolving Loans maintained as LIBO Rate Loans, by the Canadian Administrative Agent and, in the case of U.S. Term Loans maintained as LIBO Rate Loans, by the U.S. Administrative Agent, in each case on the basis of the LIBOR Reserve Percentage in effect two Business Days before the first day of such Interest Period.

“LIBOR Office” means, relative to any Lender, (a) the office of such Lender designated as such on Schedule II hereto or designated in the Lender Assignment Agreement pursuant to which such Lender became a Lender hereunder or (b) such other office of a Lender as shall be so designated from time to time by notice from such Lender to ACT and the applicable Administrative Agent, which shall be making or maintaining LIBO Rate Loans of such Lender in such Currency hereunder.

“LIBOR Reserve Percentage” means, relative to any Interest Period for LIBO Rate Loans, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (to the extent actually assessed, including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of or including

“Eurocurrency Liabilities”, as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other similar priority or preferential arrangement of any kind or nature whatsoever, to secure payment of a debt or performance of an obligation.

“Loan” means, as the context may require, a Revolving Loan, a Term Loan or a Swing Line Loan of any type and shall include, without limitation, all Canadian BAs in respect of which any Lender has not received payout in full.  References herein to the “principal amount” of a Loan shall, when referring to a Canadian BA, mean the stated face amount thereof.

“Loan Documents” means, collectively, this Agreement, the Notes, the Letters of Credit, the Acceptance Notes, the Canadian BAs, the Administrative Agent Fee Letters, each Rate Protection Agreement, the Arranger Fee Letter, the ACT Guaranty, the U.S. Subsidiary Guaranty, the Canadian Subsidiary Guaranty, each Security Document, each other agreement pursuant to which the Collateral Agent is granted a Lien to secure the Obligations, each Compensation Agreement, and each other agreement, certificate, document or instrument delivered in connection with any Loan Document, whether or not specifically mentioned herein or therein.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, properties or prospects of ACT and its Subsidiaries taken as a whole, (b) the rights and remedies of the Lender Parties under the Loan Documents or (c) the ability of any Obligor to perform its Obligations under any Loan Document in any material respect.

“Material Subsidiary” means at any date, each Subsidiary of ACT (i) the EBITDA of which, together with that of its Subsidiaries, on a consolidated basis, constitutes 5% or more of the consolidated EBITDA of ACT and its Subsidiaries for the then most recently ended Fiscal Quarter, (ii) the assets of which, together with those of its Subsidiaries, on a consolidated basis, from time to time constitute 5% or more of the consolidated assets of ACT and its Subsidiaries as of the end of the then most recently ended Fiscal Quarter or (iii) the gross revenue of which, together with that of its Subsidiaries, on a consolidated basis, constitutes 5% or more of the consolidated gross revenue of ACT and its Subsidiaries for the then most recently ended Fiscal Quarter.

“Maximum Amount” is defined in Section 3.1.2.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, deed of trust, deed of hypothec or agreement executed and delivered by any Obligor in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the requirements of this Agreement, in each case in form and substance reasonably satisfactory to the Administrative Agents, under which a Lien is granted on the real property and fixtures described therein, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

“Net Casualty Proceeds” means, with respect to any Casualty Event, the amount of any cash insurance proceeds or condemnation or expropriation awards received by ACT or any of its Subsidiaries in connection with such Casualty Event in excess of $1,000,000 for any Casualty Event (net of all collection expenses thereof), but excluding any proceeds or awards required to be paid to a creditor (other than the Lenders) which holds any Permitted Lien on the property which is the subject of such Casualty Event which has priority over the Liens securing payment of the Obligations.

“Net Debt Proceeds” means, with respect to the incurrence, sale or issuance of any Indebtedness permitted by clause (g)(ii) or (g)(iii) of Section 7.2.2, the gross cash proceeds received by ACT or any of its Subsidiaries from such incurrence, sale or issuance less the sum of all commissions and legal, investment banking, brokerage, accounting, consulting and other fees and expenses incurred in connection with such incurrence, sale or issuance (and, in each case, paid to other than an Affiliate of ACT).

“Net Disposition Proceeds” means the gross cash proceeds received by ACT or any of its Subsidiaries from any Disposition (including by way of the Permitted Sale-Leaseback or Permitted Store Closures) pursuant to clauses (a)(iii), (b) or (c) of Section 7.2.11 and any cash payment received in respect of promissory notes or other non-cash consideration delivered to ACT or its Subsidiaries in respect thereof, less the sum of (a) all commissions and legal, investment banking, brokerage, accounting, consulting and other fees and expenses incurred in connection with such Disposition, in each case paid to other than an Affiliate of ACT, (b) all taxes in connection with such Disposition actually paid in cash, or estimated by ACT in good faith and using reasonable assumptions to be payable in cash within the then occurring (or immediately succeeding) Fiscal Year and for which adequate reserves in accordance with GAAP shall have been set aside on its books, and (c) payments made by ACT or its Subsidiaries to retire Indebtedness (other than the Loans) where payment of such Indebtedness is required in connection with such Disposition; provided, that if the amount of any estimated taxes pursuant to clause (b) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition or if ACT or any Subsidiary knows (or has reason to know) that it has overestimated the amount of taxes that will be required to be paid within such Fiscal Year (or the immediately succeeding Fiscal Year, as applicable), then the aggregate amount of such excess shall constitute Net Disposition Proceeds and if the amount of any estimated taxes pursuant to clause (b) is less than the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such difference shall be deducted from outstanding Net Disposition Proceeds.

“Net Equity Proceeds” means with respect to the sale or issuance after the Closing Date by ACT to any Person of its Capital Securities, warrants or options or the exercise of any such warrants or options (other than options under the management stock option plan, as amended, supplemented, amended and restated or otherwise modified from time to time, and Capital Securities issued as a result of the exercise of options thereunder), the gross cash proceeds received by ACT from such sale, exercise or issuance, less all underwriting commissions and legal, investment banking, brokerage, accounting, consulting and other fees and expenses incurred in connection with such sale or issuance, in each case which have not been paid to Affiliates of ACT in connection therewith.

“Net Income” means, for any period, the aggregate of all amounts (exclusive of all amounts in respect of any extraordinary gains and non-cash extraordinary losses) which would be included as net income on the consolidated financial statements of ACT and its Subsidiaries for such period; provided, that (i) in any jurisdiction in which (in the case of other than a Guarantor) there is any legal, regulatory or other prohibition on the payments of dividends or distributions, only the amount of cash dividends and distributions actually received by ACT from a Subsidiary in such jurisdiction shall be included and (ii) Net Income of any Person that is accounted for during such period by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions actually paid in cash to ACT or a Subsidiary during such period.

“Non-Excluded Taxes” means any Taxes, other than Taxes imposed on net income, or capital and franchise Taxes imposed with respect to any Secured Party by any Governmental Authority in the jurisdiction in which such Secured Party is organized or in which it maintains its applicable lending office.

“Non-Financial LG” means any performance bond, warranty and indemnity, performance stand-by letter of credit or letter of guarantee and any other similar instrument, the purpose of which is to support particular performance of non-financial or commercial contracts or undertakings or guarantee the repayment of deposits or prepayments in cases of non-performance of non-financial obligations.

“Non-U.S. Lender” means any Lender that is not a “United States person”, as defined under Section 7701(a)(30) of the Code.

“Note” means, as the context may require, a Canadian Revolving Note, a U.S. Revolving Note, a Canadian Term Note, a U.S. Term Note, a Canadian Swing Line Note or a U.S. Swing Line Note.

“Notional BA Proceeds” means, relative to a Canadian BA, an amount (rounded to the nearest whole cent, and with one-half of one cent being rounded up) calculated by the Canadian Administrative Agent by multiplying:

(a)  the face amount of such Canadian BA, by

(b)  the price, where the price is determined by dividing one by the sum of one plus the product of:

(i)  the Discount Rate (expressed as a decimal); and

(ii)  a fraction, the numerator of which is the number of days in the term of such Canadian BA and the denominator of which is 365;

with the price as so determined being rounded up or down to the fifth decimal place and .000005 being rounded up;

and by deducting from the amount resulting from the calculation set forth above an acceptance fee calculated at the rate per annum, on the basis of a year of 365 days, equal to the Applicable Canadian BA Stamping Fee on the face amount of such Canadian BA for its term, being the actual number of days in the period commencing on the date of acceptance of such Canadian BA and continuing to (but excluding) the maturity date of such Canadian BA, such acceptance fee to be non-refundable and fully earned when due.

“Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of each Borrower and each other Obligor arising under or in connection with a Loan Document, including Reimbursement Obligations and the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding of the type described in Section 8.1.9, whether or not allowed in such proceeding) on the Loans.

“Obligor” means, as the context may require, ACT, each Borrower and each Subsidiary Guarantor.

“Offer to Prepay” means a request delivered by the U.S. Term Loan Borrower to the U.S. Administrative Agent substantially in the form of Exhibit K hereto.

“Organic Document” means, relative to any Obligor, as applicable, its certificate of incorporation, constating documents, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all unanimous shareholder agreements, voting trusts and similar arrangements applicable to any of such Obligor’s partnership interests, limited liability company interests or authorized shares of Capital Securities.

“Other Taxes” means any and all stamp, documentary or similar Taxes, or any other excise or property Taxes or similar levies that arise on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of any Loan Document.

“Overdraft Obligations” means, as the context may require, Canadian Overdraft Obligations and U.S. Overdraft Obligations.

“Participant” is defined in Section 11.11.

“Patriot Act”  means the USA Patriot Act of 2001, 31 U.S.C. §5318.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Percentage” means, as the context may require, any Lender’s Canadian Revolving Loan Percentage, U.S. Revolving Loan Percentage, Canadian Term Loan Percentage or U.S. Term Loan Percentage.

“Permitted Acquisition” means an acquisition (whether pursuant to an acquisition of Capital Securities, assets or otherwise) by ACT or any of its Subsidiaries from any Person of a business in which the following conditions are satisfied:

(a)  immediately before and after giving effect to such acquisition no Default shall have occurred and be continuing or would result therefrom (including under Section 7.2.1); and

(b)  if the purchase price for such acquisition exceeds $25,000,000, ACT shall have delivered to the Administrative Agents a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding such acquisition (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 7.1.1) giving pro forma effect to the consummation of such acquisition and evidencing compliance with the covenants set forth in Section 7.2.4 (provided, that with respect to any acquisition having a purchase price (including cash and the fair market value of non-cash consideration) in excess of $25,000,000, the Adjusted Leverage Ratio shall be 0.25 less than the applicable covenant level set forth in clause (b) of Section 7.2.4).

“Permitted Holders” means (i) Alain Bouchard, (ii) Richard Fortin, (iii) Réal Plourde and (iv) Jacques D’Amours, (v) the spouse, children or other lineal descendants (whether adoptive or biological) of any individual named in clauses (i) through (iv) above, (vi) any revocable or irrevocable intervivos or testamentary trust or the probate estate of any individual named in clauses (i) through (v) above, so long as one or more of the foregoing individuals named in clauses (i) through (v) above is the principal beneficiary of such trust or probate estate, and (vii) any Person all of the Capital Securities of which are held, directly or indirectly, by, or for the benefit of, one or more of the foregoing individuals or trusts specified in clause (i) through (vi) above.

“Permitted Liens” is defined in Section 7.2.3.

“Permitted Sale-Leaseback” means a sale-leaseback by ACT or any of its Subsidiaries in which the following conditions are satisfied:

(a)  it shall be consummated within four months following the Closing Date;

(b)  the fee owned properties that will be subject to such Permitted Sale-Leaseback shall be located in the U.S. and selected from the list of locations set forth in Item (a) of Schedule III hereto;

(c)  not more than $330,000,000 (in the aggregate) in value (as reasonably determined by an appraisal firm reasonably satisfactory to the Arrangers (in the case of the Fortress SLB) and an appraisal undertaken in conjunction with such transaction by Realty Income (or its Affiliate) (in the case of the Realty Income SLB)) of properties shall be the subject of all Permitted Sale-Leasebacks; and

(d)  such Permitted Sale-Leaseback shall otherwise be on terms and conditions reasonably satisfactory to the Arrangers.

“Permitted Store Closure”  means any sale, transfer, conveyance or closure of (in a single transaction or series of transactions) any of the properties (or leaseholds in respect thereof) set forth in Item (b) of Schedule III hereto (together with all fixtures thereon).

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“PPSA” means the Personal Property Security Act, as in effect from time to time in Ontario, Alberta, Saskatchewan, Manitoba, British Columbia, Northwest Territories and Nova Scotia and similar legislation in any other province of Canada where collateral is located.

 “Prepayment Proceeds” is defined in Section 3.1.2.

“Purchase Agreement” is defined in the first recital.

“Quarterly Payment Date” means the dates set forth in Schedule IV hereto, or, if any such day is not a Business Day, the next succeeding Business Day.

“Québec Security Agreements” means, collectively, the Deed of Hypothec, the Movable Hypothec, the Demand Bond and the related agreements executed and delivered by ACT and each Obligor which is headquartered or has tangible personal property in the Province of Québec, substantially in the form of Exhibit G-1 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Rate Protection Agreement” means, collectively, any interest rate swap, cap, collar or similar agreement entered into by ACT or any of its Subsidiaries under which the counterparty of such agreement is (or at the time such agreement was entered into, was) a Lender or an Affiliate of a Lender.

“Realty Income” means Realty Income Corporation.

“Realty Income SLB” means the sale lease-back arrangement providing for the sale by certain Obligors of certain real property to Realty Income or its Affiliates or assigns and the subsequent lease of such real property to such Obligors.

“Refinancing” is defined in the second recital.

“Refunded Swing Line Loans” is defined in clause (c) of Section 2.3.2.

“Register” means, as the context may require, the Canadian Register or the U.S. Register.

“Reimbursement Obligation” is defined in Section 2.6.3.

“Reinvestment Amount” is defined in clause (f) of Section 3.1.1.

“Release” means a “release”, as such term is defined in CERCLA or the Canadian Environmental Protection Act of 1999.

“Rent Expense” means, for any period, the aggregate amount of basic rent payable in cash (and, if the aggregate amount of contingent rental payments exceeds 1.5% of basic rental payments in any applicable period, such excess amount of contingent rental payments) by ACT and its Subsidiaries for such period with respect to leases of real property (excluding amounts in respect of taxes, maintenance, repairs, replacements, insurance, utility payments and similar items in the case of gross leases).

“Required Lenders” means, at any time, Lenders holding more than 50% of the Total Exposure Amount.

“Reset Date” means the date of delivery of the Compliance Certificate (pursuant to clause (c) of Section 7.1.1) in respect of the second full Fiscal Quarter ended after the Closing Date.

“Resource Conservation and Recovery Act” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.

“Restricted Payment” means the declaration or payment of any dividend (other than dividends payable solely in Capital Securities of ACT or any Subsidiary) on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Securities of ACT or any Subsidiary or any warrants or options to purchase any such Capital Securities, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property, obligations of ACT or any Subsidiary or otherwise.

“Revolving Loan” means, as the context may require, a Canadian Revolving Loan or a U.S. Revolving Loan.

“Revolving Loan Commitment” means, as the context may require, the Canadian Revolving Loan Commitment or the U.S. Revolving Loan Commitment.

“Revolving Loan Commitment Amount” means, as the context may require, the Canadian Revolving Loan Commitment Amount or the U.S. Revolving Loan Commitment Amount.

“Revolving Loan Commitment Termination Date” means, as the context may require, the Canadian Revolving Loan Commitment Termination Date or the U.S. Revolving Loan Commitment Termination Date.

“Revolving Loan Lender” means, as the context may require, a Canadian Revolving Loan Lender or a U.S. Revolving Loan Lender.

“Revolving Loan Percentage” means, as the context may require, the Canadian Revolving Loan Percentage or the U.S. Revolving Loan Percentage.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Sale Lease-Back Documents” means, collectively, the material agreements executed and delivered in connection with the Fortress SLB and the Realty Income SLB and all other material agreements executed and delivered in connection with any arrangement providing for the sale or transfer by an Obligor of any property hereafter acquired to a Person and the subsequent lease or rental of such property or other similar property to an Obligor from such Person.

“SEC” means the Securities and Exchange Commission.

“Secured Parties” means, collectively, the Lenders, the Issuers, the Agents, the Arrangers, each counterparty to a Rate Protection Agreement that is (or at the time such Rate Protection Agreement was entered into, was) a Lender or an Affiliate thereof, and, in each case, each of their respective successors, transferees and assigns.

“Security Agreements” means, as the context may require, the U.S. Borrower Pledge and Security Agreement, the Canadian Borrower Pledge and Security Agreement, the Canadian Subsidiary Pledge and Security Agreement, the U.S. Subsidiary Pledge and Security Agreement, the Québec Security Agreements and the Bank Act Agreements, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

“Security Document” means, collectively, each Security Agreement and each Mortgage, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

“Seller” is defined in the first recital.

“Senior Secured Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Total Debt (excluding all Indebtedness that is unsecured or, if secured, is contractually subordinated to the payment of the Obligations upon terms satisfactory to the Arrangers) outstanding on the last day of such Fiscal Quarter on an aggregated basis less (but only to the extent of principal outstanding on Revolving Loans on the date of determination) Cash In Transit to (b) EBITDA computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters.

“Shares” is defined in the first recital.

“Solvent” means, with respect to any Person and its Subsidiaries on any date of determination, that on such date (a) the fair value of the property of such Person and its Subsidiaries on a consolidated basis is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries on a consolidated basis, (b) the present fair salable value of the assets of such Person and its Subsidiaries on a consolidated basis is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it or its Subsidiaries will, incur debts or liabilities beyond the ability of such Person and its Subsidiaries to pay as such debts and liabilities mature, and (d) such Person and its Subsidiaries on a consolidated basis is not engaged in business or a transaction, and such Person and its Subsidiaries on a consolidated basis is not about to engage in a business or a transaction, for which the property of such Person and its Subsidiaries on a consolidated basis would constitute an unreasonably small capital.  The amount of Contingent Liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

“Stated Amount” means, on any date and with respect to a particular Letter of Credit, the total amount then available to be drawn under such Letter of Credit.

“Stated Expiry Date” is defined in Section 2.6.

“Stated Maturity Date” means

(a)  with respect to all Canadian Term Loans, December 17, 2008;

(b)  with respect to all U.S. Term Loans, December 17, 2010; and

(c)  with respect to all Revolving Loans and Swing Line Loans, December 17, 2008.

“Subordinated Debt” means, as the context may require, (i) the unsecured subordinated Indebtedness of the High Yield Issuers evidenced by the Subordinated Notes and (ii) other unsecured subordinated Indebtedness incurred pursuant to clauses (g)(ii), (g)(iii) or (g)(iv) of Section 7.2.2.

“Subordinated Debt Documents” means, the Indenture and the note purchase agreements, promissory notes, guarantees, and other instruments and agreements delivered in connection therewith, as amended, supplemented, amended and restated or otherwise modified in accordance with Section 7.2.12.

“Subordinated Notes” is defined in the third recital.

“Subordination Provisions” is defined in Section 8.1.11.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.  Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of ACT and shall include ACT Financial Trust and Circle K Corp. and its Subsidiaries.

“Subsidiary Guarantor” means each Subsidiary that has executed and delivered the U.S. Subsidiary Guaranty or the Canadian Subsidiary Guaranty.

“Swing Line Lender” means, as the context may require and subject to the terms of this Agreement, the Canadian Swing Line Lender or the U.S. Swing Line Lender.

“Swing Line Loan” means, as the context may require, a Canadian Swing Line Loan or a U.S. Swing Line Loan.

“Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a capital lease in accordance with GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.

“Target Date”  means, the first day after the fifth anniversary of the Closing Date.

“Taxes” means all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

“Term Loan” means, as the context may require, a Canadian Term Loan or a U.S. Term Loan.

“Termination Date” means the date on which all Obligations have been paid in full in cash, all Letters of Credit and all Canadian BAs have been terminated or expired (or been Cash Collateralized), and all Commitments shall have terminated, other than Rate Protection Agreements which do not terminate upon the repayment of the Loans and those obligations which by the terms of the Loan Documents are intended to survive the repayment of the Loans.

“Terrorism Laws” means any of the following:

(a)  Executive Order 13224 issued by the President of the United States of America;

(b)  the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations);

(c)  the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations);

(d)  the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations);

(e)  all other present and future legal requirements of any Governmental Authority addressing, relating to, or attempting to eliminate, terrorist acts and acts of war;

(f)  any regulations promulgated pursuant to any of the foregoing or pursuant to any legal requirement governing terrorist acts and acts of war; and

(g)  the Patriot Act.

“Threshold Amount” is defined in clause (f) of Section 3.1.1.

“Total Debt” means, on any date, the outstanding principal amount of all Indebtedness of ACT and its Subsidiaries of the type referred to in clause (a), clause (b), clause (c), clause (f) and clause (g), in each case of the definition of “Indebtedness” (exclusive of intercompany Indebtedness between and among ACT and its Subsidiaries).

“Total Exposure Amount” means, on any date of determination (and without duplication), the outstanding principal amount of all Loans, the aggregate amount of all Letter of Credit Outstandings and the unfunded amount of the Commitments; provided, that with respect to any of the foregoing denominated in Canadian Dollars, calculated at the U.S. Dollar Equivalent thereof.

“Trademark Security Agreement” means any Trademark Security Agreement in substantially in the form of Exhibit B to any Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Transaction” means, collectively, (a) the Acquisition, (b) the Refinancing, (c) ACT’s receipt of no less than C$223,600,000, representing the proceeds of the Equity Issuance and Contribution, (d) the receipt by the High Yield Issuers of the gross cash proceeds from the issuance of the Subordinated Notes, (e) the making by the Lenders of the initial Credit Extensions and (f) each of the other transactions contemplated hereby and consummated on the Closing Date.

“Transaction Documents” means, the Purchase Agreement and all exhibits and schedules thereto, collectively, in each case as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with Section 7.2.12.

“Transaction Expenses” means the aggregate amount of fees and expenses payable as a result of, and in connection with, the Transaction.

“type” means, relative to any Loan, the portion thereof, if any, being maintained as a Floating Rate Loan or a Fixed Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that if, with respect to any Filing Statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any Filing Statement relating to such perfection or effect of perfection or non-perfection.

“Underperforming Store” means any store owned or leased by ACT or its Subsidiaries in which the annual income as determined by ACT using reasonable methods (but before giving effect to general and administrative expenses) is less than $70,000.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“U.S. Administrative Agent” is defined in the preamble.

“U.S. Base Rate” means, at any time, the rate of interest per annum publicly announced or established from time to time by the U.S. Administrative Agent or the U.S. branch or agency of the Canadian Administrative Agent, as applicable, as its base rate for loans in U.S. Dollars loaned in the United States.  The U.S. Base Rate is not intended to be the lowest rate of interest charged by such Administrative Agent in connection with extensions of credit.

“U.S. Borrower Pledge and Security Agreement” means the Pledge and Security Agreement executed and delivered by each of the U.S. Borrowers, substantially in the form of Exhibit G-4 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“U.S. Borrowers” means, collectively, the U.S. Revolving Loan Borrowers and the U.S. Term Loan Borrower.

“U.S. Dollar” and “$” each mean lawful currency of the United States.

“U.S. Dollar Equivalent” means, on any date of determination, the equivalent in U.S. Dollars of any value or sum denominated in Canadian Dollars using the rate of exchange quoted by the Bank of Canada on the Business Day preceding the day as of which any determination of such rate is required to be made under the terms hereof, as the noon mid-market spot rate for conversions of Canadian Dollars into U.S. Dollars.

“U.S. Facility Lender” is defined in the preamble.

“U.S. Letter of Credit” is defined in clause (b) of Section 2.1.2.

“U.S. Letter of Credit Commitment” means the Issuer’s obligation to issue U.S. Letters of Credit pursuant to Section 2.1.2.

“U.S. Letter of Credit Commitment Amount” means, on any date, a maximum amount of $30,000,000, as such amount may be permanently reduced from time to time pursuant to Section 2.2.

“U.S. Letter of Credit Outstandings” means, on any date, an amount equal to the sum of (a) the then aggregate amount which is undrawn and available under all issued and outstanding U.S. Letters of Credit, and (b) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations in respect of such U.S. Letters of Credit.

“U.S. Loan” means, as the context may require, a U.S. Revolving Loan, a U.S. Term Loan or a U.S. Swing Line Loan.

“U.S. Netting Parties” refers collectively to the U.S. Borrowers and any of their U.S. Affiliates which are or shall become party to the Compensation Agreements from time to time.

“U.S. Operating Accounts” means the accounts maintained by the U.S. Netting Parties with the U.S. Swing Line Lender for the purpose of their day-to-day operations and transactions.

“U.S. Overdraft Obligations” is the collective reference to the obligations of the U.S. Netting Parties to pay to the U.S. Swing Line Lender any amount due under the Compensation Agreements.

“U.S. Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which any Borrower or any corporation, trade or business that is, along with such Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“U.S. Person”  means any Person that is a “United States person”, as defined under Section 7701(a)(30) of the Code.

“U.S. Prime Rate” means, at any time, the rate of interest per annum publicly announced or established from time to time by the Canadian Administrative Agent as its reference rate for loans in U.S. Dollars loaned in Canada.  The U.S. Prime Rate is not intended to be the lowest rate of interest charged by the Canadian Administrative Agent in connection with extensions of credit.

“U.S. Register” is defined in clause (c) of Section 2.7.

“U.S. Revolving Loan Borrower” is defined in clause (b) of Section 2.1.1.

“U.S. Revolving Loan Commitment” means, relative to any Lender, such Lender’s obligation (if any) to make U.S. Revolving Loans pursuant to clause (b) of Section 2.1.1 in accordance with its U.S. Revolving Loan Percentage.

“U.S. Revolving Loan Commitment Amount” means, on any date, $75,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

“U.S. Revolving Loan Commitment Termination Date” means the earliest of

(a)  December 31, 2003 (if the initial Credit Extension has not occurred on or prior to such date);

(b)  December 17, 2008;

(c)  the date on which the U.S. Revolving Loan Commitment Amount is terminated in full or reduced to zero pursuant to the terms of this Agreement; and

(d)  the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described above, the U.S. Revolving Loan Commitments shall terminate automatically and without any further action.

“U.S. Revolving Loan Lender” is defined in clause (b) of Section 2.1.1.

“U.S. Revolving Loan Percentage” means, relative to any Lender, the applicable percentage relating to U.S. Revolving Loans set forth opposite its name on Schedule II hereto under the U.S. Revolving Loan Commitment column or set forth in a Lender Assignment Agreement under the U.S. Revolving Loan Commitment column, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its Assignee Lender and delivered pursuant to Section 11.11.  A Lender shall not have any U.S. Revolving Loan Commitment if its percentage under the U.S. Revolving Loan Commitment column is zero.

“U.S. Revolving Loans” is defined in clause (b) of Section 2.1.1.

“U.S. Revolving Note” means a promissory note payable to any U.S. Revolving Loan Lender, in the form of Exhibit A-2 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness hereunder of the applicable U.S. Borrowers to such U.S. Revolving Loan Lender resulting from outstanding U.S. Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

 “U.S. Subsidiary” means any Subsidiary that is incorporated or organized under the laws of the United States.

“U.S. Subsidiary Guarantor” means each U.S. Subsidiary which has executed and delivered the U.S. Subsidiary Guaranty (or a supplement thereto).

“U.S. Subsidiary Guaranty” means the subsidiary guaranty executed and delivered by each U.S. Subsidiary pursuant to the terms of this Agreement substantially in the form of

Exhibit F-3 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“U.S. Subsidiary Pledge and Security Agreement” means the Pledge and Security Agreement executed and delivered by each Subsidiary Guarantor that is a U.S. Subsidiary, substantially in the form of Exhibit G-5 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“U.S. Swing Line Lender” means, any of Bank of America, N.A., Bank One, N.A. or Wachovia Bank, National Association., as determined by ACT in a notice to the Agents and acknowledged by such Person in accordance with Section 2.1.1 hereof.

“U.S. Swing Line Loan” is defined in clause (d) of Section 2.1.1.

“U.S. Swing Line Loan Commitment” is defined in clause (d) of Section 2.1.1.

“U.S. Swing Line Loan Commitment Amount” means, on any date, $10,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

“U.S. Swing Line Note” means, if requested by the U.S. Swing Line Lender, a promissory note payable to the U.S. Swing Line Lender, in the form of Exhibit A-6 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness hereunder of the applicable U.S. Borrowers to the U.S. Swing Line Lender resulting from outstanding U.S. Swing Line Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“U.S. Term Loan Borrower” is defined in clause (b) of Section 2.1.3.

“U.S. Term Loan Borrowing Request” means a U.S. Term Loan request and certificate duly executed by an Authorized Officer of any applicable U.S. Borrower substantially in the form of Exhibit B-2 hereto.

“U.S. Term Loan Commitment” means, relative to any Lender, such Lender’s obligation (if any) to make U.S. Term Loans pursuant to clause (b) of Section 2.1.3 in accordance with its U.S. Term Loan Percentage.

“U.S. Term Loan Commitment Amount” means, on any date, $245,000,000.

“U.S. Term Loan Commitment Termination Date” means the earliest of

(a)  December 31, 2003 (if the U.S. Term Loans have not been made on or prior to such date);

(b)  the Closing Date (immediately after the making of the U.S. Term Loans on such date); and

(c)  the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described above, the U.S. Term Loan Commitments shall terminate automatically and without any further action.

“U.S. Term Loan Continuation/Conversion Notice” means a notice of continuation or conversion (in respect of U.S. Term Loans) and certificate duly executed by an Authorized Officer of the applicable U.S. Borrower substantially in the form of Exhibit C-2 hereto.

“U.S. Term Loan Lender” means any Lender that has a U.S. Term Loan Commitment or that holds a U.S. Term Loan.

“U.S. Term Loan Percentage” means, relative to any Lender, the applicable percentage relating to U.S. Term Loans set forth opposite its name on Schedule II hereto under the U.S. Term Loan Commitment column or set forth in a Lender Assignment Agreement under the U.S. Term Loan Commitment column, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its Assignee Lender and delivered pursuant to Section 11.11.  A Lender shall not have any U.S. Term Loan Commitment if its percentage under the U.S. Term Loan Commitment column is zero.

“U.S. Term Loans” is defined in clause (b) of Section 2.1.3.

“U.S. Term Note” means a promissory note payable to any U.S. Term Loan Lender, in the form of Exhibit A-4 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness hereunder of the applicable U.S. Borrowers to such U.S. Term Loan Lender resulting from outstanding U.S. Term Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“U.S. Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA.

“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“wholly-owned Subsidiary” means any Subsidiary all of the outstanding Capital Securities of which (other than any director’s qualifying shares or investments by individuals mandated by applicable laws) is owned directly or indirectly by ACT.

SECTION 1.2.  Use of Defined Terms.  Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document and the Disclosure Schedule.

SECTION 1.3.  Cross-References.  Unless otherwise specified, references in a Loan Document to any Article or Section are references to such Article or Section of such Loan Document, and references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

SECTION 1.4.  Accounting and Financial Determinations.  Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 7.2.4 and the definitions used in such calculations) shall be made, in accordance with those Canadian generally accepted accounting principles (“GAAP”) as in effect from time to time (provided that the parties hereto agree to negotiate in good faith in order to amend the financial covenants and other terms of this Agreement if there occur any changes in GAAP that have a material effect on the financial statements of ACT and its Subsidiaries, so as to equitably reflect such changes with the desired result that the criteria for evaluating the financial condition of ACT and its Subsidiaries and such other terms shall be the same in all material respects after such changes as if the changes had not been made.  Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for ACT and its Subsidiaries, in each case without duplication.   For the purposes of determining any threshold amount forming any part of any representation or warranty, covenant or Event of Default, all relevant amounts denominated in Canadian Dollars shall be calculated, as of such time of determination, at the U.S. Dollar Equivalent thereof.  Each calculation of the U.S. Dollar Equivalent of any amounts denominated in Canadian Dollars shall constitute prima facie evidence thereof.  For purposes of determining the financial covenants set forth in Section 7.2.4 (and any financial calculations required to be made or included within such ratios), and for purposes of any Compliance Certificate to be delivered pursuant to clause (b) of the definition of “Permitted Acquisition”, the calculation of such ratios shall include or exclude, as the case may be, the effect of any assets or businesses that have been acquired or Disposed of by ACT or any of its Subsidiaries (including through mergers or consolidations), as determined in good faith (using reasonable assumptions) by ACT on a pro forma basis, for the period of four Fiscal Quarters ended immediately prior to the date of determination of any such ratios as if such acquisition or Disposition had occurred on such first day of such four Fiscal Quarters period, but in each case calculated in accordance with Regulation S-X of the Securities Act of 1933, as amended, for the period of four Fiscal Quarters ended on or immediately prior to the date of determination of any such ratios.

ARTICLE II
COMMITMENTS, BORROWING AND ISSUANCE
PROCEDURES, NOTES AND LETTERS OF CREDIT

SECTION 2.1.  Commitments.  On the terms and subject to the conditions of this Agreement, the Lenders and the Issuers severally agree to make Credit Extensions as set forth below.

SECTION 2.1.1.  Revolving Loan Commitments and Swing Line Loan Commitments.  From time to time on any Business Day occurring from and after the Effective Date but prior to the applicable Revolving Loan Commitment Termination Date,

(a)  each Lender that has a Canadian Revolving Loan Commitment (each a “Canadian Revolving Loan Lender”) agrees that it will make loans (relative to such Lender, its “Canadian Revolving Loans”) denominated in Canadian Dollars or U.S. Dollars to, or accept Canadian BAs from, any Borrower set forth on Schedule VIII hereto under the heading “Canadian Revolving Loan Borrowers” (each a “Canadian Revolving Loan Borrower”) in an aggregate amount equal to such Canadian Revolving Loan Lender’s Canadian Revolving Loan Percentage of the aggregate amount of each Borrowing of Canadian Revolving Loans requested by such Canadian Revolving Loan Borrower to be made on such day;

(b)  each Lender that has a U.S. Revolving Loan Commitment (each a “U.S. Revolving Loan Lender”) agrees that it (through one of its U.S. Affiliates, branches or agencies party to this Agreement, if applicable) will make loans (relative to such Lender, its “U.S. Revolving Loans”) denominated in U.S. Dollars to any Borrower set forth on Schedule VIII hereto under the heading “U.S. Revolving Loan Borrowers” (each a “U.S. Revolving Loan Borrower”) in an aggregate amount equal to such U.S. Revolving Loan Lender’s U.S. Revolving Loan Percentage of the aggregate amount of each Borrowing of U.S. Revolving Loans requested by such U.S. Revolving Loan Borrower to be made on such day;

(c)  the Canadian Swing Line Lender agrees that it will make loans (its “Canadian Swing Line Loans”) denominated in Canadian Dollars or U.S. Dollars to any Canadian Revolving Loan Borrower in an aggregate amount equal to the aggregate amount of the Borrowing of the Canadian Swing Line Loan requested by such Canadian Revolving Loan Borrower to be made on such day (with the commitment of the Canadian Swing Line Lender described in this clause herein referred to as its “Canadian Swing Line Loan Commitment”); and

(d)  the U.S. Swing Line Lender agrees that it will make loans (its “U.S. Swing Line Loans”) denominated in U.S. Dollars to any U.S. Revolving Loan in an aggregate amount equal to the aggregate amount of the Borrowing of the U.S. Swing Line Loan requested by such U.S. Revolving Loan Borrower to be made on such day (with the commitment of the U.S. Swing Line Lender described in this clause herein referred to as its “U.S. Swing Line Loan Commitment”).

On the terms and subject to the conditions hereof, the applicable Borrowers may from time to time borrow, prepay and reborrow Revolving Loans and Swing Line Loans, as the case may be.  No Canadian Revolving Loan Lender shall be permitted or required to make any Canadian Revolving Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Canadian Revolving Loans (with Canadian Revolving Loans denominated in U.S. Dollars calculated at the Canadian Dollar Equivalent thereof) of such Canadian Revolving Loan Lender, together with such Canadian Revolving Loan Lender’s Canadian Revolving Loan Percentage of the aggregate amount of all Canadian Swing Line Loans (with Canadian Swing Line Loans denominated in U.S. Dollars calculated at the Canadian Dollar Equivalent thereof) and Canadian Letter of Credit Outstandings (with Canadian Letter of Credit Outstandings denominated in U.S. Dollars calculated at the Canadian Dollar Equivalent thereof), would exceed such Canadian Revolving Loan Lender’s Canadian Revolving Loan Percentage of the then existing Canadian Revolving Loan Commitment Amount.  No U.S. Revolving Loan Lender shall be permitted or required to make any U.S. Revolving Loan if, after giving effect thereto, the aggregate outstanding principal amount of all U.S. Revolving Loans of such U.S. Revolving Loan Lender, together with such U.S. Revolving Loan Lender’s U.S. Revolving Loan Percentage of the aggregate amount of all U.S. Swing Line Loans and U.S. Letter of Credit Outstandings, would exceed such U.S. Revolving Loan Lender’s U.S. Revolving Loan Percentage of the then existing U.S. Revolving Loan Commitment Amount.  The Canadian Swing Line Lender shall not be required to make Canadian Swing Line Loans if, after giving effect thereto, the aggregate outstanding principal amount of all Canadian Swing Line Loans (with Canadian Swing Line Loans denominated in U.S. Dollars calculated at the Canadian Dollar Equivalent thereof) would exceed the then existing Canadian Swing Line Loan Commitment Amount.  The U.S. Swing Line Lender shall not be required to make U.S. Swing Line Loans if, after giving effect thereto, the aggregate outstanding principal amount of all U.S. Swing Line Loans would exceed the then existing U.S. Swing Line Loan Commitment Amount.

Notwithstanding anything herein to the contrary, each of Bank of America, N.A., Wachovia Bank, National Association and Bank One, N.A. (each a “Potential U.S. Swing Line Lender”) agree that, upon notice from ACT given no later than three months after the Closing Date appointing any one Potential U.S. Swing Line Lender as the “U.S. Swing Line Lender” hereunder (which notice must be acknowledged by such appointed Potential U.S. Swing Line Lender), such appointed Potential U.S. Swing Line Lender shall be bound by (and hereby agrees to be bound by) all of the terms and conditions set forth in the Loan Documents applicable to the U.S. Swing Line Lender in its capacity as the “U.S. Swing Line Lender” and also agrees to an increase in its U.S. Revolving Loan Commitment Amount to the maximum amount of the U.S. Swing Line Loan Commitment Amount.  ACT agrees that neither it nor any of its Subsidiaries may borrow U.S. Swing Line Loans until such time as ACT has delivered the notice provided above.

SECTION 2.1.2.  Letter of Credit Commitment.  From time to time on any Business Day occurring from and after the Effective Date until ten Business Days prior to the applicable Revolving Loan Commitment Termination Date, the Issuer agrees that it will

(a)  issue one or more standby letters of credit or Non-Financial LGs (each a “Canadian Letter of Credit”) denominated in Canadian Dollars or U.S. Dollars for the account of any Canadian Revolving Loan Borrower or another Obligor in the Stated Amount requested by such Canadian Revolving Loan Borrower on such day;

(b)  issue one or more standby letters of credit or Non-Financial LGs (each a “U.S. Letter of Credit” and, together with the Canadian Letters of Credit, the “Letters of Credit”) denominated in U.S. Dollars for the account of any U.S. Revolving Loan Borrower or another Obligor in the Stated Amount requested by such U.S. Revolving Loan Borrower on such day; or

(c)  extend the Stated Expiry Date of an existing standby Letter of Credit previously issued hereunder.

No Stated Expiry Date shall extend beyond the earlier of (i) the applicable Revolving Loan Commitment Termination Date and (ii) unless otherwise agreed to by the Issuer in its sole discretion, one year from the date of such issue or extension.  The Issuer shall not be permitted or required to issue any (i) Canadian Letter of Credit if, after giving effect thereto, (A) the aggregate amount of all Canadian Letter of Credit Outstandings (with Canadian Letter of Credit Outstandings denominated in U.S. Dollars calculated at the Canadian Dollar Equivalent thereof) would exceed the Canadian Letter of Credit Commitment Amount or (B) the sum of the aggregate amount of all Canadian Letter of Credit Outstandings (with Canadian Letter of Credit Outstandings denominated in U.S. Dollars calculated at the Canadian Dollar Equivalent thereof) plus the aggregate principal amount of all Canadian Revolving Loans (with Canadian Revolving Loans denominated in U.S. Dollars calculated at the Canadian Dollar Equivalent thereof) and Canadian Swing Line Loans (with Canadian Swing Line Loans denominated in U.S. Dollars calculated at the Canadian Dollar Equivalent thereof) then outstanding would exceed the Canadian Revolving Loan Commitment Amount, and (ii) U.S. Letter of Credit if, after giving effect thereto, (A) the aggregate amount of all U.S. Letter of Credit Outstandings would exceed the U.S. Letter of Credit Commitment Amount or (B) the sum of the aggregate amount of all U.S. Letter of Credit Outstandings plus the aggregate principal amount of all U.S. Revolving Loans and U.S. Swing Line Loans then outstanding would exceed the U.S. Revolving Loan Commitment Amount.

SECTION 2.1.3.  Term Loan Commitments.  (a)  In a single Borrowing (which shall be on a Business Day) occurring on or prior to the Canadian Term Loan Commitment Termination Date, each Lender that has a Canadian Term Loan Commitment agrees that it will make loans (relative to such Lender, its “Canadian Term Loans”) denominated in U.S. Dollars to the Borrower set forth on Schedule VIII hereto under the heading “Canadian Term Loan Borrower” (the “Canadian Term Loan Borrower”) in an aggregate amount equal to such Lender’s Canadian Term Loan Percentage of the aggregate amount of the Borrowing of Canadian Term Loans requested by the Canadian Term Loan Borrower to be made on such day (such amount not to exceed the Canadian Term Loan Commitment Amount).  No amounts paid or prepaid with respect to Canadian Term Loans may be reborrowed.

(b)  In a single Borrowing (which shall be on a Business Day) occurring on or prior to the U.S. Term Loan Commitment Termination Date, each Lender that has a U.S. Term Loan Commitment agrees that it will make loans (relative to such Lender, its “U.S. Term Loans”) denominated in U.S. Dollars to the Borrower set forth on Schedule VIII hereto under the heading “U.S. Term Loan Borrower” (the “U.S. Term Loan Borrower”) in an aggregate amount equal to such Lender’s U.S. Term Loan Percentage of the aggregate amount of the Borrowing of U.S. Term Loans requested by such U.S. Term Loan Borrower to be made on such day (such amount not to exceed the U.S. Term Loan Commitment Amount).  No amounts paid or prepaid with respect to U.S. Term Loans may be reborrowed.

SECTION 2.2.  Reduction of the Commitment Amounts.  Any Borrower may, from time to time on any Business Day occurring after the Effective Date, voluntarily reduce the amount of the Canadian Revolving Loan Commitment Amount, the U.S. Revolving Loan Commitment Amount, the Canadian Swing Line Loan Commitment Amount, the U.S. Swing Line Loan Commitment Amount, the Canadian Letter of Credit Commitment Amount or the U.S. Letter of Credit Commitment Amount on the Business Day so specified by such Borrower and such reduction shall be binding on all Borrowers; provided, that all such reductions shall require at least three Business Days’ prior notice to the Canadian Administrative Agent and be permanent, shall be made ratably among the applicable Lenders and any partial reduction of any Commitment Amount shall be in a minimum amount of C$5,000,000 (and in an integral multiple of C$1,000,000) for Canadian Dollar denominated Commitments or $5,000,000 (and in an integral multiple of $1,000,000) for U.S. Dollar denominated Commitments.

SECTION 2.3.  Borrowing Procedures.  Loans (other than Swing Line Loans) shall be made by the Lenders in accordance with Section 2.3.1 and Swing Line Loans shall be made by the applicable Swing Line Lender in accordance with Section 2.3.2.

SECTION 2.3.1.  Borrowing Procedure.  In the case of Loans (other than Swing Line Loans), by delivering a Borrowing Request to the applicable Administrative Agent on or before 10:00 a.m., Montréal time, on a Business Day, any Borrower may from time to time irrevocably request, on not less than one Business Day’s notice in the case of Floating Rate Loans, two Business Days’ notice in the case of Fixed Rate Loans comprised of Canadian BAs or three Business Days’ notice in the case of Fixed Rate Loans comprised of LIBO Rate Loans, and in any case not more than five Business Days’ notice, that a Borrowing be made, (a) in the case of Fixed Rate Loans, in an aggregate minimum amount of C$2,500,000 and an integral multiple of C$100,000 (for Loans denominated in Canadian Dollars) and in an aggregate minimum amount of $2,500,000 and an integral multiple of $100,000 (for Loans denominated in U.S. Dollars), (b) in the case of Floating Rate Loans, in a minimum amount of C$1,000,000 and an integral multiple of C$100,000 (for Loans denominated in Canadian Dollars) and in an aggregate minimum amount of $1,000,000 and an integral multiple of $100,000 (for Loans denominated in U.S. Dollars) or, in either case, in the unused amount of the applicable Commitment; provided, that all of the initial Loans shall be made as Floating Rate Loans and, in the case of U.S. Term Loans (i) such Loans (unless otherwise agreed to by the U.S. Administrative Agent acting reasonably in order to complete any requisite assignments of the U.S. Term Loans during the primary syndication), shall remain as Alternate Base Rate Loans without the option to convert same into Fixed Rate Loans for a period of five Business Days following the Closing Date and (ii) such Loans, if converted into Fixed Rate Loans at any time after the Closing Date, shall have an initial Interest Period no greater than one month.  On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the type of Loans, and shall be made on the Business Day, specified in such Borrowing Request.  In the case of Loans (other than Swing Line Loans), on or before 11:00 a.m., Montréal time, on such Business Day, each Lender that has a Commitment to make the Loans being requested shall deposit with the applicable Administrative Agent same day funds in an amount equal to such Lender’s applicable Percentage of the requested Borrowing.  Such deposit will be made to an account which the applicable Administrative Agent shall specify from time to time by notice to the Lenders.  To the extent funds are received from the Lenders, the applicable Administrative Agent shall make such funds available to the applicable Borrower by making a deposit (or wire transfer if applicable) to the accounts such Borrower shall have specified in its Borrowing Request.  No Lender’s obligation to make any Loan shall be affected by any other Lender’s failure to make any Loan.

SECTION 2.3.2.  Swing Line Loans; Participations, etc.  (a) By telephonic notice to the Canadian Swing Line Lender on or before 12:00 noon, Montréal time, on a Business Day

(followed (within one Business Day) by the delivery of a confirming Canadian Term Loan/Revolving Loan Borrowing Request), any Canadian Revolving Loan Borrower may from time to time irrevocably request that Canadian Swing Line Loans be made by the Canadian Swing Line Lender in an aggregate minimum principal amount of C$100,000 and an integral multiple of C$100,000 (for Canadian Swing Line Loans denominated in Canadian Dollars) and in aggregate minimum principal amount of $100,000 and an integral multiple of $100,000 (for Canadian Swing Line Loans denominated in U.S. Dollars).  All Canadian Swing Line Loans shall be made as Floating Rate Loans and shall not be entitled to be converted into Fixed Rate Loans.  The proceeds of each Canadian Swing Line Loan shall be made available by the Canadian Swing Line Lender to such Canadian Revolving Loan Borrower by making a deposit (or wire transfer if applicable) to the account such Canadian Revolving Loan Borrower shall have specified in its notice therefor by the close of business on the Business Day telephonic notice is received by the Canadian Swing Line Lender.  Upon the making of each Canadian Swing Line Loan, and without further action on the part of the Canadian Swing Line Lender or any other Person, each Canadian Revolving Loan Lender (other than the Canadian Swing Line Lender) shall be deemed to have irrevocably purchased, to the extent of its Canadian Revolving Loan Percentage, a participation interest in such Canadian Swing Line Loan, and such Canadian Revolving Loan Lender shall, to the extent of its Canadian Revolving Loan Percentage, be responsible for reimbursing within one Business Day the Canadian Swing Line Lender for Canadian Swing Line Loans which have not been reimbursed by the Borrowers in accordance with the terms of this Agreement.  The notice requirements hereinabove contemplated do not apply to Canadian Swing Line Loans obtained from the Canadian Swing Line Lender by way of overdrafts in accounts opened for such purpose with the Canadian Swing Line Lender up to a maximum outstanding amount not exceeding the available portion of the Canadian Swing Line Loan Commitment.  Any cheque or payment instruction or debit authorization from a Canadian Revolving Loan Borrower resulting in an overdraft in any such account will be deemed to be a request for such Canadian Swing Line Loan in an amount that is sufficient to cover the overdraft.  Such accounts may include accounts of each Canadian Revolving Loan Borrower and of its Affiliates in respect of which set-off and netting arrangements have been made with the Canadian Swing Line Lender, including any notional account reflecting any such arrangements (a “Compensation Agreement”).  The outstanding Canadian Swing Line Loans owed to the Canadian Swing Line Lender may be calculated after giving effect to such arrangements.

(b)  By telephonic notice to the U.S. Swing Line Lender on or before 12:00 noon, Montréal time, on a Business Day (followed (within one Business Day) by the delivery of a confirming Canadian Term Loan/Revolving Loan Borrowing Request), any U.S. Revolving Loan Borrower may from time to time irrevocably request that U.S. Swing Line Loans be made by the U.S. Swing Line Lender in an aggregate minimum principal amount of $100,000 and an integral multiple of $100,000.  All U.S. Swing Line Loans shall be made as Floating Rate Loans and shall not be entitled to be converted into Fixed Rate Loans.  The proceeds of each U.S. Swing Line Loan shall be made available by the U.S. Swing Line Lender to such U.S. Revolving Loan Borrower by wire transfer to (or making a deposit in) the account such U.S. Revolving Loan Borrower shall have specified in its notice therefor by the close of business on the Business Day telephonic notice is received by the U.S. Swing Line Lender.  Upon the making of each U.S. Swing Line Loan, and without further action on the part of the U.S. Swing Line Lender or any other Person, each U.S. Revolving Loan Lender (other than the U.S. Swing Line Lender) shall be deemed to have irrevocably purchased, to the extent of its U.S. Revolving Loan Percentage, a participation interest in such U.S. Swing Line Loan, and such U.S. Revolving Loan Lender shall, to the extent of its U.S. Revolving Loan Percentage, be responsible for reimbursing within one Business Day the U.S. Swing Line Lender for U.S. Swing Line Loans which have not been reimbursed by the Borrowers in accordance with the terms of this Agreement.  The notice requirements contemplated in this clause do not apply to U.S. Swing Line Loans obtained from the U.S. Swing Line Lender by way of overdrafts in accounts opened for such purpose with the U.S. Swing Line Lender up to a maximum outstanding amount not exceeding the available portion of the U.S. Swing Line Loan Commitment.  Any cheque or payment instruction or debit authorization from such U.S. Revolving Loan Borrower resulting in an overdraft in any such account will be deemed to be a request for such U.S. Swing Line Loan in an amount that is sufficient to cover the overdraft.  Such accounts may include accounts of such U.S. Revolving Loan Borrower and of its Affiliates in respect of which Compensation Agreements have been made with the U.S. Swing Line Lender.  The outstanding U.S. Swing Line Loans owed to the U.S. Swing Line Lender may be calculated after giving effect to such arrangements.

(c)  If (i) any Swing Line Loan shall be outstanding for more than five Business Days, (ii) any Swing Line Loan is or will be outstanding on a date when any Borrower requests that a Revolving Loan be made, (iii) the aggregate outstanding principal amount of the Canadian Swing Line Loans or the U.S. Swing Line Loans, as the case may be, shall exceed at any time the then existing Canadian Swing Line Loan Commitment or the U.S. Swing Line Loan Commitment, as the case may be, or (iv) any Default shall occur and be continuing, then each applicable Revolving Loan Lender (other than the applicable Swing Line Lender) irrevocably agrees that it will, at the request of the applicable Swing Line Lender, make an applicable Revolving Loan (which shall initially be funded as a Floating Rate Loan) in an amount equal to such Lender’s applicable Revolving Loan Percentage of the aggregate principal amount of all such Swing Line Loans then outstanding (such outstanding Swing Line Loans hereinafter referred to as the “Refunded Swing Line Loans”).  On or before 11:00 a.m., Montréal time, on the first Business Day following receipt by each such Revolving Loan Lender of a request to make Revolving Loans as provided in the preceding sentence, each Revolving Loan Lender shall wire transfer to an account specified by the applicable Swing Line Lender the amount so requested in same day funds and such funds shall be applied by the applicable Swing Line Lender to repay the Refunded Swing Line Loans.  At the time the applicable Revolving Loan Lenders make the above referenced Revolving Loans, the applicable Swing Line Lender shall be deemed to have made, in consideration of the making of the Refunded Swing Line Loans, Revolving Loans in an amount equal to the applicable Swing Line Lender’s applicable Revolving Loan Percentage of the aggregate principal amount of the Refunded Swing Line Loans.  Upon the making (or deemed making, in the case of the applicable Swing Line Lender) of any Revolving Loans pursuant to this clause, the amount so funded shall become an outstanding applicable Revolving Loan and shall no longer be owed as a Swing Line Loan.  All interest payable with respect to any Revolving Loans made (or deemed made, in the case of the applicable Swing Line Lender) pursuant to this clause shall be appropriately adjusted to reflect the period of time during which the applicable Swing Line Lender had outstanding Swing Line Loans in respect of which such Revolving Loans were made.  Each Revolving Loan Lender’s obligation to make the Revolving Loans referred to in this clause shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the applicable Swing Line Lender, any Obligor or any Person for any reason whatsoever; (ii) the occurrence or continuance of any Default; (iii) any adverse change in the condition (financial or otherwise) of any Obligor; (iv) the acceleration or maturity of any Obligations or the termination of any Commitment after the making of any Swing Line Loan; (v) any breach of any Loan Document by any Person; or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

SECTION 2.4.  Continuation and Conversion Elections.  By delivering the applicable Continuation/Conversion Notice to the applicable Administrative Agent on or before 10:00 a.m., Montréal time, on a Business Day, any Borrower may from time to time irrevocably elect, on not less than one Business Day’s notice in the case of Floating Rate Loans, two Business Days’ notice in the case of Fixed Rate Loans comprised of BAs or three Business Days’ notice in the case of Fixed Rate Loans comprised of LIBO Rate Loans, and in any case not more than five Business Days’ notice, that all, or any portion in an aggregate minimum amount of C$2,500,000 and an integral multiple of C$100,000 (in the case of Loans denominated in Canadian Dollars) and in an aggregate minimum amount of $2,500,000 and an integral multiple of $100,000 (in the case of Loans denominated in U.S. Dollars) be, in the case of Floating Rate Loans, converted into Fixed Rate Loans, or in the case of Fixed Rate Loans, converted into Floating Rate Loans or continued as Fixed Rate Loans (in the absence of delivery of a Continuation/Conversion Notice with respect to any Fixed Rate Loan at least three Business Days (but not more than five Business Days) before the last day of the then current Interest Period with respect thereto, such Fixed Rate Loan shall, on such last day, automatically convert to a Floating Rate Loan); provided, that (i) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders that have made such Loans, and (ii) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, Fixed Rate Loans when any Default has occurred and is continuing.  The conversion of a Floating Rate Loan into a Fixed Rate Loan or a Fixed Rate Loan into a Floating Rate Loan shall not effect a novation of the Loan so converted.

SECTION 2.4.1.  Converting Canadian Prime Rate Loans to, or Continuing Canadian BAs as, Canadian BAs.  Provided that any Canadian Borrower has, by giving notice to the Canadian Administrative Agent in accordance with Section 2.4, requested the Canadian Facility Lenders to accept its drafts to replace all or a portion of an outstanding Canadian Loan, then each Canadian Facility Lender shall, on the date of conversion or continuation, as applicable, and concurrent with the payment by such Canadian Borrower to the Canadian Administrative Agent on behalf of the Canadian Facility Lenders of an amount equal to the difference between the principal or face amount of such outstanding Canadian Loan or the portion thereof which is being converted or continued and the aggregate Notional BA Proceeds with respect to the drafts to be accepted by the Canadian Facility Lenders, accept such Canadian Borrower’s draft or drafts having an aggregate face amount equal to its Percentage of the aggregate principal or face amount of such Canadian Loan or the portion thereof which is being converted or continued, such acceptance to be in accordance with Section 2.8.

SECTION 2.4.2.  Converting Canadian BAs to Canadian Prime Rate Loans.  Each Canadian Facility Lender shall, at the end of an Interest Period with respect to Canadian BAs which such Canadian Facility Lender has accepted, pay to the holder thereof the face amount of such Canadian BA.  Provided that any Canadian Borrower has, by giving notice to the Canadian Administrative Agent in accordance with Section 2.4, requested a Canadian Facility Lender to convert all or a portion of outstanding maturing Canadian BAs into a Canadian Prime Rate Loan, such Canadian Facility Lender shall, upon the end of the current Interest Period with respect to such Canadian BAs and the payment by such Canadian Facility Lender to the holders of such Canadian BAs of the aggregate face amount thereof, be deemed to have made to the applicable Canadian Borrower the Canadian Prime Rate Loan into which the matured Canadian BAs or a portion thereof are converted in the aggregate principal amount equal to its Canadian Revolving Loan Percentage or Canadian Term Loan Percentage, as the case may be, of the aggregate face amount of the matured Canadian BAs or the portion thereof which are being converted.

SECTION 2.5.  Funding.  Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided, that such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrowers to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility, provided further, that any such foreign branch, affiliate or international banking facility shall not be considered as a Lender hereunder for any purpose and shall have no right or remedy under the Loan Documents against any of the Obligors.  In addition, each Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Sections 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing deposits in its LIBOR Office’s interbank eurodollar market.

SECTION 2.6.  Issuance Procedures.  (a) By delivering to the Canadian Administrative Agent an Issuance Request on or before 10:00 a.m., Montréal time, on a Business Day, any Borrower may from time to time irrevocably request on not less than three nor more than ten Business Days’ notice, in the case of an initial issuance of a Canadian Letter of Credit and not less than three Business Days’ prior notice, in the case of a request for the extension of the Stated Expiry Date of a standby Canadian Letter of Credit (in each case, unless a shorter notice period is agreed to by the Issuer, in its sole discretion), that the Issuer issue, or extend the Stated Expiry Date of, a Canadian Letter of Credit in such form as may be requested by such Borrower and approved by the Issuer, solely for the purposes described in Section 7.1.7.  At the request of the Issuer and with ACT’s consent (not to be unreasonably withheld), another Lender may issue one or more Canadian Letters of Credit hereunder.  Notwithstanding anything to the contrary contained herein or in any separate application for any Canadian Letter of Credit, each Borrower hereby acknowledges and agrees that it shall be deemed to be the obligor for purposes of each Canadian Letter of Credit issued hereunder, whether the account party on such Canadian Letter of Credit is a Borrower or another Obligor) and shall be obligated to reimburse the Issuer of such Canadian Letter of Credit in accordance with the reimbursement provisions herein.  Each Canadian Letter of Credit shall by its terms be stated to expire on a date (its “Stated Expiry

Date”) no later than the earlier to occur of (i) the Canadian Revolving Loan Commitment Termination Date or (ii) (unless otherwise agreed to by the Issuer, in its sole discretion), one year from the date of its issuance or extension.  The Issuer will make available to the beneficiary thereof the original of the Canadian Letter of Credit which it issues or extends.

(b)  By delivering to the Canadian Administrative Agent an Issuance Request on or before 10:00 a.m., Montréal time, on a Business Day, any Borrower may from time to time irrevocably request on not less than three nor more than ten Business Days’ notice, in the case of an initial issuance of a U.S. Letter of Credit and not less than three Business Days’ prior notice, in the case of a request for the extension of the Stated Expiry Date of a standby U.S. Letter of Credit (in each case, unless a shorter notice period is agreed to by the Issuer, in its sole discretion), that the Issuer issue, or extend the Stated Expiry Date of, a U.S. Letter of Credit in such form as may be requested by such Borrower and approved by the Issuer, solely for the purposes described in Section 7.1.7.  At the request of the Issuer and with ACT’s consent (not to be unreasonably withheld), another Lender may issue one or more U.S. Letters of Credit hereunder.  Notwithstanding anything to the contrary contained herein or in any separate application for any U.S. Letter of Credit, each Borrower hereby acknowledges and agrees that it shall be deemed to be the obligor for purposes of each U.S. Letter of Credit issued hereunder, whether the account party on such U.S. Letter of Credit is a Borrower or another Obligor) and shall be obligated to reimburse the Issuer of such U.S. Letter of Credit in accordance with the reimbursement provisions herein.  Each U.S. Letter of Credit shall by its terms be stated to expire on a date (its “Stated Expiry Date”) no later than the earlier to occur of (i) the U.S. Revolving Loan Commitment Termination Date or (ii) (unless otherwise agreed to by the Issuer, in its sole discretion), one year from the date of its issuance or extension.  The Issuer will make available to the beneficiary thereof the original of the U.S. Letter of Credit which it issues or extends.

SECTION 2.6.1.  Other Lenders’ Participation.  Upon the issuance of each Letter of Credit, and without further action, each applicable Revolving Loan Lender (other than the Issuer) shall be deemed to have irrevocably purchased, to the extent of its applicable Revolving Loan Percentage, a participation interest in such Letter of Credit (including the Contingent Liability of such Issuer and the right to receive any Reimbursement Obligation with respect thereto), and such Revolving Loan Lender shall, to the extent of its applicable Revolving Loan Percentage, be responsible for reimbursing (in the applicable Currency) within one Business Day after receipt of a request therefor, the Issuer for Reimbursement Obligations which have not been reimbursed by the Borrowers in accordance with Section 2.6.3.  In addition, such Revolving Loan Lender shall, to the extent of its applicable Revolving Loan Percentage, be entitled to receive a ratable portion of the Letter of Credit fees payable pursuant to Section 3.3.3 with respect to each Letter of Credit (other than the issuance fees payable to the Issuer of such Letter of Credit pursuant to the last sentence of Section 3.3.3) and of interest payable pursuant to Section 3.2 with respect to any Reimbursement Obligation.  To the extent that any Revolving Loan Lender has reimbursed any Issuer for a Disbursement, such Lender shall be entitled to receive its ratable portion of any amounts subsequently received (from the Borrowers or otherwise) in respect of such Disbursement.

SECTION 2.6.2.  Disbursements.  An Issuer will notify ACT and the Canadian Administrative Agent promptly of the presentment for payment of any Letter of Credit issued by such Issuer, together with notice of the date (the “Disbursement Date”) such payment shall be made (each such payment, a “Disbursement”).  Subject to the terms and provisions of such Letter of Credit and this Agreement, the applicable Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit.  Prior to 11:00 a.m., Montréal time, on the third Business Day following the Disbursement Date, the Borrowers agree that they will reimburse the Canadian Administrative Agent, for the account of the applicable Issuer, for all amounts which such Issuer has disbursed under such Letter of Credit, together with interest thereon at a rate per annum equal to the rate per annum then in effect for Floating Rate Loans (with the then Applicable Margin for applicable Revolving Loans accruing on such amount) pursuant to Section 3.2 for the period from the Disbursement Date through the date of such reimbursement.  Without limiting in any way the foregoing and notwithstanding anything to the contrary contained herein or in any separate application for any Letter of Credit, each Borrower hereby acknowledges and agrees that it shall be obligated to reimburse the applicable Issuer upon each Disbursement of a Letter of Credit, and it shall be deemed to be the obligor for purposes of each such Letter of Credit issued hereunder (whether the account party on such Letter of Credit is a Borrower or another Obligor).

SECTION 2.6.3.  Reimbursement.  The obligation (a “Reimbursement Obligation”) of the Borrowers under Section 2.6.2 to reimburse an Issuer with respect to each Disbursement (including interest thereon), and, upon the failure of the Borrowers to reimburse an Issuer, each Revolving Loan Lender’s obligation under Section 2.6.1 to reimburse an Issuer, shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrowers or such Revolving Loan Lender, as the case may be, may have or have had against such Issuer or any Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit (if, in such Issuer’s good faith opinion, such Disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit; provided, that after paying in full its Reimbursement Obligation hereunder, nothing herein shall adversely affect the right of any Borrower or such Lender, as the case may be, to commence any proceeding against an Issuer for any wrongful Disbursement made by such Issuer under a Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of such Issuer.

SECTION 2.6.4.  Deemed Disbursements.  Upon the occurrence and during the continuation of any Default with respect to U.S. Obligors under clauses (c) or (d) of Section 8.1.9 or upon notification by the Canadian Administrative Agent (acting at the direction of the Required Lenders) to ACT, following the occurrence and during the continuation of any other Event of Default,

(a)  the aggregate Stated Amount of all Letters of Credit shall, without demand upon or notice to any Borrower or any other Person, be deemed to have been paid or disbursed by the Issuers of such Letters of Credit (notwithstanding that such amount may not in fact have been paid or disbursed); and

(b)  each Borrower shall be immediately obligated to reimburse the Issuers for the amount deemed to have been so paid or disbursed by such Issuers.

Amounts payable by the Borrowers pursuant to this Section shall be deposited in immediately available funds with the Canadian Administrative Agent and held as collateral security for the Reimbursement Obligations in an interest-bearing trust account for the benefit of the applicable Borrowers.  When all Defaults giving rise to the deemed disbursements under this Section have been cured or waived the Canadian Administrative Agent shall return to the applicable Borrowers all amounts then on deposit with the Canadian Administrative Agent pursuant to this Section which have not been applied to the satisfaction of the Reimbursement Obligations.

SECTION 2.6.5.  Nature of Reimbursement Obligations.  Each Borrower, each other Obligor and, to the extent set forth in Section 2.6.1, each Revolving Loan Lender shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof.  No Issuer (except to the extent of its own gross negligence or willful misconduct) shall be responsible for:

(a)  the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

(b)  the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;

(c)  failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;

(d)  errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; or

(e)  any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit.

None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to any Issuer or any Revolving Loan Lender hereunder.  In furtherance and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by an Issuer in good faith (and not constituting gross negligence or willful misconduct) shall be binding upon each Obligor and each such Revolving Loan Lender, and shall not put such Issuer under any resulting liability to any Obligor or any Revolving Loan Lender, as the case may be.

SECTION 2.6.6.  Deemed Utilization.  The letters of credit listed in Schedule VI shall be deemed to be Canadian Letters of Credit Outstandings under the Canadian Letter of Credit Commitment.  The Letter of Credit fee contemplated in Section 3.3.3 shall apply, as of and from the Closing Date, to the aforesaid deemed Canadian Letter of Credit Outstandings.  Therefore, the Canadian Borrowers, on the one hand, and the Canadian Facility Lenders, through the Canadian Administrative Agent, on the other hand, shall settle among themselves and pay to each other as required, the appropriate amount resulting from such adjustment to the pricing applicable to such Canadian Letter of Credit Outstandings, the whole by taking into consideration the remaining period of time to lapse until the Stated Expiry Date applicable to such Canadian Letters of Credit and the stated amount of each one thereof.

SECTION 2.7.  Register; Notes.  (a)  Each Borrower hereby designates the Canadian Administrative Agent to serve as such Borrower’s agent, solely for the purpose of this clause, to maintain a register (the “Canadian Register”) on which the Canadian Administrative Agent will record each Canadian Term Loan Lender’s, each Canadian Revolving Loan Lender’s and each U.S. Revolving Loan Lender’s Commitment, the Loans made by each such Lender and each repayment in respect of the principal amount of the Canadian Term Loans and Revolving Loans, annexed to which the Canadian Administrative Agent shall retain a copy of each Lender Assignment Agreement delivered to the Canadian Administrative Agent pursuant to Section 11.11.  Failure to make any recordation, or any error in such recordation, shall not affect any Obligor’s Obligations.  The entries in the Canadian Register shall constitute prima facie evidence, and the Borrowers, the Canadian Administrative Agent and the Lenders shall treat each Person in whose name a Canadian Term Loan or Revolving Loan is registered (or, if applicable, to which a Canadian Term Note or a Revolving Note has been issued) as the owner thereof for the purposes of all Loan Documents, notwithstanding notice or any provision herein to the contrary.  Any assignment or transfer of a Canadian Facility Lender’s or U.S. Revolving Loan Lender’s Commitment or the Canadian Term Loans or Revolving Loans made pursuant hereto shall be registered in the Canadian Register only upon delivery to the Canadian Administrative Agent of a Lender Assignment Agreement that has been executed by the requisite parties pursuant to Section 11.11.  No assignment or transfer of a Canadian Facility Lender’s or U.S. Revolving Loan Lender’s Commitments, Canadian Term Loans or Revolving Loans shall be effective unless such assignment or transfer shall have been recorded in the Canadian Register by the Canadian Administrative Agent as provided in this Section.

(b)  Each Borrower agrees that, upon the request to the Canadian Administrative Agent by any Canadian Facility Lender or U.S. Revolving Loan

Lender, such Borrower will execute and deliver to such Canadian Facility Lender or U.S. Revolving Loan Lender a Canadian Term Note or a Revolving Note, as the case may be, evidencing the Canadian Term Loans or Revolving Loans made by, and payable to the order of, such Canadian Facility Lender or U.S. Revolving Loan Lender in a maximum principal amount equal to such Canadian Facility Lender’s or U.S. Revolving Loan Lender’s applicable Percentage of the original (in the case of Canadian Term Loans) or then applicable (in the case of Canadian Revolving Loans) Commitment Amount; provided, that upon any assignment or transfer of a Canadian Facility Lender’s or U.S. Revolving Loan Lender’s Commitments or Canadian Term Loans or Revolving Loans, such Canadian Facility Lender or U.S. Revolving Loan Lender shall surrender to the relevant Borrowers its Canadian Term Notes and Revolving Notes.  Each Borrower hereby irrevocably authorizes each Canadian Facility Lender to make (or cause to be made) appropriate notations on the grid attached to such Canadian Facility Lender’s or U.S. Revolving Loan Lender’s Notes (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Canadian Term Loans or Revolving Loans evidenced thereby.  Such notations shall, to the extent not inconsistent with notations made by the Canadian Administrative Agent in the Canadian Register, constitute prima facie evidence; provided, that the failure of any Canadian Facility Lender or U.S. Revolving Loan Lender to make any such notations or any error in such notations shall not limit or otherwise affect any Obligations of any Obligor.

(c)  Each Borrower hereby designates the U.S. Administrative Agent to serve as such Borrower’s agent, solely for the purpose of this clause, to maintain a register (the “U.S. Register”) on which the U.S. Administrative Agent will record each U.S. Term Loan Lender’s U.S. Term Loan Commitment and the U.S. Term Loans made by such Lender and each repayment in respect of the principal amount of the U.S. Term Loans, annexed to which the U.S. Administrative Agent shall retain a copy of each Lender Assignment Agreement delivered to the U.S. Administrative Agent pursuant to Section 11.11.  Failure to make any recordation, or any error in such recordation, shall not affect any Obligor’s Obligations.  The entries in the U.S. Register shall constitute prima facie evidence, and the Borrowers, the U.S. Administrative Agent and the Lenders shall treat each Person in whose name a U.S. Term Loan is registered (or, if applicable, to which a U.S. Term Note has been issued) as the owner thereof for the purposes of all Loan Documents, notwithstanding notice or any provision herein to the contrary.  Any assignment or transfer of a U.S. Term Loan made pursuant hereto shall be registered in the U.S. Register only upon delivery to the U.S. Administrative Agent of a Lender Assignment Agreement that has been executed by the requisite parties pursuant to Section 11.11.  No assignment or transfer of a U.S. Term Loan shall be effective unless such assignment or transfer shall have been recorded in the U.S. Register by the U.S. Administrative Agent as provided in this Section.

(d)  Each Borrower agrees that, upon the request to the U.S. Administrative Agent by any U.S. Term Loan Lender, such Borrower will execute and deliver to such U.S. Term Loan Lender a U.S. Term Note evidencing the U.S. Term Loans made by, and payable to the order of, such U.S. Term Loan Lender in a maximum principal amount equal to such U.S. Term Loan Lender’s U.S. Term Loan Percentage of the then aggregate outstanding principal amount of U.S. Term Loans; provided, that upon any assignment or transfer of U.S. Term Loans, such U.S. Term Loan Lender shall surrender to the relevant Borrower its U.S. Term Notes.  Each Borrower hereby irrevocably authorizes each U.S. Term Loan Lender to make (or cause to be made) appropriate notations on the grid attached to such U.S. Term Loan Lender’s U.S. Term Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the U.S. Term Loans evidenced thereby.  Such notations shall, to the extent not inconsistent with notations made by the U.S. Administrative Agent in the U.S. Register, constitute prima facie evidence; provided, that the failure of any U.S. Term Loan Lender to make any such notations or any error in such notations shall not limit or otherwise affect any Obligations of any Obligor.

SECTION 2.8.  Canadian BAs.  Not in limitation of any other provision of this Agreement, but in furtherance thereof, the provisions of this Section shall further apply to the acceptance, rolling over and conversion of Canadian BAs.

SECTION 2.8.1.  Funding of Canadian BAs.  If the Canadian Administrative Agent receives a Canadian Term Loan/Revolving Loan Borrowing Request or a Canadian Term Loan/Revolving Loan Continuation/Conversion Notice from any Canadian Revolving Loan Borrower requesting a Borrowing or a rollover of or a conversion into a Canadian Revolving Loan by way of Canadian BAs, the Canadian Administrative Agent shall notify each of the applicable Canadian Revolving Loan Lenders, on the same Business Day on which it shall have received such request, of such request and of each such Canadian Revolving Loan Lender’s applicable Percentage of such Canadian Revolving Loan.  Each applicable Canadian Revolving Loan Lender shall, not later than 10:00 a.m., Montréal time, on the date of each Canadian Loan by way of Canadian BAs (whether in respect of the Credit Extension or pursuant to a rollover or conversion), accept drafts of a Canadian Revolving Loan Borrower which are presented to it for acceptance and which have an aggregate face amount equal to such Canadian Revolving Loan Lender’s applicable Percentage of the total Canadian Revolving Loan being made available by way of Canadian BAs on such date.  With respect to each draw down of, rollover of or conversion into Canadian BAs, no Canadian Revolving Loan Lender shall be required to accept any draft which has a face amount which is not in a minimum amount of C$100,000 and an integral multiple of C$100,000.  Concurrent with the acceptance of drafts of any Canadian Revolving Loan Borrower as aforesaid, each applicable Canadian Revolving Loan Lender shall make available to the Canadian Administrative Agent the aggregate Notional BA Proceeds with respect to the Canadian BAs being purchased by such Canadian Revolving Loan Lender (net of the aggregate amount required to repay such Canadian Revolving Loan Lender’s outstanding Canadian BAs that are maturing on such date and/or Floating Rate Loans of such Canadian Revolving Loan Lender that are being converted on such date).  The Canadian Administrative Agent shall make such amount, if any, received from the applicable Canadian Revolving Loan Lenders available to the applicable Canadian Revolving Loan Borrower on the date of such Canadian Revolving Loan by crediting the designated account of such Canadian Revolving Loan Borrower.  Each Canadian BA to be accepted by any Canadian Revolving Loan Lender shall be accepted by such Canadian Revolving Loan Lender at its Domestic Office located in Canada.

SECTION 2.8.2.  Execution of Canadian BAs.  To facilitate the acceptance of Canadian BAs hereunder, each Canadian Revolving Loan Borrower hereby appoints each Canadian Revolving Loan Lender as its attorney to sign and endorse on its behalf, as and when considered necessary by the Canadian Revolving Loan Lender, an appropriate number of drafts in the form prescribed by that Canadian Revolving Loan Lender.  Each Canadian Revolving Loan Lender may, at its option, execute any draft in handwriting or by the facsimile or mechanical signature of any of its authorized officers, and the Canadian Revolving Loan Lenders are hereby authorized to accept or pay, as the case may be, any draft of any Canadian Revolving Loan Borrower which purports to bear such a signature notwithstanding that any such individual has ceased to be an authorized officer of the Canadian Revolving Loan Lender, in which case any such draft or Canadian BA shall be as valid as if he or she were an authorized officer at the date of issue of the draft or Canadian BA.  Any drafts or Canadian BA signed by a Canadian

Revolving Loan Lender as attorney for any Canadian Revolving Loan Borrower, whether signed in handwriting or by the facsimile or mechanical signature of an authorized officer of a Canadian Revolving Loan Lender, may be dealt with by the Canadian Administrative Agent or any Canadian Revolving Loan Lender to all intents and purposes and shall bind each Borrower as if duly signed and issued by a Canadian Revolving Loan Borrower.  The receipt by the Canadian Administrative Agent of a request for a Borrowing by way of Canadian BAs shall constitute each applicable Canadian Revolving Loan Lender’s sufficient authority to execute, and each applicable Canadian Revolving Loan Lender shall, subject to the terms and conditions of this Agreement, execute drafts in accordance with such request and the advice of the Canadian Administrative Agent given pursuant to this Section, and the drafts so executed shall thereupon be deemed to have been presented for acceptance.

SECTION 2.8.3.  Special Provisions Relating to Acceptance Notes.  (a)  Each Canadian Revolving Loan Borrower and each Lender hereby acknowledges and agrees that from time to time certain Canadian Revolving Loan Lenders may not be authorized to or may, as a matter of general corporate policy, elect not to, accept Canadian BA drafts, and each Canadian Revolving Loan Borrower and each Lender agrees that any such Canadian Revolving Loan Lender may purchase Acceptance Notes of any Canadian Revolving Loan Borrower in accordance with the provisions of clause (b) in lieu of accepting Canadian BAs for its account.

(b)  In the event that any Canadian Revolving Loan Lender described in clause (a) is unable to, or elects as a matter of general corporate policy not to, accept Canadian BAs hereunder, such Canadian Revolving Loan Lender shall not accept Canadian BAs hereunder, but rather, if any Canadian Revolving Loan Borrower requests the acceptance of such Canadian BAs, such Canadian Revolving Loan Borrower shall deliver to such Canadian Revolving Loan Lender non-interest bearing promissory notes (each, an “Acceptance Note”) of such Canadian Revolving Loan Borrower, substantially in the form of Exhibit A-7 hereto, having the same maturity as the Canadian BAs that would otherwise be accepted by such Canadian Revolving Loan Lender and in an aggregate principal amount equal to the undiscounted face amount of such Canadian BAs.  Each Canadian Revolving Loan Lender hereby agrees to purchase each Acceptance Note from any Canadian Revolving Loan Borrower at a purchase price equal to the Notional BA Proceeds for a Lender which would have been applicable if a Canadian BA draft had been accepted by such Lender and such Acceptance Notes shall be governed by the provisions of this Article II as if they were Canadian BAs.

SECTION 2.9.  Increase in Commitments.  At any time that no Default has occurred and is continuing and the Permitted Sale-Leaseback has been consummated resulting in no less than $200,000,000 of Net Disposition Proceeds, ACT may, by notice to the Administrative Agents, request that on the terms and subject to the conditions contained in this Agreement, the Lenders or Eligible Assignees (not then a party to this Agreement) provide up to an aggregate amount of $100,000,000 (or such lesser amount then permitted by the terms of Subordinated Debt) in additional loan commitments consisting of revolving loan commitments denominated in any Currency (the “Additional Revolving Loan Commitments”) and/or term loan commitments denominated in any Currency (the “Additional Term Loan Commitments”, and collectively, with the Additional Revolving Loan Commitments, the “Additional Loan Commitments”).  Upon

receipt of such notice, the Administrative Agents shall use commercially reasonable efforts to arrange for the Lenders to provide such Additional Loan Commitments; provided, that the Administrative Agents will first offer each of the Lenders that then has a Percentage of the Revolving Loan Commitment or has outstanding Term Loans, as applicable, a pro rata portion (based upon the applicable Revolving Loan Commitment Amount or applicable aggregate outstanding principal amount of Term Loans, as applicable, at such time) of any such Additional Loan Commitments.  Alternatively, any Lender may commit to provide the full amount of the requested Additional Loan Commitments and then offer portions of such Additional Loan Commitments to the other Lenders or Eligible Assignees, subject to the proviso in the immediately preceding sentence.  Nothing contained in this Section or otherwise in this Agreement is intended to commit any Lender or any Agent to provide any portion of any such Additional Loan Commitments.

If and to the extent that any Lenders or Eligible Assignees agree, in their sole discretion, to provide any Additional Revolving Loan Commitments, (i) the applicable Revolving Loan Commitment Amount shall be increased by the amount of the Additional Revolving Loan Commitments agreed to be so provided, (ii) the Percentages of the respective Lenders in respect of the applicable Revolving Loan Commitment shall be proportionally adjusted, as applicable, (iii) at such time and in such manner as ACT and the Canadian Administrative Agent shall agree, the Lenders shall assign and assume outstanding applicable Revolving Loans and participations in outstanding applicable Letters of applicable Credit and applicable Swing Line Loans so as to cause the amount of such applicable Revolving Loans and participations held by each Lender to conform to the respective percentages of the applicable Revolving Loan Commitments of the Lenders and (iv) the Borrowers shall execute and deliver (or cause to be executed and delivered) any additional Notes or other amendments or modifications to this Agreement or any other Loan Document as the Administrative Agents may reasonably request and acceptable to ACT (acting reasonably).  If and to the extent that any Lenders or Eligible Assignees agree, in their sole discretion, to provide any such Additional Term Loan Commitments, (i) the Borrowers shall deliver to the Administrative Agents an applicable term loan commitment addendum, in form and substance acceptable to the Administrative Agents, setting forth the aggregate amount of the requested Additional Term Loan Commitments and the applicable Percentage of each Lender or Eligible Assignee providing such Additional Term Loan Commitments, (ii) the interest rate applicable to additional term loans shall be mutually agreed upon at the time the Additional Term Loan Commitments are provided (but after giving effect to the then prevailing mark-to-market of Term Loans then outstanding in the secondary trading of such Term Loans, as determined by the Arrangers), (iii) unless specifically set forth herein or in the applicable term loan commitment addendum, all other terms of the Additional Term Loans shall be identical to those of the U.S. Term Loans or Canadian Term Loans (but after giving effect to the then prevailing mark-to-market of Term Loans then outstanding in the secondary trading of such Term Loans, as determined by the Arrangers), as applicable, and (iv) the Borrowers shall execute and deliver any additional Notes or other amendments or modifications to this Agreement or any other Loan Document as the Administrative Agents may reasonably request and acceptable to ACT (acting reasonably).  Any request by ACT under this Section shall be binding on all Obligors.  The parties hereto agree that the Administrative Agents are entitled to execute on behalf of the Secured Parties any amendments or modifications reasonably required to effectuate the foregoing.  The Administrative Agent shall have the right to set forth the conditions precedent to the Additional Loan Commitments.

ARTICLE III
REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

SECTION 3.1.  Repayments and Prepayments; Application.  The Borrowers agree that the Loans shall be repaid and prepaid pursuant to the following terms.

SECTION 3.1.1.  Repayments and Prepayments.  The Borrowers (jointly and severally) shall repay in full the unpaid principal amount of each Loan upon the applicable Stated Maturity Date therefor.  Prior thereto, payments and prepayments of the Loans shall or may be made as set forth below.

(a)  From time to time on any Business Day, any Borrower may make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any

(i)  Loans (other than Swing Line Loans and Canadian BAs); provided, that (A) any such prepayment of the Term Loans shall be made pro rata among Canadian Term Loans and U.S. Term Loans, and pro rata among Canadian Term Loans and U.S. Term Loans of the same type and, if applicable, having the same Interest Period of all Lenders that have made such Canadian Term Loans or U.S. Term Loans (applied to the remaining amortization payments for the Canadian Term Loans and the U.S. Term Loans, as the case may be, in such amounts as such Borrower shall determine) and any such prepayment of Revolving Loans shall be made pro rata among the Canadian Revolving Loans and U.S. Revolving Loans of the same type and, if applicable, having the same Interest Period of all Lenders that have made such Canadian Revolving Loans or U.S. Revolving Loans; (B) all such voluntary prepayments shall require at least one but no more than five Business Days’ prior notice to the Canadian Administrative Agent (with respect to Canadian Term Loans or Revolving Loans) or to the U.S. Administrative Agent (with respect to U.S. Term Loans); and (C) all such voluntary partial prepayments shall be, in the case of LIBO Rate Loans, in an aggregate minimum amount of $2,500,000 and an integral multiple of $100,000 and, in the case of Floating Rate Loans, in an aggregate minimum amount of C$1,000,000 and an integral multiple of C$100,000 (for Floating Rate Loans denominated in Canadian Dollars) and $1,000,000 and an integral multiple of $100,000 (for Floating Rate Loans denominated in U.S. Dollars) or, in either case, in the full amount of the Term Loans or the Revolving Loans then outstanding, as the case may be; and

(ii)  Swing Line Loans; provided, that (A) all such voluntary prepayments shall require prior telephonic notice to the applicable Swing Line Lender on or before 1:00 p.m., Montréal time, on the day of such prepayment (such notice to be confirmed in writing within 24 hours thereafter); and (B) all such voluntary partial prepayments shall be in an aggregate minimum amount of C$100,000 and an integral multiple of C$100,000 (or the Canadian Equivalent Amount thereof, in the case of U.S. Swing Line Loans) or in the full amount of the Swing Line Loans then outstanding; provided, that such notice requirements shall not apply to a repayment, through account deposits, of Swing Line Loans obtained by way of overdraft.

(b)  On any date when the sum of (i) the aggregate outstanding principal amount of all Canadian Revolving Loans and Canadian Swing Line Loans and (ii) the aggregate amount of all Canadian Letter of Credit Outstandings exceeds the then Canadian Revolving Loan Commitment Amount, the Borrowers shall make a mandatory prepayment of Canadian Revolving Loans or Canadian Swing Line Loans or both (other than Canadian BAs), and, if necessary, Cash Collateralize all Canadian Letter of Credit Outstandings and all Canadian BAs, in an aggregate amount equal to such excess; provided, that to the extent such excess is a result of Currency fluctuations that cause the aggregate amount of Canadian Revolving Loans, Canadian Swing Line Loans and Canadian Letters of Credit to exceed 103% of the Canadian Revolving Loan Commitment Amount, the Borrowers shall, within three Business Days of such date, make a mandatory prepayment of such Canadian Revolving Loans and Canadian Swing Line Loans and, if necessary, Cash Collateralize such Canadian Letters of Credit.  On any date when the sum of (i) the aggregate outstanding principal amount of all U.S. Revolving Loans and U.S. Swing Line Loans and (ii) the aggregate amount of all U.S. Letter of Credit Outstandings exceeds the then U.S. Revolving Loan Commitment Amount, the Borrowers shall make a mandatory prepayment of U.S. Revolving Loans or U.S. Swing Line Loans or both, and, if necessary, Cash Collateralize all U.S. Letter of Credit Outstandings, in an aggregate amount equal to such excess.

(c)  On the Stated Maturity Date and on each Quarterly Payment Date occurring during any period set forth below, the Borrowers shall make a scheduled repayment of the aggregate outstanding principal amount, if any, of all Canadian Term Loans in an amount equal to the amount set forth below opposite the Stated Maturity Date or such Quarterly Payment Date, as applicable:

Period	Amount of Required Principal Repayment
07/17/04 through (and including) 01/30/05	$6,625,000

01/31/05 through (and including) 07/17/05	$9,937,500

07/18/05 through (and including) 07/23/06	$13,250,000

Period	Amount of Required Principal Repayment
07/24/06 through (and including) 07/20/08	$16,562,500

10/12/08	$19,875,000

Stated Maturity Date for	$19,875,000
Canadian Term Loans	or the then outstanding principal amount of all Canadian Term Loans, if different.

(d)  On the Stated Maturity Date and on each Quarterly Payment Date occurring during any period set forth below, the Borrowers shall make a scheduled repayment of the aggregate outstanding principal amount, if any, of all U.S. Term Loans in an amount equal to the amount set forth below opposite the Stated Maturity Date or such Quarterly Payment Date, as applicable:

Period	Amount of Required Principal Repayment
04/24/04 through (and including) 01/31/10	$612,500

02/01/10 through (and including) 10/10/10	$57,575,000

Stated Maturity Date for	$57,575,000
U.S. Term Loans	or the then outstanding principal amount of all U.S. Term Loans, if different.

(e)  Subject to clause (c) of Section 3.1.2, within three Business Days following the receipt by ACT of any Net Equity Proceeds or ACT or any of its Subsidiaries of any Net Debt Proceeds, the Borrowers shall make a mandatory prepayment of the Loans in an amount equal to 100% of such Net Equity Proceeds or Net Debt Proceeds, to be applied as set forth in Section 3.1.2.

(f)  In the event ACT or any of its Subsidiaries receives any Net Disposition Proceeds pursuant to clause (a)(iii) or clause (c) of Section 7.2.11 or Net Casualty Proceeds, the Borrowers shall (i) within ten Business Days of receipt by ACT or its

Subsidiaries of funds in excess of $1,000,000 for any single transaction, deliver to the Administrative Agents a calculation of the aggregate amount of such Net Disposition Proceeds or Net Casualty Proceeds, and (ii) to the extent the aggregate amount of such Net Disposition Proceeds or Net Casualty Proceeds received by ACT and its Subsidiaries in any Fiscal Year exceeds $10,000,000 (the “Threshold Amount”), the Borrowers shall make a mandatory prepayment of the Canadian Term Loans and, subject to clause (c) of Section 3.1.2, the U.S. Term Loans, pro rata, in an amount equal to 100% of Net Disposition Proceeds or Net Casualty Proceeds (and not just the amount in excess of the Threshold Amount); provided however, that upon written notice by ACT to the Administrative Agents not more than ten Business Days following receipt of such Net Disposition Proceeds or Net Casualty Proceeds, all such proceeds (referred to as the “Reinvestment Amount”) may be retained by ACT and its Subsidiaries (and be excluded from the prepayment requirements of this clause) if (A) no Event of Default has occurred and is continuing, (B) ACT informs the Administrative Agents in such notice of its good faith intention to apply (or cause one or more of its Subsidiaries to apply) such Net Disposition Proceeds or Net Casualty Proceeds to the acquisition of other assets or properties in the U.S. or Canada consistent with the businesses permitted to be conducted pursuant to Section 7.2.1, and (C) within 180 days following the receipt of such Net Disposition Proceeds or Net Casualty Proceeds, such proceeds are applied or committed (and actually applied within the next 170 days) to such acquisition.  The amount of such Net Disposition Proceeds or Net Casualty Proceeds unused or uncommitted after such 180 day period (or not actually applied after 350 days) shall (subject to clause (c) of Section 3.1.2) be applied to prepay the Loans as set forth in Section 3.1.2.  At any time after receipt of any Net Disposition Proceeds or Net Casualty Proceeds in excess of the Threshold Amount but prior to the application thereof to a mandatory prepayment, the acquisition of other assets or properties as described above, or a voluntary prepayment of Revolving Loans, following the occurrence and during the continuation of an Event of Default, upon written request by the Administrative Agents (in their discretion) to ACT, ACT shall deposit all of the Net Disposition Proceeds or Net Casualty Proceeds into a cash collateral account maintained with (and subject to documentation reasonably satisfactory to) either Administrative Agent for the benefit of the Secured Parties (and over which such Administrative Agent shall have a first priority perfected Lien) pending such application as a prepayment or to be released as requested by ACT in respect of such acquisition.  Amounts deposited in such cash collateral account shall be invested in Cash Equivalent Investments, as directed by ACT.

(g)  Within two Business Days of the occurrence or consummation of a Permitted Sale-Leaseback, which event shall constitute an Event of Failure, the Borrowers shall make a mandatory prepayment of the Canadian Term Loans and an Offer to Prepay the U.S. Term Loans (in accordance with clause (d) of Section 3.1.2 hereof), pro rata, in an amount equal to 100% of the Net Disposition Proceeds from such Permitted Sale-Leaseback.

(h)  Subject to clause (c) of Section 3.1.2, within 100 days after the last day of each Fiscal Year (beginning with the last day of the 2005 Fiscal Year), subject to the next sentence, the Borrowers shall make a mandatory prepayment of the Loans in an amount equal to 50% of the Excess Cash Flow (if any) for such Fiscal Year, to be applied as set forth in Section 3.1.2.  No prepayment of the Loans shall be required in respect of any particular Fiscal Year if the Adjusted Leverage Ratio as of the last day of such Fiscal Year was less than 3.50:1.

(i)  Subject to clause (c) of Section 3.1.2, within three Business Days following the receipt by ACT or any of its Subsidiaries of any Net Disposition Proceeds pursuant to clauses (b) (to the extent such Net Disposition Proceeds have not been applied to fund the purchase price of the assets acquired and subject to such sale and leaseback) or (c) of Section 7.2.15, the Borrowers shall make a mandatory prepayment of the Loans in an amount equal to 100% of such Net Disposition Proceeds, to be applied as set forth in Section 3.1.2.

(j)  Immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Section 8.2 or Section 8.3, the Borrowers shall repay all the Loans, unless, pursuant to Section 8.3, only a portion of all the Loans is so accelerated (in which case the portion so accelerated shall be so repaid).

Each prepayment of any Loans made pursuant to this Section shall be the joint and several obligations of the Borrowers, and shall be made without premium or penalty, except as may be required by Section 4.4.

SECTION 3.1.2.  Application.  Amounts prepaid pursuant to Section 3.1.1 shall be applied as set forth in this Section.

(a)  Subject to clause (b), each prepayment or repayment of the principal of the Loans shall be applied, to the extent of such prepayment or repayment, first, to the principal amount thereof being maintained as Floating Rate Loans, and second, subject to the terms of Section 4.4, to the principal amount thereof being maintained as Fixed Rate Loans.

(b)  Subject to clause (c), each prepayment or repayment of the principal of the Loans (excluding any prepayment pursuant to an Offer to Prepay) shall be applied first, pro rata to a mandatory prepayment of the outstanding principal amount of all Term Loans (with the amount of such prepayment of the Term Loans being applied to the remaining Canadian Term Loans or U.S. Term Loans, as the case may be, amortization payments, ratably in accordance with the amount of each such remaining Term Loan amortization payment), and second, once all Term Loans have been repaid in full, pro rata to a mandatory prepayment of any outstanding Revolving Loans; provided that, if any Canadian Term Loans are outstanding, any U.S. Term Loan Lender that has U.S. Term Loans outstanding may, by delivering a notice to the Administrative Agents at least two Business Days prior to the date that such prepayment is to be made, elect not to have its pro rata share of U.S. Term Loans prepaid with amounts resulting from the operation of clauses (e), (f), (h) and (i) of Section 3.1.1 (referred to as “Prepayment Proceeds”), and, upon any such election, the Prepayment Proceeds that otherwise would have prepaid such U.S. Term Loan Lender’s U.S. Term Loans shall be applied to a mandatory prepayment of the Canadian Term Loans until repaid in full, and then to prepay U.S. Term Loans (but only if such prepayment will not result in withholding Taxes being payable or assessed).

(c)  Notwithstanding clause (b) each repayment and prepayment required to be made in respect of the then outstanding U.S. Term Loans pursuant to clauses (e), (f), (h) and (i) of Section 3.1.1 shall not, in the aggregate, at any time prior to the Target Date exceed an amount (referred to as the “Maximum Amount”) equal to 20% of the principal amount of the U.S. Term Loans outstanding on the Closing Date; provided, that the foregoing shall in no way preclude a U.S. Term Loan Lender from receiving payments in excess of the foregoing amounts upon, during the continuance of, or in connection with, any Event of Default.  Any prepayment amount required to be made in respect of the U.S. Term Loans (or portion thereof) in excess of the Maximum Amount be re-allocated to the prepayment of the Canadian Term Loans (until repaid in full), and then to a repayment (pro rata) to the Revolving Loans (without a reduction in the available Revolving Loan Commitment Amounts).

(d)  Each Offer to Prepay required to be made pursuant to clause (g) of Section 3.1.1 shall be made by the U.S. Term Loan Borrower by executing and delivering to the U.S. Administrative Agent a notice of Offer to Prepay pursuant to which it shall make an offer to the U.S. Term Loan Lenders to voluntarily prepay the U.S. Term Loans.  Each U.S. Term Loan Lender shall be obligated to accept any Offer to Prepay (in an amount equal to its ratable share of such prepayment) if (i) after giving effect to such voluntary prepayment, the aggregate principal amount of the U.S. Term Loans then outstanding is in excess of $150,000,000 and (ii) as a result of such voluntary prepayment, no Taxes would be (or requested to be) withheld by (or on behalf of) any Governmental Authority.  Once the aggregate principal amount of the U.S. Term Loans outstanding is less than or equal to $150,000,000, (but only for so long as Canadian Term Loans remain outstanding) each U.S. Term Loan Lender shall, within two Business Days following its receipt of the Offer to Prepay, inform the Administrative Agents as to how much (if any) of the Offer to Prepay it agrees (in its sole discretion) to have applied as a voluntary prepayment to its U.S. Term Loans.  Failure to respond within that period shall be deemed to be an instruction from such non-responding U.S. Term Loan Lender that it does not want to accept such Offer to Prepay.  To the extent any Offer to Prepay is not accepted by U.S. Term Loan Lenders, the principal amount of the U.S. Term Loans not accepted shall be re-allocated to the prepayment of the Canadian Term Loans until repaid in full.  The amount of any prepayment of the Term Loans under this clause (d) shall be applied to the remaining Canadian Term Loans or U.S. Term Loans, as the case may be, amortization payments, ratably in accordance with the amount of each such remaining Term Loan amortization payment.  The Borrowers agree to make any prepayment of the Term Loans under this clause (d) no later than six Business Days following the occurrence or consummation of the Permitted Sale-Leaseback

SECTION 3.2.  Interest Provisions.  Interest on the outstanding principal amount of the Loans (other than interest payable with respect to Canadian BAs) shall accrue and be payable in accordance with the terms set forth below.

SECTION 3.2.1.  Rates.  Subject to Section 2.3.2, pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the applicable Borrowers may elect that Loans comprising a Borrowing accrue interest at a rate per annum:

(a)  on that portion maintained from time to time as a Floating Rate Loan, equal to the sum of the Alternate Base Rate (if such Loan is a U.S. Loan or a Canadian Loan denominated in U.S. Dollars) or the Canadian Prime Rate (if such Loan is a Canadian Loan denominated in Canadian Dollars), as applicable, from time to time in effect plus the Applicable Margin; provided, that (i) all Canadian Swing Line Loans shall always accrue interest at a rate per annum equal to the Canadian Prime Rate or the Alternate Base Rate from time to time in effect plus the then effective Applicable Margin for Canadian Revolving Loans maintained as Floating Rate Loans and (ii) all U.S. Swing Line Loans shall always accrue interest at a rate per annum equal to the U.S. Base Rate from time to time in effect plus the then effective Applicable Margin for U.S. Revolving Loans maintained as Floating Rate Loans; and

(b)  on that portion maintained as a LIBO Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus the then effective Applicable Margin for such Loan.

All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan.  Interest on Floating Rate Loans shall be calculated from and including the first day of the Borrowing of such Floating Rate Loan to (but not including) the date interest is required to be paid on such Floating Rate Loan pursuant to Section 3.2.3.

SECTION 3.2.2.  Post-Maturity Rates.  After the date any principal amount of any Loan or Reimbursement Obligation is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise), or after any other monetary Obligation of the Borrowers shall have become due and payable, the Borrowers shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to (a) in the case of overdue principal on any Loan, the rate of interest that otherwise would be applicable to such Loan plus 2% per annum; and (b) in the case of overdue interest, fees and other monetary Obligations, the Alternate Base Rate (in respect of U.S. Loans or Canadian Loans denominated in U.S. Dollars) and the Canadian Prime Rate (in respect of Canadian Loans denominated in Canadian Dollars) plus the then Applicable Margin for such designated Loan plus 2% per annum.

SECTION 3.2.3.  Payment Dates.  Interest accrued on each Loan shall be payable, without duplication:

(a)  on the Stated Maturity Date therefor;

(b)  on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;

(c)  with respect to Floating Rate Loans, on each Quarterly Payment Date occurring after the Effective Date;

(d)  with respect to LIBO Rate Loans, on the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, on the first Business Day following such three month period and the last day of such Interest Period);

(e)  with respect to any Floating Rate Loans converted into Fixed Rate Loans on a day when interest would not otherwise have been payable pursuant to clause (c), on the date of such conversion; and

(f)  on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

SECTION 3.2.4.  Interest Act Provision.

(a)  For the purposes of the Interest Act (Canada), whenever interest payable pursuant to this Agreement is calculated with respect to any monetary Obligation relating to Canadian Loans on the basis of a period other than a calendar year (the “Calculation Period”), each rate of interest determined pursuant to such calculation expressed as an annual rate is equivalent to such rate as so determined, multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days in the Calculation Period.

(b)  The principle of deemed reinvestment of interest with respect to any monetary Obligation relating to Canadian Loans shall not apply to any interest calculation under this Agreement.

(c)  The rates of interest with respect to any monetary Obligation relating to Canadian Loans stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

SECTION 3.3.  Fees.  The Borrowers shall pay the fees set forth below.  All such fees shall be non-refundable.

SECTION 3.3.1.  Commitment Fee.  The Borrowers shall pay to the Canadian Administrative Agent for the account of each Revolving Loan Lender, for the period (including any portion thereof when any of its Commitments are suspended by reason of any Borrower’s inability to satisfy any condition of Article V) commencing on the Effective Date and ending on (but excluding) the first Quarterly Payment Date following the Effective Date and thereafter for each period commencing on a Quarterly Payment Date and ending on (but excluding) the following Quarterly Payment Date or (if earlier) the applicable Revolving Loan Commitment Termination Date, a commitment fee in an amount equal to the Applicable Commitment Fee Margin, in each case on such Lender’s Percentage of the sum of the daily unused portion of the applicable Revolving Loan Commitment Amount (net of applicable Letter of Credit Outstandings) during such period.  All commitment fees payable pursuant to this Section shall be calculated on a year comprised of 365 days and payable by the Borrowers in arrears on each Quarterly Payment Date, commencing with the first Quarterly Payment Date following the Effective Date, and on the applicable Revolving Loan Commitment Termination Date.  The making of Swing Line Loans shall constitute usage of the applicable Revolving Loan Commitment with respect to the calculation of commitment fees to be paid by the Borrowers to the Lenders.

SECTION 3.3.2.  Administrative Agents’ Fees.  The Borrowers shall pay to each Administrative Agent, for its own account, the fees in the amounts and on the dates set forth in each Administrative Agent Fee Letter.

SECTION 3.3.3.  Letter of Credit Fee.  (a)   The Borrowers shall pay to the Canadian Administrative Agent, for the pro rata account of the Issuer and each applicable Revolving Loan Lender, a Letter of Credit fee in a per annum amount equal to (i) at all times prior to the Reset Date, 2.50% per annum and (ii) thereafter the then effective Applicable Margin for applicable Revolving Loans maintained as LIBO Rate Loans, multiplied by the Stated Amount of each Letter of Credit issued and outstanding, such fees being payable quarterly in arrears on each Quarterly Payment Date following the date of issuance of each Letter of Credit until its termination or expiration and, on the date of termination or expiration of such Letter of Credit (if other than a Quarterly Payment Date), and on the applicable Revolving Loan Commitment Termination Date; provided, that in the case of Non-Financial LGs, the Letter of Credit fee shall be 75% of the fee otherwise set forth in this clause.

(b)  The Borrowers shall also pay to the Canadian Administrative Agent for the account of the Issuer, quarterly in arrears on each Quarterly Payment Date following the date of issuance of each Letter of Credit and on the applicable Revolving Loan Commitment Termination Date, an issuance fee in an amount equal to 1/8 of 1.00% per annum on the Stated Amount of each Letter of Credit; provided, that, to the extent Letter of Credit fees set forth in the foregoing clause (a) have been received by the Canadian Administrative Agent for the account of the Issuer and each applicable Revolving Loan Lender, each such Letter of Credit issuance fee shall be payable by the applicable Revolving Loan Lenders, ratably, in accordance with their applicable Revolving Loan Commitments.

ARTICLE IV
CERTAIN LIBO RATE, CANADIAN BA AND OTHER PROVISIONS

SECTION 4.1.  Fixed Rate Lending Unlawful.  If any Lender shall determine (which determination shall, upon notice thereof to ACT and the Administrative Agents, constitute prima facie evidence) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for any Lender to make or continue any Loan as, or to convert any Loan into, a Fixed Rate Loan, the obligations of such Lender to make, continue or convert any such Fixed Rate Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agents that the circumstances causing such suspension no longer exist, and all outstanding Fixed Rate Loans payable to such Lender shall automatically convert into Floating Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

SECTION 4.2.  Deposits Unavailable; Circumstances making Canadian BAs Unavailable.  (a)   If the applicable Administrative Agent shall have determined that (i) deposits in the amount and for the relevant Interest Period are not available to it in its relevant market; or (ii) by reason of circumstances affecting its relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans, then, upon notice from the applicable Administrative Agent to ACT and the applicable Lenders, the obligations of all such Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans shall forthwith be suspended until the applicable Administrative Agent shall notify ACT and the applicable Lenders that the circumstances causing such suspension no longer exist.

(b)  If the Canadian Administrative Agent shall have determined in good faith that by reason of circumstances affecting the Canadian money market, there is no market for Canadian BAs, then, upon notice to ACT and the applicable Lenders, the right of the Borrowers to request the acceptance of Canadian BAs and the acceptance thereof shall be suspended until the Canadian Administrative Agent shall notify ACT and the applicable Lenders that it has determined that the circumstances causing such suspension no longer exist.

SECTION 4.3.  Increased Loan Costs, etc.  (a)   The Borrowers shall reimburse each Lender and Issuer for any increase in the cost to such Lender or Issuer of, or any reduction in the amount of any sum receivable by such Lender or Issuer in respect of, such Lender or Issuer’s Commitments and the making of Credit Extensions hereunder (including the making, continuing or maintaining (or of its obligation to make or continue) any Loans as, or of converting (or of its obligation to convert) any Loans into, Fixed Rate Loans) that arise in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in after the Closing Date of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law but binding on such Person) of any Governmental Authority, except for such changes with respect to increased capital costs and Taxes which are governed by Sections 4.5 and 4.6, respectively.  Each affected Lender or Issuer shall promptly notify the Administrative Agents and ACT in writing of the occurrence of any such event, stating the reasons therefor and the additional amount required fully to compensate such Lender or Issuer for such increased cost or reduced amount.  Such additional amounts shall be payable by the

Borrowers directly to such Lender or Issuer within thirty days of ACT’s receipt of such notice, and such notice shall constitute prima facie evidence of such increased cost or reduced amount.

(b)  A Lender claiming any reimbursement, compensation, indemnification or any other payment under Sections 4.3, 4.4, 4.5 or 4.6 or Section 11.4 shall use reasonable efforts, consistent with its internal policies, to designate a different lending office if the making of such a designation would avoid the need for, or reduce the amount of, such reimbursement, compensation, indemnification or other payment.  If a Lender is not able to obviate its requirement for reimbursement, compensation, indemnification or other payment pursuant to Sections 4.3, 4.4, 4.5 or 4.6 or Section 11.4 by designating a different lending office, the Borrowers shall (subject to Section 11.11) have the right to obligate the Lender to assign its all but not less than all of its rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee if such assignment would allow the Borrowers, either at that time or in the future, to avoid having to pay such reimbursement, compensation, indemnification or other payment, provided that such assignment results in the assigning Lender being paid an amount equal to all amounts owing hereunder by the Borrowers to such Lender at that time and any outstanding Letter of Credit issued by such Lender is Cash Collateralized or replaced.  Any assignment hereunder shall be made by the assigning Lender in accordance with the terms and requirements of this Agreement.  No claim may be made by a Lender under Sections 4.3, 4.4, 4.5 or 4.6 or Section 11.4 unless such Lender is claiming such reimbursement, compensation, indemnification or other payment generally from all of its customers against whom it is entitled to make such claim.

SECTION 4.4.  Funding Losses.  In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make or continue any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a Fixed Rate Loan) as a result of

(a)  any conversion or repayment or prepayment of the principal amount of any Fixed Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Article III or otherwise;

(b)  any Loans not being made as Fixed Rate Loans in accordance with the Borrowing Request therefor; or

(c)  any Loans not being continued as, or converted into, Fixed Rate Loans in accordance with the Continuation/Conversion Notice therefor;

then, upon the written notice of such Lender to ACT (with a copy to each Administrative Agent), the Borrowers shall, within thirty days of ACT’s receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense.  Such written notice shall constitute prima facie evidence of such loss or expense.

SECTION 4.5.  Increased Capital Costs.  If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law but binding on such Person) of any Governmental Authority affects or would affect the amount of capital required or expected to be maintained by any Lender or any Person controlling such Lender, and such Lender determines (acting reasonably and in good faith) that the rate of return on its or such controlling Person’s capital as a consequence of the Commitments or the Credit Extensions made, or the Letters of Credit participated in, by such Lender is reduced to a level below that which such Lender or such controlling Person would have achieved but for the occurrence of any such circumstance, then upon notice from time to time by such Lender to ACT, the Borrowers shall, within 30 days following ACT’s receipt of such notice, pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return.  A statement of such Lender as to any such additional amount or amounts shall constitute prima facie evidence thereof.  In determining such amount, such Lender may use any method of averaging and attribution that it (acting reasonably and in good faith) shall deem applicable.

SECTION 4.6.  Taxes.  Each Borrower covenants and agrees as follows with respect to Taxes.

(a)  Any and all payments by such Borrower under each Loan Document shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes.  In the event that any Taxes are imposed and required to be deducted or withheld from any payment required to be made by any Obligor to or on behalf of any Lender Party under any Loan Document, then:

(i)  subject to clause (g), if such Taxes are Non-Excluded Taxes, the amount of such payment shall be increased as may be necessary so that such payment is made, after withholding or deduction for or on account of such Taxes, in an amount that is not less than the amount provided for in such Loan Document; and

(ii)  such Borrower shall withhold the full amount of such Taxes from such payment (as increased pursuant to clause (a)(i)) and shall pay such amount to the Governmental Authority imposing such Taxes in accordance with applicable law.

(b)  In addition, the Borrowers shall pay all Other Taxes imposed to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable law.

(c)  As promptly as practicable after the payment of any Taxes or Other Taxes, and in any event within 45 days of any such payment being due, the Borrowers shall furnish to the Administrative Agents a copy of an official receipt (or a certified copy thereof) evidencing the payment of such Taxes or Other Taxes.  The Administrative Agents shall make copies thereof available to any Lender upon request therefor.

(d)  Subject to clause (g), the Borrowers shall indemnify each Lender Party for any Non-Excluded Taxes and Other Taxes levied, imposed or assessed on (and whether or not paid directly by) such Lender Party whether or not such Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority.  Promptly upon having knowledge that any such Non-Excluded Taxes or Other Taxes have been levied, imposed or assessed, and promptly upon notice thereof by any Secured Party, the Borrowers shall pay such Non-Excluded Taxes or Other Taxes directly to the relevant Governmental Authority (provided, that no Lender Party shall be under any obligation to provide any such notice to the Borrowers).   In addition, the Borrowers shall indemnify each Lender Party for any incremental Taxes that may become payable by such Lender Party as a result of any failure of any Borrower to pay any Taxes when due to the appropriate Governmental Authority or to deliver to the Administrative Agents, pursuant to clause (c), documentation evidencing the payment of Taxes or Other Taxes.  With respect to indemnification for Non-Excluded Taxes and Other Taxes actually paid by any Lender Party or the indemnification provided in the immediately preceding sentence, such indemnification shall be made within 30 days after the date such Lender Party makes written demand therefor.  Each Borrower acknowledges that any payment made to any Lender Party or to any Governmental Authority in respect of the indemnification obligations of such Borrower provided in this clause shall constitute a payment in respect of which the provisions of clause (a) and this clause shall apply.  If any Lender or any Administrative Agent shall become aware that it is entitled to receive a refund in respect of Taxes as to which it has been indemnified by the Borrowers pursuant to this Section 4.6, it shall promptly notify ACT of the availability of such refund and shall, within thirty (30) days after receipt of a request by the Borrowers, apply for such refund.  If any Lender or any Administrative Agent, as applicable, determines in its sole discretion that it has received a refund in respect of any Taxes to which it has been indemnified by any Borrower pursuant to this Section 4.6, it shall promptly pay such refund to such Borrower (to the extent of amounts that such Lender determines in its sole discretion were paid by such Borrower under this Section 4.6 with respect to such refund), provided that such Borrower, upon the request of such Lender or such Administrative Agent, as applicable, agrees to return such refund to such Lender or such Administrative Agent in the event such Lender or such Administrative Agent is required to repay such refund.  The Borrowers shall be responsible for any costs incurred by such Lender or such Administrative Agent in applying for any such refund and promptly reimburse such Lender or such Administrative Agent therefor on demand.  Nothing contained in this Section 4.6 (including the immediately preceding sentence) shall require any Lender (or an Eligible Assignee or Participant) or any Administrative Agent to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

(e)  Promptly upon the request of ACT, each Non-U.S. Lender that has a U.S. Term Loan Commitment or U.S. Revolving Loan Commitment, on or prior to the date on which such Non-U.S. Lender becomes a Lender hereunder (unless it is an Assignee Lender at a time when an Event of Default had occurred (and therefore neither ACT’s nor any Borrower’s consent to assignment was required)) (and from time to time thereafter upon the request of ACT or any Administrative Agent, but only for so long as such Non-U.S. Lender is legally entitled to do so), shall deliver to ACT and the Administrative Agents either (i) two duly completed copies of either (x) Internal Revenue Service Form W-8BEN claiming eligibility of the Non-U.S. Lender for benefits of an income tax treaty to which the United States is a party or (y) Internal Revenue Service Form W-8ECI, or in either case an applicable successor form; or (ii) in the case of a Non-U.S. Lender that is not legally entitled to deliver either form listed in clause (e)(i), (x) a certificate to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (referred to as an “Exemption Certificate”) and (y) two duly completed copies of Internal Revenue Service Form W-8BEN or applicable successor form.

(f)  Except in the case of an Assignee Lender at a time when an Event of Default had occurred (and therefore neither ACT’s nor any Borrower’s consent to assignment was required), each Lender that (i) is not listed in Schedules I or II of the Bank Act (Canada), (ii) is a non-resident of Canada for purposed of the Income Tax Act and (iii) is an “authorized foreign bank” as defined in section 2 of the Bank Act (Canada) which desires to be considered a Canadian Facility Lender shall, promptly upon the request of ACT (A) deliver to the Borrowers a certificate of an officer of such Lender stating that, as at the time of delivery of such certificate, no amount is required to be deducted or withheld pursuant to the Income Tax Act (Canada) from payments made hereunder or under any other Loan Document by the applicable Borrowers as a result of such Person being a non-resident of Canada for purposes of the Income Tax Act and, (B) notify the applicable Borrowers promptly in writing of any change in fact or change in law that would make the certificate inaccurate.

(g)  No Borrower shall be obligated to pay any additional amounts to any Lender pursuant to clause (a)(i), or to indemnify any Lender pursuant to clause (d), in respect of U.S. or Canadian withholding taxes to the extent imposed as a result of (i) the failure of such Lender to deliver to ACT the form or forms and/or an Exemption Certificate or officer’s certificate, as applicable to such Lender, pursuant to clauses (e) or (f), as the case may be, (ii) such form or forms and/or Exemption Certificate or officer’s certificate not establishing a complete exemption from U.S. or Canadian withholding tax or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect, or (iii) the Lender designating a successor lending office at which it maintains its Loans which has the effect of causing such Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation; provided, that the Borrowers shall be obligated to pay additional amounts to any such Lender pursuant to clause (a)(i), and to indemnify any such Lender pursuant to clause (d), in respect of U.S. or Canadian withholding taxes if  (i) any such failure to deliver a form or forms or an Exemption Certificate or officer’s certificate or the failure of such form or forms or Exemption Certificate or officer’s certificate to establish a complete exemption from U.S. or Canadian withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the Closing Date, which change rendered such Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from U.S. or Canadian withholding tax, or rendered the information or certifications made in such form or forms or Exemption Certificate or officer’s certificate untrue or inaccurate in a material respect, (ii) the redesignation of the Lender’s lending office was made at the request of any Borrower, (iii) the obligation to pay any additional amounts to any such Lender pursuant to clause (a)(i) or to indemnify any such Lender pursuant to clause (d) is with respect to an Assignee Lender that becomes an Assignee Lender as a result of an assignment made at the request of any Borrower or (iv) such Lender was an Assignee Lender at the time an Event of Default had occurred (and therefore neither ACT’s nor any Borrower’s consent to assignment was required).

SECTION 4.7.  Payments, Computations, etc.  Unless otherwise expressly provided in a Loan Document, all payments by the Borrowers pursuant to each Loan Document shall be made by the Borrowers to the applicable Administrative Agent for the pro rata account of the applicable Secured Parties entitled to receive such payment.  In furtherance of the foregoing, (i) payments of principal and interest with respect to Canadian Revolving Loans made in Canadian Dollars and all commitment fees shall be payable in Canadian Dollars to the Canadian Administrative Agent, (ii) payments of principal and interest with respect to Canadian Term Loans, U.S. Revolving Loans and Canadian Revolving Loans made in U.S. Dollars shall be payable in U.S. Dollars to the Canadian Administrative Agent and (iii) payments of principal and interest with respect to U.S. Term Loans shall be payable in U.S. Dollars to the U.S. Administrative Agent.  Subject to Section 4.6, all payments shall be made without setoff, deduction or counterclaim not later than 1:00 p.m., Montréal time, on the date due in same day or immediately available funds to such account as the applicable Administrative Agent shall specify from time to time by notice to ACT.  Funds received after that time shall be deemed to have been received by the applicable Administrative Agent on the next succeeding Business Day.  The applicable Administrative Agent shall promptly remit in same day funds to each Secured Party (entitled to receive such payment) its share, if any, of such payments received by such Administrative Agent for the account of such Secured Party.  All interest (including interest on LIBO Rate Loans) and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Floating Rate Loan (calculated at other than the Federal Funds Rate), 365 days or, if appropriate, 366 days).  Payments due on other than a Business Day shall (except as otherwise required by clause (c) of the definition of “Interest Period”) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.  Except as otherwise expressly set forth therein, all payments made under any Loan Document shall be applied upon receipt (a) first, to the payment of all Obligations (other than Loans and interest thereon) owing to each Administrative Agent, in its capacity as Administrative Agent (including the fees and expenses of one U.S. counsel, one Canadian counsel and local counsel (if any) for the Administrative Agents), (b) second, after payment in full in cash of the amounts specified in clause (a), to the ratable payment of all interest and fees owing with respect to the Credit Extensions and all costs and expenses owing to the Secured Parties pursuant to the terms of the Credit Agreement, until paid in full in cash, (c) third, after payment in full in cash of the amounts specified in clauses (a) and (b), to the ratable payment of the principal amount of the Loans then outstanding, the aggregate Reimbursement Obligations then owing, the Overdraft Obligations, the Cash Collateralization for contingent liabilities under Letter of Credit Outstandings and Canadian BAs, if such payment resulted from the proceeds of any collateral, then to amounts owing to Secured Parties under Rate Protection Agreements, (d) fourth, after payment in full in cash of the amounts specified in clauses (a) through (c), to the ratable payment of all other Obligations owing to the Secured Parties, (e) fifth, after payment in full in cash of the amounts specified in clauses (a) through (d), and following the Termination Date, to each applicable Obligor or any other Person lawfully entitled to receive such surplus.  For purposes of this Section, the “credit exposure” at any time of any Secured Party with respect to a Rate Protection Agreement to which such Secured Party is a party shall be determined at such time in accordance with the customary methods of calculating credit exposure under similar arrangements by the counterparty to such arrangements, taking into account potential interest rate movements and the respective termination provisions and notional principal amount and term of such Rate Protection Agreement.

SECTION 4.8.  Sharing of Payments.  If any Secured Party shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Credit Extension or Reimbursement Obligation (other than pursuant to the terms of Sections 4.3, 4.4, 4.5 or 4.6) in excess of its pro rata share of payments obtained by all Secured Parties, such Secured Party shall purchase from the other Secured Parties such participations in Credit Extensions made by them as shall be necessary to cause such purchasing Secured Party to share the excess payment or other recovery ratably (to the extent such other Secured Parties were entitled to receive a portion of such payment or recovery) with each of them; provided, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Secured Party, the purchase shall be rescinded and each Secured Party which has sold a participation to the purchasing Secured Party shall repay to the purchasing Secured Party the purchase price to the ratable extent of such recovery together with an amount equal to such selling Secured Party’s ratable share (according to the proportion of (a) the amount of such selling Secured Party’s required repayment to the purchasing Secured Party to (b) total amount so recovered from the purchasing Secured Party) of any interest or other amount paid or payable by the purchasing Secured Party in respect of the total amount so recovered.  The Borrowers agree that any Secured Party purchasing a participation from another Secured Party pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Secured Party were the direct creditor of the Borrowers in the amount of such participation.  If under any applicable bankruptcy, insolvency or other similar law any Secured Party receives a secured claim in lieu of a setoff to which this Section applies, such Secured Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Secured Parties entitled under this Section to share in the benefits of any recovery on such secured claim.

SECTION 4.9.  Setoff.  Each Lender Party shall, upon the occurrence and during the continuance of any Default described in clauses (a) through (d) of Section 8.1.9 or, with the consent of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and, as security for such Obligations) each Borrower hereby grants to each Lender Party a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of such Borrower then or thereafter maintained with such Lender Party; provided, that any such appropriation and application shall be subject to the provisions of Section 4.8.  Each Lender Party agrees promptly to notify ACT and each Administrative Agent after any such appropriation and application made by such Lender Party; provided, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of each Lender Party under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender Party may have.

SECTION 4.10.  Account Debit Authorization.  Notwithstanding the provisions of Section 4.7, each Borrower authorizes and directs the applicable Administrative Agent (and each Swing Line Lender in the case of the Canadian Swing Line Loan Commitment and the U.S. Swing Line Loan Commitment, as the case may be, with respect to the Canadian Operating Accounts and the U.S. Operating Accounts, as the case may be), in its discretion, to debit automatically the bank accounts of each Borrower maintained with the applicable Administrative Agent or the applicable Swing Line Lender, as the case may be, for all amounts payable by such Borrower pursuant to Article III.  Furthermore, subject to the provisions of the Compensation Agreements (i) the Canadian Swing Line Lender shall have the right to debit automatically on a daily basis any credit balance in the Canadian Operating Accounts for the sole purposes of repaying all Canadian Swing Line Loans and Canadian Overdraft Obligations, and (ii) the U.S. Swing Line Lender shall have the right to debit automatically on a daily basis any credit balance in the U.S.  Operating Accounts for the sole purposes of repaying all U.S. Swing Line Loans and U.S. Overdraft Obligations.

ARTICLE V
CONDITIONS TO CREDIT EXTENSIONS

SECTION 5.1.  Initial Credit Extension.  The obligations of the Lenders and, if applicable, the Issuer to fund the initial Credit Extension shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Article.

SECTION 5.1.1.  Resolutions, etc.  The Administrative Agents shall have received from each Obligor, as applicable, (i) a copy of a good standing certificate, dated a date reasonably close to the Closing Date, for each such Person and (ii) a certificate, dated the Closing Date, duly executed and delivered by such Person’s Secretary or Assistant Secretary, managing member, trustee or general partner, as applicable, as to

(a)  resolutions of each such Person’s Board of Directors (or other managing body, in the case of other than a corporation) then in full force and effect authorizing, to the extent relevant, all aspects of the Transaction applicable to such Person and the execution, delivery and performance of each Loan Document to be executed by such Person and the transactions contemplated hereby and thereby;

(b)  the incumbency and signatures of those of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person; and

(c)  the full force and validity of each Organic Document of such Person and copies thereof;

upon which certificates each Lender Party may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary, managing member, trustee or general partner, as applicable, of any such Person canceling or amending the prior certificate of such Person.

SECTION 5.1.2.  Closing Date Certificate.  The Administrative Agents shall have received the Closing Date Certificate, dated the Closing Date and duly executed and delivered by an Authorized Officer of ACT, in which certificate ACT shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties of each such Borrower as of such date, and, at the time each such certificate is delivered, such statements shall in fact be true and correct.  All documents and agreements required to be appended to the Closing Date Certificate shall be in form and substance satisfactory to the Arrangers.

SECTION 5.1.3.  Consummation of Transaction.  The Arrangers shall have received evidence satisfactory to them that (a) all actions necessary to consummate the Acquisition have been taken in accordance with all applicable laws and that the Acquisition shall be consummated for an aggregate net purchase price (excluding Transaction Expenses) not to exceed $830,000,000 as adjusted under the terms of the Purchase Agreement, with the amount of Transaction Expenses not exceeding C$50,000,000, (b) there shall be released from escrow, and ACT shall receive, at least C$223,600,000 (representing proceeds from an equity issuance by ACT), and Couche-Tard U.S. shall have received the Equity Issuance and Contribution and (c) Couche-Tard U.S. shall receive $350,000,000 in gross cash proceeds from the issuance of the Subordinated Notes in accordance with the terms of the applicable Transaction Document, without amendment or waiver of any material provision thereof.  The Administrative Agents shall have received a fully executed copy of the Purchase Agreement and, concurrently with the execution of this Agreement, each other Transaction Document and all other documents and instruments delivered in connection with the consummation of the Transactions.  The Purchase Agreement shall be in full force and effect and shall not have been modified or waived in any material respect, nor shall there have been any forbearance to exercise any material rights with respect to any of the terms or provisions related to the conditions to the consummation of the Acquisition in the Purchase Agreement unless otherwise agreed to by the Arrangers.

SECTION 5.1.4.  Payment of Outstanding Indebtedness, etc.  All Indebtedness identified in Item 7.2.2(b) of the Disclosure Schedule, together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, shall be paid in full from the proceeds of the initial Credit Extension and the commitments in respect of such Indebtedness shall be terminated, and any Liens securing payment of any such Indebtedness shall be released and the Collateral Agent shall receive all Uniform Commercial Code Form UCC-3 termination statements or other instruments as may be suitable or appropriate in connection therewith.

SECTION 5.1.5.  Delivery of Notes.  The Administrative Agents shall have received, for the account of each Lender that has requested a Note, such Lender’s Notes duly executed and delivered by an Authorized Officer of the applicable Borrower.

SECTION 5.1.6.  Financial Information, etc.  The Administrative Agents shall have received,

(a)  (i) unaudited consolidated financial statements of ACT and its Subsidiaries for each fiscal quarterly period ended after April 27, 2003 and (ii) unaudited consolidated statements of income of Circle K Corp. and its Subsidiaries for the nine month period ended September 30, 2003;

(b)  the most recently available projections of ACT (which projections shall not reflect any material adverse change in the consolidated financial condition of ACT or its Subsidiaries (assuming the Acquisition has occurred) from what was reflected in the financial statements or projections previously furnished to any Arranger or the Lenders); and

(c)  a pro forma consolidated balance sheet of ACT and its Subsidiaries, as of October 12, 2003, certified by the chief financial or accounting Authorized Officer of ACT, giving effect to the consummation of the Transactions and all the transactions contemplated by this Agreement, which shall be satisfactory to the Arrangers.

SECTION 5.1.7.  Compliance Certificate.  The Administrative Agents shall have received an initial Compliance Certificate on a pro forma basis as if the Transaction had been consummated and the initial Credit Extension had been made as of October 12, 2003 and as to such items therein as each Arranger reasonably requests, dated the Closing Date, duly executed (and with all schedules thereto duly completed) and delivered by the chief financial or accounting Authorized Officer of ACT.

SECTION 5.1.8.  Solvency, etc.  The Administrative Agents shall have received, with counterparts for each Lender, a solvency certificate, in form and substance satisfactory to the Arrangers, duly executed and delivered by the chief financial or accounting Authorized Officer of ACT, dated as of the Closing Date.

SECTION 5.1.9.  Guarantees.  The Administrative Agents shall have received, with counterparts for each Lender, (i) the ACT Guaranty, dated as of the date hereof, duly executed and delivered by an Authorized Officer of ACT, (ii) the Canadian Subsidiary Guaranty and the U.S. Subsidiary Guaranty, each dated as of the date hereof, duly executed and delivered by an Authorized Officer of each Material Subsidiary of ACT and such other Subsidiaries as may be necessary to represent at least 90% of the consolidated assets, consolidated EBITDA and gross revenue of ACT and its Subsidiaries (including, after giving effect to the Acquisition, Circle K Corp. and Circle K Enterprises and each of their Subsidiaries as may be necessary to represent at least 90% of the consolidated assets, consolidated EBITDA and gross revenue of ACT and its Subsidiaries (including Circle K Corp. and its Subsidiaries)).

SECTION 5.1.10.  Security Agreements.  The Collateral Agent shall have received, with counterparts for each Lender, executed counterparts of (i) the U.S. Borrower Pledge and Security Agreement, the Canadian Borrower Pledge and Security Agreement, the Canadian Subsidiary Pledge and Security Agreement, the U.S. Subsidiary Pledge and Security Agreement, the Québec Security Agreements and the Bank Act Agreements, each dated as of the date hereof, duly executed by the applicable Obligor party thereto and (ii) immediately after giving effect to the Acquisition, a supplement to the U.S. Borrower Pledge and Security Agreement, duly executed and delivered by an Authorized Officer of Circle K Stores, and the U.S. Subsidiary Pledge and Security Agreement duly executed and delivered by an Authorized Officer of Circle K Corp. and Circle K Enterprises, in each case, together with

(a)  certificates (in the case of Capital Securities that are securities (as defined in the UCC)) evidencing all of the issued and outstanding Capital Securities owned by each Obligor in Subsidiaries that are Obligors, directly owned by each Obligor, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, if any Capital Securities are uncertificated securities (as defined in the UCC), confirmation and evidence satisfactory to the Administrative Agents that the security interest therein has been granted to and perfected by the Collateral Agent for the benefit of the Secured Parties in accordance with Articles 8 and 9 of the UCC, as applicable, and all laws otherwise applicable to the perfection of the pledge of such Capital Securities;

(b)  copies of Filing Statements or PPSA financing statements naming each Obligor (other than, in the case of PPSA financing statements, Dunkin Donuts Master Franchisee Québec Inc., ACT, Dépan-Escompte Couche-Tard Inc. and ACT Financial Trust) as a debtor and the Collateral Agent as the secured party, or other similar instruments or documents to be filed under the UCC or PPSA of all jurisdictions as may be necessary to perfect the security interests of the Collateral Agent for the benefit of the Secured Parties pursuant to such Security Agreement;

(c)  copies (certified where available) of UCC Requests for Information or Copies (Form UCC-11) or similar PPSA instruments, or a similar search report dated a date reasonably near to the Closing Date, listing all effective financing statements on personal property which name any Obligor (under its present name and any previous names) as the debtor, together with copies of such financing statements (none of which shall cover any collateral described in any Loan Document except for Permitted Liens);

(d)  copies of applications for registration with respect to the Québec Security Agreements naming each relevant Obligor as a grantor and the Collateral Agent as the creditor, to be filed under the Civil Code of Québec to publish the hypothecs on personal property granted in favor of the Collateral Agent in its capacity as “fondé de pouvoir” pursuant to each Deed of Hypothec; and

(e)  copies of notices of intention to give security under the Bank Act (Canada) with respect to the Bank Act Agreements, executed and filed by each of the Canadian Borrowers at least one (1) Business Day prior to the execution of the remaining Bank Act Agreements.

The Administrative Agents and their counsel shall be satisfied that (i) the Lien granted to the Collateral Agent, for the benefit of the Secured Parties, in the collateral described above is (or, in the case of Circle K Corp. and its Subsidiaries will be) (upon the filing or registration of such Lien where appropriate) a first priority (or local equivalent thereof) security interest, subject to Permitted Liens; and (ii) no Liens exists on any of the collateral described above other than the Lien created in favor of the Collateral Agent, for the benefit of the Secured Parties, pursuant to a Loan Document and Permitted Liens.

SECTION 5.1.11.  Intellectual Property Security Agreement.  The Collateral Agent shall have received a Trademark Security Agreement dated as of the Closing Date, duly executed and delivered by each Obligor that has delivered a Security Agreement and owns trademarks.

SECTION 5.1.12.  Closing Fees, Expenses, etc.  The Canadian Administrative Agent shall have received or, contemporaneously with the initial Borrowing, shall receive all fees, costs and expenses due and payable pursuant to Sections 3.3 and 11.3 and the U.S. Administrative Agent shall have received or (contemporaneously with the initial Borrowing) shall receive all fees, costs and expenses due and payable pursuant to Sections 3.3 and 11.3.  The Arrangers shall have received or (contemporaneously with the initial Borrowing) shall receive all fees, costs and expenses payable by the Borrowers under the Arrangers’ Fee Letter.

SECTION 5.1.13.  Filing Agent, etc.  All Uniform Commercial Code and PPSA financing statements or other similar financing statements and Uniform Commercial Code (Form UCC-3) and PPSA termination statements required pursuant to the Loan Documents (collectively, the “Filing Statements”) shall have been delivered to CT Corporation System or another similar filing service company acceptable to the Administrative Agents (the “Filing Agent”).  The Filing Agent shall have acknowledged in a writing satisfactory to the Administrative Agents and their counsel (i) the Filing Agent’s receipt of all Filing Statements, (ii) that the Filing Statements have either been submitted for filing in the appropriate filing offices or will be submitted for filing in the appropriate offices within ten days following the Closing Date and (iii) that the Filing Agent will notify the Administrative Agents and their counsel of the results of such submissions within 30 days following the Closing Date.

SECTION 5.1.14.  Insurance.  The Administrative Agents shall have received insurance certificates, satisfactory to the Administrative Agents, evidencing coverage required to be maintained pursuant to this Agreement.

SECTION 5.1.15.  Mortgage.  The Collateral Agent shall have received Mortgages for each property listed on Item 6.16(a) and Item 6.16(b) in the Disclosure Schedule, dated as of the date hereof, duly executed by the applicable Obligor, together with evidence of satisfactory arrangements for the completion of all recordings and filings of each Mortgage as may be necessary to create a valid, perfected first priority Lien against the properties purported to be covered thereby, subject to Permitted Liens; provided, that this condition shall be satisfied if (i) the Obligors shall have, collectively, as of the Closing Date, satisfied the conditions in this Section with respect to no less than 80% of their owned real property (excluding those properties which are identified in Item (a) and Item (b) of Schedule III hereto) and (ii) the Obligors shall have used their commercially reasonable efforts to obtain Mortgages with respect to the properties listed on Item 6.16(b) in the Disclosure Schedule.

SECTION 5.1.16.  Opinions of Counsel.  The Administrative Agents shall have received opinions, dated the Closing Date and addressed to the Administrative Agents and all Lenders, from

(a)  Davies Ward Phillips & Vineberg LLP, New York counsel to the Obligors, in form and substance satisfactory to the Arrangers;

(b)  Davies Ward Phillips & Vineberg LLP, Canadian counsel to the Obligors, in form and substance satisfactory to the Arrangers; and

(c)  local counsel to the Obligors satisfactory to the Arrangers, in form and substance satisfactory to the Arrangers, in Alabama, Arizona, California, Florida, Georgia, Louisiana, Nevada, North Carolina, South Carolina, Tennessee and Texas.

SECTION 5.1.17.  Information pursuant to Terrorism Laws.  Each of the Borrowers shall have supplied the Lenders and the Administrative Agents with all information required by Section 326 of the Patriot Act (as set forth in Section 11.18 hereof) or necessary for the Administrative Agents or any Lender to verify the identity of such Borrower as required by Section 326 of the Patriot Act.

SECTION 5.1.18.  Process Agent.  The Administrative Agents shall have received a written acceptance by the Process Agent of its appointment under Section 11.14 hereof and under each similar provision in each other Loan Document.

SECTION 5.1.19.  Perfection Certificate.  The Administrative Agents shall have received a completed perfection certificate from ACT (on behalf of itself, the other Obligors and Circle K Corp.) in form and substance reasonably satisfactory to the Arrangers and duly executed by the chief financial or accounting Authorized Officer of ACT.

SECTION 5.1.20.  Joinder Agreement.  The Administrative Agents shall have received a joinder agreement in the form of Exhibit J hereto (the “Joinder Agreement”), dated the Closing Date and duly executed (and which is deemed to be delivered immediately after giving effect to the Acquisition) by an Authorized Officer of Circle K Stores.  All documents and agreements required to be appended to or delivered in conjunction with the Joinder Agreement shall be in form and substance satisfactory to the Arrangers.

SECTION 5.2.  All Credit Extensions.  The obligation of each Lender and each Issuer to make any Credit Extension shall be subject to the satisfaction of each of the conditions precedent set forth below.

SECTION 5.2.1.  Compliance with Warranties, No Default, etc.  Both before and after giving effect to any Credit Extension (but, if any Default of the nature referred to in Section 8.1.5 shall have occurred with respect to any other Indebtedness, without giving effect to the application, directly or indirectly, of the proceeds thereof) the following statements shall be true and correct (such statements to be made assuming the Transactions had occurred):

(a)  the representations and warranties set forth in each Loan Document shall, in each case, be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

(b)  no Default shall have then occurred and be continuing.

SECTION 5.2.2.  Credit Extension Request, etc.  Subject to Section 2.3.1, the applicable Administrative Agent shall have received a Borrowing Request if Loans are being requested, or an Issuance Request if a Letter of Credit is being requested or extended.  Each of the delivery of a Borrowing Request or Issuance Request and the acceptance by the applicable Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by each Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct in all material respects.

SECTION 5.2.3.  Satisfactory Legal Form.  All documents executed or submitted pursuant hereto by or on behalf of any Obligor shall be reasonably satisfactory in form and substance to the Administrative Agents and their counsel; the Administrative Agents and their counsel shall have received all information, approvals, opinions, documents or instruments as the Administrative Agents or their counsel may reasonably request, if either Administrative Agent believes in good faith that a Default has occurred and is continuing.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

In order to induce the Lender Parties to enter into this Agreement and to make Credit Extensions hereunder, the Borrowers represent and warrant to each Lender Party as set forth in this Article.

SECTION 6.1.  Organization, etc.  Each Obligor is validly organized and existing and in good standing under the laws of the state or jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification (except where the non-compliance with which could not reasonably be expected to have a Material Adverse Effect).  Each Obligor has full power and authority and holds all requisite governmental licenses, permits and other approvals (i) to enter into and perform its Obligations under each Loan Document to which it is a party, (ii) to own and hold under lease its property and (iii) to conduct its business substantially as currently conducted by it, except where, in the case of clauses (ii) and (iii), the absence thereof could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.2.  Due Authorization, Non-Contravention, etc.  The execution, delivery and performance by each Obligor of each Loan Document executed or to be executed by it, each Obligor’s participation in the consummation of all aspects of the Transaction, and the execution, delivery and performance by each Borrower or (if applicable) any Obligor of the agreements executed and delivered by it in connection with the Transaction are in each case within such Person’s powers, have been duly authorized by all necessary action, and do not

(a)  contravene any (i) Obligor’s Organic Documents, (ii) court decree or order binding on or affecting any Obligor or (iii) law or governmental regulation (including any Terrorism Law) binding on or affecting any Obligor; or

(b)  result in (i) or require the creation or imposition of, any Lien on any Obligor’s properties (except as permitted by this Agreement) or (ii) a default under any contractual restriction binding on or affecting any Obligor (except for any default which could not reasonably be expected to have a Material Adverse Effect).

SECTION 6.3.  Government Approval, Regulation, etc.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than those that have been, or on the Closing Date will be, duly obtained or made and which are, or on the Closing Date will be, in full force and effect) is required for the consummation of the Transaction or the due execution, delivery or performance by any Obligor of any Loan Document to which it is a party, or for the due execution, delivery and/or performance of Transaction Documents, in each case by the parties thereto or the consummation of the Transaction, except, in the case of the Transaction Documents, where the absence of such authorization, approval, action, notice or filing could not reasonably be expected to have a Material Adverse Effect.  None of the Borrowers nor any of their Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

SECTION 6.4.  Validity, etc.  Each Loan Document and each Transaction Document to which any Obligor is a party constitutes the legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

SECTION 6.5.  Financial Information.  The financial statements of ACT furnished to the Administrative Agents and each Lender pursuant to Section 5.1.6 have been prepared in accordance with GAAP consistently applied, and present fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended (subject only to any typical adjustments resulting from year-end audits).  The financial statements of Circle K Corp. furnished to the Administrative Agents and each Lender pursuant to Section 5.1.6 have been prepared in accordance with U.S. generally accepted accounting principles and present fairly in all material respects the financial condition of Circle K Corp. and its Subsidiaries as of the date thereof and the results of their operations for such periods, in each case assuming that certain sites have been combined with Circle K Corp. as described in the footnotes thereto.  All balance sheets, all statements of income and of cash flow and all other financial information of ACT and its Subsidiaries furnished pursuant to Section 7.1.1 have been and will for periods following the Effective Date be prepared in accordance with GAAP, and do or will present fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended (subject only to any typical adjustments resulting from year-end audits).

SECTION 6.6.  No Material Adverse Change; Solvency.  There has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of ACT and its Subsidiaries or Circle K Corp. and its Subsidiaries, in each case taken as a whole, since April 27, 2003 (in the case of ACT) or December 31, 2002 (in the case of Circle K Corp.).  The Borrowers and the Guarantors, taken as a whole on a consolidated basis, both before and after giving effect to each Credit Extension, are Solvent.

SECTION 6.7.  Litigation, Labor Controversies, etc.  Except as disclosed in Item 6.7 of the Disclosure Schedule, there is no action, suit or legal proceeding pending against (nor, to the knowledge of any Obligor, any notice of infraction, action, suit or proceeding threatened against or in any other manner relating adversely to) ACT, any of its Subsidiaries or any other Obligor, or any of their respective properties, businesses, assets or revenues, and no adverse development has occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed in Item 6.7 which (in either case) could reasonably be expected to have a Material Adverse Effect.  There is no pending or, to the knowledge of ACT or any of its Subsidiaries, threatened litigation, action, proceeding or labor controversy which purports to affect the legality, validity or enforceability of any Loan Document, the Transaction Documents or the Transaction.

SECTION 6.8.  Subsidiaries.  As of the Closing Date, ACT has no Subsidiaries that are Material Subsidiaries or Obligors, except those Subsidiaries which are identified in Item 6.8 of the Disclosure Schedule.

SECTION 6.9.  Ownership of Properties.  ACT and each of the Obligors own (a) in the case of owned real property, good and marketable fee title to, and (b) in the case of owned personal property, good and valid title to, or have, in the case of leased real or personal property (situated outside the Province of Québec), valid and enforceable leasehold interests (as the case may be) in, all of their material properties and assets, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens, except for Permitted Liens.

SECTION 6.10.  Taxes.  All federal, provincial and state income tax returns and other material tax returns required by law to be filed by ACT and its Subsidiaries as well as any other tax returns required to be filed in any jurisdiction in which ACT or any of its Subsidiaries perform or may from time to time perform activities have been duly filed, and all federal, provincial and state income Taxes and other material Taxes, assessments and other governmental charges or levies upon ACT and its Subsidiaries and any of their respective properties, income, profits and assets which are due and payable have been paid (except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books).  The charges, accruals and reserves on the books of ACT and its Subsidiaries in respect of Taxes are adequate in the judgment of ACT.

SECTION 6.11.  Pension and Welfare Plans.  (a)   During the twelve-consecutive-month period prior to the Effective Date and prior to the date of any Credit Extension hereunder, no steps have been taken to terminate any U.S. Pension Plan, and no contribution failure has occurred with respect to any U.S. Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.  No condition exists or event or transaction has occurred with respect to any U.S. Pension Plan which might result in the incurrence by the Borrowers or any member of the Controlled Group of any material liability, fine or penalty.  Except as disclosed in Item 6.11(a) of the Disclosure Schedule, neither the Borrowers nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a U.S. Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

(b)  During the twelve-consecutive-month period prior to the Effective Date and prior to the date of any Credit Extension hereunder, no steps have been taken to terminate any Canadian Pension Plan, and no contribution failure has occurred with respect to any Canadian Pension Plan that could reasonably be expected to have a Material Adverse Effect.  No condition exists or event or transaction has occurred with respect to any Canadian Pension Plan which might result in the incurrence by ACT or any of its Subsidiaries of any material liability, fine or penalty.  Except as disclosed in Item 6.11(b) of the Disclosure Schedule, neither ACT nor any of its Subsidiaries has any contingent liability with respect to any benefit under a Canadian Pension Plan or Canadian Welfare Plan which could reasonably be expected to have a Material Adverse Effect.

SECTION 6.12.  Environmental Warranties.  Except as set forth in Item 6.12 of the Disclosure Schedule:

(a)  all facilities and property (including underlying groundwater) owned, leased or occupied by ACT or any of its Subsidiaries have been, and continue to be, owned, leased or occupied by ACT and its Subsidiaries in compliance with all Environmental Laws except for any non-compliance which could not reasonably be expected to have a Material Adverse Effect;

(b)  there have been no past, and there are no pending or, to the knowledge of ACT or any of the Borrowers, threatened (i) claims, complaints, notices or requests for information received by ACT or any of its Subsidiaries with respect to any alleged violation of any Environmental Law, or (ii) complaints, notices or inquiries to ACT or any of its Subsidiaries regarding any potential liability under any Environmental Law which in either case could reasonably be expected to have a Material Adverse Effect;

(c)  there have been no Releases of Hazardous Materials at, on or under any property now or previously owned, leased or occupied by ACT or any of its Subsidiaries that have, or could reasonably be expected to have, a Material Adverse Effect;

(d)  ACT and its Subsidiaries have been issued, hold and are in compliance with all permits, certificates, approvals, licenses, registrations and other authorizations required by Environmental Laws except for any non-issuance, failure to hold or non-compliance which could not reasonably be expected to have a Material Adverse Effect;

(e)  no property now owned or leased by ACT or any of its Subsidiaries, and no property previously owned or leased by ACT or any of its Subsidiaries, is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar federal state or provincial list of sites requiring investigation or clean-up, where such listing or proposed listing could reasonably be expected to have a Material Adverse Effect;

(f)  there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned, leased or occupied by ACT or any of its Subsidiaries that have, or could reasonably be expected to have, a Material Adverse Effect;

(g)  neither ACT nor any of its Subsidiaries has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar federal or state list or which is the subject of federal, state, provincial or local enforcement actions or other investigations which may lead to material claims against ACT or such Subsidiary for any investigation or remedial work, damage to property, the environment,  natural resources or personal injury, including claims under CERCLA or Environmental Laws which could reasonably be expected to have a Material Adverse Effect;

(h)  there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by ACT or any of its Subsidiaries that have, or could reasonably be expected to have, a Material Adverse Effect; and

(i)  no conditions exist at, on or under any properties now or previously owned, leased or occupied by ACT or any of its Subsidiaries which, with the passage of time, or the giving of notice or both, will give rise to liability under any Environmental Law which could reasonably be expected to have a Material Adverse Effect.

SECTION 6.13.  Accuracy of Information.  None of the material factual information heretofore or contemporaneously furnished in writing to any Secured Party by or on behalf of any Obligor in connection with any Loan Document or any transaction contemplated hereby

(including the Acquisition) contained any untrue statement of a material fact, or omitted to state any material fact necessary to make any information not misleading in each case on the date as of which such information is dated or certified; and no other factual information hereafter furnished in connection with any Loan Document by or on behalf of any Obligor to any Secured Party will contain any untrue statement of a material fact or will omit to state any material fact necessary to make any information not misleading, in each case on the date as of which such information is dated or certified.  Insofar as any of the factual information described above includes assumptions, estimates, projections or opinions, no representation or warranty is made herein with respect thereto; provided, that to the extent any such assumptions, estimates, projections or opinions are based on factual matters, the Borrowers have reviewed such factual matters and nothing has come to their attention in the context of such review which would lead them to believe that such factual matters were not or are not true and correct in all material respects or that such factual matters omit to state any material fact necessary to make such assumptions, estimates, projections or opinions not misleading in any material respect.

SECTION 6.14.  Regulations U and X.  No Obligor is engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no proceeds of any Credit Extensions will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or Regulation X.  Terms for which meanings are provided in F.R.S. Board Regulation U or Regulation X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

SECTION 6.15.  Issuance of Subordinated Debt; Status of Obligations as Senior Indebtedness, etc.  Each Obligor has the power and authority to incur (including by way of a subordinated guaranty of) the Subordinated Debt as provided for under the Subordinated Debt Documents applicable thereto and has duly authorized, executed and delivered the Subordinated Debt Documents applicable to such Subordinated Debt.  The High Yield Issuers have issued, pursuant to due authorization, the Subordinated Debt under the applicable Subordinated Debt Documents, and such Subordinated Debt Documents constitute the legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).  The subordination provisions of the Subordinated Debt contained in the Subordinated Debt Documents are enforceable against the holders of the Subordinated Debt by the holder of any “Senior Indebtedness” or similar term referring to the Obligations (as defined in the Subordinated Debt Documents).  All Obligations, including those to pay principal of and interest (including post-petition interest, whether or not allowed as a claim under bankruptcy or similar laws) on the Loans and Reimbursement Obligations, and fees and expenses in connection therewith, constitute “Senior Indebtedness” or similar term relating to the Obligations (as defined in the Subordinated Debt Documents) and all such Obligations are entitled to the benefits of the subordination created by the Subordinated Debt Documents.  The Borrowers acknowledge that each Administrative Agent, each Lender and each Issuer is entering into this Agreement and is extending its Commitments in reliance upon the subordination provisions of the Subordinated Debt Documents.

SECTION 6.16.  Real Property.  After giving effect to the Acquisition, in each case as of the Closing Date, (i) listed under Item 6.16(a) of the Disclosure Schedule is each street address and county and state or other similar jurisdiction where ACT or any of its Subsidiaries owns any retail outlets or any material offices and distribution centers and (ii) listed under Item 6.16(b) of the Disclosure Schedule is each street address and county and state or other similar jurisdiction where ACT or any of its Subsidiaries leases any material real property.  Mortgages delivered pursuant to Section 5.1.15, constitute a valid and enforceable first lien subject only to the Permitted Liens on no less than 80% of the real property of ACT and its Subsidiaries owned on the Closing Date (exclusive of the properties which are identified in Item (a) and Item (b) of Schedule III hereto).  The legal description attached to each Mortgage is, for no less than 95% of the Mortgages at any time outstanding, true, correct and complete, and correctly identifies the real property interest mortgaged thereunder.  There are no leases affecting any property made subject to a Mortgage that have not been entered into on market terms and for market rates and prices.

SECTION 6.17.  Obligors.  As of the Closing Date, (i) the EBITDA of the Obligors constitutes at least 90% of the consolidated EBITDA of ACT and its Subsidiaries, (ii) the assets of the Obligors constitutes at least 90% of the consolidated assets of ACT and its Subsidiaries and (iii) the gross revenue of the Obligors constitutes at least 90% or more of the consolidated gross revenue of ACT and its Subsidiaries.

ARTICLE VII
COVENANTS

SECTION 7.1.  Affirmative Covenants.  The Borrowers agree with each Lender, each Issuer and each Administrative Agent that until the Termination Date has occurred, the Borrowers will, and where applicable will cause their Subsidiaries to, perform or cause to be performed the obligations set forth below.

SECTION 7.1.1.  Financial Information, Reports, Notices, etc.  ACT will furnish each Lender and each Administrative Agent copies of the following financial statements, reports, notices and information:

(a)  (i) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, an unaudited consolidated balance sheet of ACT and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of income and cash flow of ACT and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case), in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year, certified as complete and correct in all material respects by the chief financial or accounting Authorized Officer of ACT (subject to normal year-end audit adjustments);

(b)  as soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the consolidated balance sheet of ACT and its Subsidiaries, and the related consolidated statements of income and cash flow of ACT and its Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by independent chartered accountants acceptable to the Administrative Agents;

(c)  concurrently with the delivery of the financial information pursuant to clauses (a) and (b), a Compliance Certificate, executed by the chief financial or accounting Authorized Officer of ACT, (i) showing compliance with the financial covenants set forth in Section 7.2.4 and 7.2.7, (ii) stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that the Borrowers have taken or propose to take with respect thereto), (iii) stating that no Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate (or, if a Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate, a statement that such Subsidiary has complied with Section 7.1.8) and (iv) in the case of a Compliance Certificate delivered concurrently with the financial information pursuant to clause (b) (beginning with the Compliance Certificate for the 2005 Fiscal Year), a calculation of Excess Cash Flow;

(d)  as soon as possible and in any event within three Business Days after any Obligor obtains knowledge of the occurrence of a Default, a statement of an Authorized Officer of ACT setting forth details of such Default and the action which such Obligor has taken and proposes to take with respect thereto;

(e)  as soon as possible and in any event within five Business Days after any Obligor obtains knowledge of (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Item 6.7 of the Disclosure Schedule or (ii) the commencement of any litigation, action, proceeding or labor controversy of any suit or proceeding that alleges damages of $10,000,000, or is otherwise of the type and materiality described in Section 6.7, notice thereof and, to the extent any Administrative Agent requests, copies of all documentation relating thereto;

(f)  promptly after the sending or filing thereof, copies of all reports, notices, prospectuses and registration statements which any Obligor files with the Toronto Stock Exchange, SEC or any other securities exchange, securities commissions or similar governmental authority or commissions (or, if available on SEDAR, notice promptly following such filing of any of the foregoing information);

(g)  promptly upon becoming aware of (i) the institution of any steps by any Person to terminate any U.S. Pension Plan or Canadian Pension Plan, (ii) the failure to make a required contribution to any U.S. Pension Plan or Canadian Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA or to result in a Material Adverse Effect, (iii) the taking of any action with respect to a U.S. Pension Plan or Canadian Pension Plan which could result in the requirement that any Obligor furnish a bond or other security to the PBGC or such U.S. Pension Plan or Canadian Pension Plan, or (iv) the occurrence of any event with respect to any U.S. Pension Plan or Canadian Pension Plan which could result in the incurrence by any Obligor of any material liability, fine or penalty, notice thereof and copies of all documentation relating thereto;

(h)  promptly upon receipt thereof, copies of all “management letters” submitted to any Obligor by the independent chartered accountants referred to in clause (b) in connection with each audit made by such accountants;

(i)  (A) promptly following the mailing or receipt of any notice or report delivered under the terms of any Subordinated Debt, copies of such notice or report and (B) no less that three Business Days prior to entering into any amendment, supplement, waiver or other modification of, or forbearance from exercising any rights with respect to, any Transaction Document, notice thereof and copies of such proposed amendment, supplement, waiver or forbearance documents.

(j)  as soon as available (including promptly following its approval by the Board of Directors of ACT) and in any event no later than July 15th of each year, (i) the consolidated operating budget (which shall include (i) forecasted consolidated statements of operating income and retained earnings, shareholder equity and change in cash flow, for the then current Fiscal Year (displayed by reference to each Fiscal Quarter) and (ii) for the 2004 Fiscal Year and the 2005 Fiscal Year an update on and summary of costs and expenses incurred in connection with the integration of ACT’s businesses with the business purchased on the Closing Date) of ACT and its Subsidiaries (displayed by reference to each Fiscal Quarter) approved by the Board of Directors of ACT, along with the supporting documents and information (including the assumptions upon which such budget is based) and (ii) a certificate of the chief financial officer of ACT setting forth the calculations required in order to determine the impact of the forecast referred to in the foregoing clauses on the compliance with the ratios contemplated in Section 7.2.4;

(k)  promptly upon becoming aware that one or more of the Obligors or any Person which owns, directly or indirectly, any Capital Securities of any Obligor, or any other holder at any time of any direct or indirect equitable, legal or beneficial interest in any Obligor, is the subject of any of the Terrorism Laws, notice thereof and, to the extent any Administrative Agent requests, copies of all documentation relating thereto; and

(l)  such other financial and other information as any Lender or Issuer through either Administrative Agent may from time to time reasonably request.

SECTION 7.1.2.  Maintenance of Existence; Compliance with Laws, etc.  ACT will, and will cause each of its Obligors to, preserve and maintain its legal existence (except as otherwise permitted by Section 7.2.10), and comply in all material respects with (i) the terms of (and shall perform or cause the applicable Subsidiary to perform) its obligations under all material agreements to which it is a party and (ii) all applicable laws, rules, regulations and orders binding on ACT or any of its Subsidiaries, including the payment (before the same become delinquent), of all Taxes, imposed upon such Obligor or upon their property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of such Obligor, as applicable, except, in the case of other than Taxes, for any non-compliance therewith which could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.1.3.  Maintenance of Properties.  ACT will, and will cause each of its Subsidiaries to, maintain, preserve, protect and keep their respective properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by the Obligors may be properly conducted in all material respects at all times, unless ACT or its Subsidiaries determine in good faith that the continued maintenance of such property is no longer economically desirable, necessary or useful to the business of the Obligors or the Disposition of such property is otherwise permitted by the terms of a Loan Document.

SECTION 7.1.4.  Insurance.  ACT will, and will cause each of its Subsidiaries to, maintain:

(a)  insurance on its property with financially sound and reputable insurance companies against loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks (including fire and other risks insured against by extended coverage) as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as ACT and its Subsidiaries;

(b)  liability insurance in customary amounts for similar companies;

(c)  all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business; and

(d)  (i) environmental insurance for third party liability and remediation claims with respect to those sites listed on Item 7.1.4 (d)(i) of the Disclosure Schedule and (ii) environmental remediation insurance with respect to real property located in states within the U.S. where no “state fund” is available and states within the U.S. listed on Item 7.1.4 (d)(ii) of the Disclosure Schedule, in each case on terms and conditions satisfactory to the Arrangers.

Without limiting the foregoing, all insurance policies required pursuant to this Section shall name the Collateral Agent on behalf of the Secured Parties as mortgagee (in the case of property insurance) or additional insured (in the case of liability insurance), as applicable, and provide that no cancellation or modification of the policies will be made without thirty days’ prior written notice to the Administrative Agents.

SECTION 7.1.5.  Books and Records.  ACT will, and will cause each of its Subsidiaries to, keep books and records in accordance with GAAP (or, in the case of U.S. organized Obligors,

GAAP or U.S. generally accepted accounting principles) which accurately reflect in all material respects all of its business affairs and transactions and permit each Lender Party or any of their respective representatives, at reasonable times and intervals upon reasonable notice to ACT but not more than once per calendar year (but in any case coordinated as a group through the Arrangers) (unless a Default shall have occurred and be continuing, in which case such visits and examinations may occur more often than once per year, so long as they continue to be made by the Lender Parties as a group, coordinated through the Arrangers), to visit each Obligor’s offices, to discuss such Obligor’s financial matters with its officers and employees, and its independent chartered accountants (and each Obligor hereby authorizes such independent chartered accountant to discuss each Obligor’s financial matters with each Lender Party or their representatives whether or not any representative of such Obligor is present) and to examine (and photocopy extracts from) any of its books and records.  If a Default shall have occurred and be continuing, the Borrowers shall pay any fees of such independent chartered accountant incurred in connection with any Lender Party’s exercise of its rights pursuant to this Section.

SECTION 7.1.6.  Environmental Law Covenant.  ACT will, and will cause each of its Subsidiaries to,

(a)  use and operate all of its and their facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws except for any non-compliance with any Environmental Law or failure to have a permit, approval, certificate, license or other authorization relating to environmental matters which could not reasonably be expected to have a Material Adverse Effect; and

(b)  promptly notify the Administrative Agents and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties in respect of, or as to compliance with, Environmental Laws (the failure to comply with which could reasonably be expected to have a Material Adverse Effect), and shall promptly resolve any such non-compliance with Environmental Laws and keep its property free of any Lien imposed by any Environmental Law.

SECTION 7.1.7.  Use of Proceeds.  The Borrowers will apply the proceeds of the Credit Extensions as follows:

(a)  to repay the Indebtedness identified in Item 7.2.2(b) of the Disclosure Schedule;

(b)  to pay a portion of the purchase price of the Capital Securities to be purchased in the Acquisition, and to pay Transaction Expenses;

(c)  for working capital and general corporate purposes of the Obligors, including Permitted Acquisitions by such Persons; and

(d)  for issuing Letters of Credit for the account of the Obligors.

The Borrowers agree that in no event will the proceeds of Credit Extensions be used directly or indirectly (i) to facilitate or consummate a Hostile Take-Over or (ii) in violation of any law or governmental regulation including any of the Terrorism Laws and shall take all necessary action to comply with all Terrorism Laws with respect thereto.

SECTION 7.1.8.  Future Guarantors, Security, etc.  Except as set forth in Section 7.1.10, ACT will, and will cause each of its Subsidiaries to, execute any documents, Filing Statements, agreements and instruments, and take all further action (including filing Mortgages) that may be required under applicable law, or that the Administrative Agents may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Permitted Liens) of the Liens created or intended to be created by the Loan Documents.  ACT will cause each of its subsequently acquired or organized Material Subsidiaries to execute a supplement to the Subsidiary Guaranty and each other applicable Security Document pursuant to which such Subsidiary grants to the Collateral Agent in favor of the Secured Parties a security interest in substantially all of its assets (other than as set forth in Section 7.1.10).  In addition, from time to time, ACT will, and will cause its Subsidiaries to, at their cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected Liens with respect to such of their assets and properties (other than as set forth in Section 7.1.10) as any Administrative Agent shall designate, in order to ensure that the Obligations shall be secured by at least 90% of the consolidated assets, revenue and EBITDA of ACT and its Subsidiaries.  Such Liens will be created under the Loan Documents in form and substance satisfactory to each Administrative Agent, and ACT and the other Obligors shall deliver or cause to be delivered to each Administrative Agent all such instruments and documents (including legal opinions and lien searches) as any Administrative Agent shall reasonably request to evidence compliance with this Section.  The Borrowers agree that they shall, and shall cause their Subsidiaries to, do all things necessary to the satisfaction of the Arrangers to ensure that at all times Persons owning at least 90% of the consolidated assets and at least 90% of the consolidated revenue and EBITDA of ACT and its Subsidiaries shall be primarily liable (either directly as a Borrower or indirectly by way of a guaranty of payment pursuant to a Loan Document) for the Obligations.

SECTION 7.1.9.  Rate Protection Agreements.  Unless otherwise agreed to by the Arrangers, within 120 days following the Closing Date, the Borrowers will enter into interest rate swap, cap, collar or similar arrangements designed to protect the Borrowers against fluctuations in interest rates in respect of not more than 50% of the Term Loans then outstanding on terms satisfactory to the Arrangers.

SECTION 7.1.10.  Real Property.   In the event that the Obligors shall have not Disposed of certain of their real property interests as set forth in clauses (b) and (c) of Section 7.2.11 hereof, within the time limit permitted thereunder, ACT will, or will cause each of its Subsidiaries to (as the case may be), subject to the next two sentences, deliver to the Collateral Agent counterparts of a Mortgage for each property listed in Item (a) and Item (b) of Schedule III hereto, duly executed by the applicable Obligor, together with (i) evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of each such

Mortgage as may be necessary or, in the opinion of the Administrative Agents, desirable to create a valid, perfected first priority Lien against the properties purported to be covered thereby and (ii) such other approvals, opinions, or documents as any Administrative Agent may request (excluding title insurance, surveys, title searches and similar documents) in form and substance satisfactory to such Administrative Agent.  Notwithstanding anything to the contrary herein, ACT shall, or shall cause its Subsidiaries to (as the case may be), within 120 days after the Closing Date and within 60 days following the last day of the second and fourth Fiscal Quarter of each Fiscal Year thereafter, have the Obligations hereunder secured by no less than 90% of ACT’s and its Subsidiaries’ fee owned real property; provided, that commencing on the 121st day following the Closing Date, ACT and its Subsidiaries shall not have to deliver any Mortgage to comply with the foregoing clause until such time as the number of fee owned properties required to be mortgaged exceeds 25; provided further, that until such time as the Obligors are no longer permitted to Dispose of assets under the Permitted Sale-Leaseback or as a Permitted Store Closure pursuant to clauses (b) and (c) of Section 7.2.11 hereunder, the properties listed in Item (a) and Item (b) of Schedule III hereto, as the case may be, shall not be considered “fee owned real property” for purposes of calculating the foregoing percentage.

SECTION 7.1.11.  Senior Secured Bank Debt Rating.  ACT shall use its best efforts to ensure that its senior secured bank debt is publicly rated by both S&P and Moody’s and ACT shall promptly notify the Administrative Agents in the event either S&P or Moody’s ceases to continue to maintain such ratings.

SECTION 7.2.  Negative Covenants.  The Borrowers covenant and agree with each Lender, each Issuer and each Administrative Agent that until the Termination Date has occurred, the Borrowers will, and will cause their Subsidiaries to, perform or cause to be performed the obligations set forth below.

SECTION 7.2.1.  Business Activities.  ACT will not, and will not permit any of its Subsidiaries to, engage in any businesses which are not the same, ancillary or related to the businesses in which ACT and its Subsidiaries are engaged in on the date of this Agreement.

SECTION 7.2.2.  Indebtedness.  ACT will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, other than:

(a)  Indebtedness in respect of the Obligations;

(b)  until the Closing Date, Indebtedness that is to be repaid in full as further identified in Item 7.2.2(b) of the Disclosure Schedule;

(c)  Indebtedness existing as of the Effective Date which is identified in Item 7.2.2(c) of the Disclosure Schedule, and refinancing of such Indebtedness in a principal amount not in excess of that which is outstanding on the Effective Date;

(d)  unsecured Indebtedness (i) incurred in the ordinary course of business of ACT and its Subsidiaries and (ii) in respect of performance, surety or appeal bonds provided in the ordinary course of business, but excluding (in each case), Indebtedness incurred through the borrowing of money or Contingent Liabilities in respect of borrowed money;

(e)  Indebtedness (i) in respect of industrial revenue bonds or other similar governmental or municipal bonds, (ii) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of equipment of ACT and its Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the ordinary course of business of ACT and its Subsidiaries (provided, that such Indebtedness is incurred within 60 days of the acquisition of such property) and (iii) in respect of Capitalized Lease Liabilities; provided, that the aggregate amount of all Indebtedness outstanding pursuant to this clause shall not at any time exceed $25,000,000;

(f)  Indebtedness of ACT or any Subsidiary owing to ACT or any other Subsidiary, which Indebtedness

(i)  if incurred by a Subsidiary that is not an Obligor shall not (when aggregated (without duplication) with the amount of Investments made by the Borrowers and the Subsidiary Guarantors in Subsidiaries that are not Obligors under clause (d)(i) of Section 7.2.5), exceed $10,000,000; and

(ii)  shall be subordinated on terms and conditions satisfactory to the Arrangers;

(g)  (i) unsecured Subordinated Debt of the High Yield Issuers incurred pursuant to the terms of the Subordinated Debt Documents in a principal amount not to exceed $350,000,000, and unsecured Contingent Liabilities of ACT and the Guarantors in respect of such Subordinated Debt, but only if such Contingent Liabilities are subordinated to the Obligations on substantially the same terms as the Subordinated Debt of the High Yield Issuers is subordinated to the Obligations, (ii) other unsecured Indebtedness of ACT or any of its Subsidiaries subordinated in right of payment to the Obligations pursuant to documentation containing terms substantially the same as in the Subordinated Debt Documents, (iii) other unsecured Indebtedness of ACT or any of its Subsidiaries subordinated in right of payment to the Obligations pursuant to documentation containing redemption and other prepayment events, maturities, amortization schedules, covenants, events of default, remedies, acceleration rights, subordination provisions and other material terms satisfactory to the Required Lenders, and (iv) refinancings of such Subordinated Debt and Contingent Liabilities in respect thereof which continue to satisfy the terms of clauses (g)(ii) or (g)(iii); provided that in the case of clauses (g)(ii) and (g)(iii) the Net Debt Proceeds from the issuance of such Subordinated Debt are applied to prepay Loans in accordance with Section 3.1.1 and 3.1.2;

(h)  Indebtedness of a Person existing at the time such Person became a Subsidiary of ACT, but only if such Indebtedness was not created or incurred in contemplation of such Person becoming a Subsidiary and the aggregate outstanding amount of all Indebtedness or other obligations or liabilities existing pursuant to this clause does not exceed $35,000,000 at any time; and

(i)  other unsecured Indebtedness of ACT and its Subsidiaries (other than Indebtedness of Foreign Subsidiaries owing to an Obligor) in an aggregate amount at any time outstanding not to exceed $50,000,000;

provided, that no Indebtedness otherwise permitted by clauses (c), (e), (f), (g), (h) or (i) shall be assumed, created or otherwise incurred if a Default has occurred and is then continuing or would result therefrom other than the refinancing of Indebtedness existing as of the date of such Default.

SECTION 7.2.3.  Liens.  ACT will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien upon any of its property (including Capital Securities of any Person), revenues or assets, whether now owned or hereafter acquired, except as follows (collectively, the “Permitted Liens”):

(a)  Liens securing payment of the Obligations;

(b)  until the Closing Date, Liens securing payment of Indebtedness described in clause (b) of Section 7.2.2;

(c)  Liens existing as of the Effective Date and, in respect of personal property, disclosed in Item 7.2.3(c) of the Disclosure Schedule securing Indebtedness or other obligations or liabilities described in clause (c) of Section 7.2.2, and refinancings of such Indebtedness or other obligations or liabilities; provided, that no such Lien shall encumber any additional property and the principal amount of Indebtedness or other obligations and liabilities secured by such Lien is not increased from that existing on the Effective Date;

(d)  Liens securing Indebtedness of the type permitted under clause (e) of Section 7.2.2; provided, that (i) such Lien is granted within 60 days after such Indebtedness is incurred, and (ii) such Lien secures only the assets that are the subject of the Indebtedness referred to in such clause;

(e)  Liens securing Indebtedness, obligations or liabilities permitted by clause (h) of Section 7.2.2; provided, that such Liens existed prior to such Person becoming a Subsidiary, were not created in anticipation thereof and attach only to specific tangible assets of such Person (and not assets of such Person generally);

(f)  Liens in favor of carriers, warehousemen, mechanics, materialmen, architects, engineers, suppliers of material, contractors, subcontractors and landlords granted in the ordinary course of business or at law for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(g)  Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds;

(h)  judgment Liens in existence for less than 45 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default under Section 8.1.6;

(i)  easements, servitudes, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached;

(j)  Liens for Taxes not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(k)  undetermined or inchoate Liens (including priority claims) which have not at such time been filed or registered in accordance with applicable law or which relate to obligations not due or delinquent;

(l)  Liens resulting from the right reserved to or vested in any Governmental Authority by any statutory provision, or by the terms of any lease, license, franchise, grant or permit of ACT or any Subsidiary, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof; and

(m)  other Liens securing Indebtedness or other obligations in an amount not to exceed in the aggregate $2,000,000 at any time outstanding.

SECTION 7.2.4.  Financial Condition and Operations.  ACT will not permit any of the events set forth below to occur.

(a)  The Senior Secured Leverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be greater than the ratio set forth opposite such period:

Period	Senior Secured Leverage Ratio
04/24/04 through (and including) 04/24/05	2.50:1
04/25/05 through (and including) 04/30/06	2.25:1
05/01/06 and thereafter	2.00:1

(b)  The Adjusted Leverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be greater than the ratio set forth opposite such period:

Period	Adjusted Leverage Ratio
04/24/04 through (and including) 04/30/06	4.75:1
05/01/06 through (and including) 04/29/07	4.50:1
04/30/07 through (and including) 04/27/08	4.25:1
04/28/08 and thereafter	4.00:1

(c)  The Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be less than the ratio set forth opposite such period:

Period	Fixed Charge Coverage Ratio
04/24/04 through (and including) 07/17/05	1.10:1
07/18/05 and thereafter	1.15:1

(d)  The Interest Coverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be less than the ratio set forth opposite such period:

Period	Interest Coverage Ratio
04/24/04 and thereafter	4.00:1

SECTION 7.2.5.  Investments.  ACT will not, and will not permit any of its Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person, except:

(a)  Investments existing on the Effective Date and identified in Item 7.2.5(a) of the Disclosure Schedule;

(b)  Cash Equivalent Investments;

(c)  Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d)  Investments by way of contributions to capital or purchases of Capital Securities (i) by ACT in any of its Subsidiaries or by any Subsidiary in other Subsidiaries; provided, that the aggregate amount of intercompany loans made pursuant to clause (f)(i) of Section 7.2.2 and Investments under this clause made by an Obligor in Subsidiaries that are not Obligors shall not exceed (without duplication) the amount set forth in clause (f)(i) of Section 7.2.2 at any time, or (ii) by any Subsidiary in any Borrower;

(e)  Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(f)  Investments by way of the acquisition of Capital Securities constituting Permitted Acquisitions otherwise permitted pursuant to clause (b) of Section 7.2.10;

(g)  Investments consisting of any deferred portion of the sales price received by ACT or any of its Subsidiaries in connection with any Disposition permitted under Section 7.2.11;

(h)  to the extent permitted by applicable law, Investments resulting from reasonable and customary loans or advances to employees in the ordinary course of business (including in connection with expenses associated with relocation of management and employees) in an aggregate amount not to exceed $1,000,000 at any one time outstanding;

(i)  Investments consisting of Indebtedness made pursuant to Section 7.2.2; and

(j)  other Investments in an amount not to exceed $35,000,000 over the term of this Agreement;

provided, that

(k)  any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and

(l)  no Investment otherwise permitted by clauses (d)(i) (in the case of Investments in other than Obligors), (f) or (i) shall be permitted to be made if any Default has occurred and is continuing or would result therefrom.

SECTION 7.2.6.  Restricted Payments, etc.  ACT will not, and will not permit any of its Subsidiaries to, declare or make a Restricted Payment, or make any deposit for any Restricted

Payment, other than Restricted Payments made by Subsidiaries to ACT, a Borrower or wholly-owned Subsidiaries; provided, that ACT may make normal course issuer bids for the repurchase or redemption of Capital Securities of ACT but only to the extent that (a) no Default has occurred and is continuing or would result therefrom and (b) the maximum amount of such Restricted Payments does not exceed C$5,000,000 in any Fiscal Year.

SECTION 7.2.7.  Capital Expenditures, etc.  Subject (in the case of Capitalized Lease Liabilities), to clause (e) of Section 7.2.2, ACT will not, and will not permit any of its Subsidiaries to make Capital Expenditures (excluding Capital Expenditures actually made in order to comply with ADA Agreement, up to a maximum amount of $18,600,000) for the period (i) commencing on the Effective Date and ending on April 30, 2004, in excess of C$62,500,000 and (ii) for each Fiscal Year thereafter in an annual amount in excess of the sum of the then applicable Reinvestment Amount (to the extent not previously expended or applied to a prepayment of Term Loans) plus the amount set forth below opposite the applicable Adjusted Leverage Ratio that is in the Compliance Certificate delivered with ACT’s audited annual financial statements pursuant to clause (b) of Section 7.1.1:

Adjusted Leverage Ratio	Capital Expenditure Amount
> 4.50:1	C$	150,000,000

> 4.00:1 but < 4.50:1	C$	175,000,000

> 3.75:1 but < 4.00:1	C$	200,000,000

< 3.75:1	The maximum amount of Capital Expenditures that can be made without causing a Default under the then applicable Fixed Charge Coverage Ratio.

SECTION 7.2.8.  No Prepayment of Subordinated Debt.  ACT will not, and will not permit any of its Subsidiaries to,

(a)  make any payment or prepayment of principal of, or premium or interest on, any Subordinated Debt other than (in the case of interest) on the stated, scheduled date for payment of interest set forth in the applicable Subordinated Debt Documents (together with any withholding tax gross-ups), or which would otherwise violate the terms of this Agreement or the applicable Subordinated Debt Documents;

(b)  redeem, retire, purchase, defease or otherwise acquire any Subordinated Debt; or

(c)  make any deposit (including the payment of amounts into a sinking fund or other similar fund) for any of the foregoing purposes.

Furthermore, (i) ACT will not, and will not permit any Subsidiary to, designate any Indebtedness other than the Obligations as “Designated Senior Indebtedness” (or any analogous term) in any Subordinated Debt Document and (ii) shall at all times maintain the designation of the Obligations as “Designated Senior Indebtedness” (or any analogous term) in all Subordinated Debt Documents.

SECTION 7.2.9.  Issuance of Capital Securities.  ACT will not, and will not permit any of its Subsidiaries to, issue any Capital Securities (whether for value or otherwise) to any Person other than, (i) in the case of ACT, (A) if the Loans are contemporaneously repaid with the Net Equity Proceeds in accordance with clause (e) of Section 3.1.1, (B) Capital Securities issued under any stock option plan or as a result of the exercise of stock options, (C) Capital Securities issued by way of stock dividends and (D) Capital Securities issued in connection with any change in ACT’s capital stock (including stock subdivisions), or (ii) in the case of its Subsidiaries, to a Borrower or another wholly-owned Subsidiary.

SECTION 7.2.10.  Consolidation, Merger, Permitted Acquisitions, etc.  ACT will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or any division thereof), except

(a)  any Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, a Borrower or any other Subsidiary (provided, that a Guarantor may only liquidate or dissolve into, or merge with and into, a Borrower or another Guarantor and ACT must continue to be the surviving entity, remaining organized as a corporation under the laws of the Province of Québec, in any merger or other business combination in which it takes part), and the assets or Capital Securities of any Subsidiary may be purchased or otherwise acquired by a Borrower or any other Subsidiary (provided, that the assets or Capital Securities of any Guarantor may only be purchased or otherwise acquired by a Borrower or another Guarantor); provided, further, that in no event shall any Subsidiary consolidate with or merge with and into any other Subsidiary unless after giving effect thereto, the Collateral Agent shall have (for the benefit of the Secured Parties) a perfected pledge of, and security interest in and to, at least the same percentage of the issued and outstanding interests of Capital Securities (on a fully diluted basis) and other assets of the surviving Person as the Collateral Agent had immediately prior to such merger or consolidation, subject to Permitted Liens, in form and substance satisfactory to the Administrative Agents and their counsel, pursuant to such documentation and opinions as shall be necessary in the opinion of the Administrative Agents to create, perfect or maintain the same collateral position of the Secured Parties therein as prior to such transaction; and

(b)  so long as (i) no Default has occurred and is continuing or would occur after giving effect thereto, ACT or any of its Subsidiaries may consummate one or more Permitted Acquisitions; provided, that the aggregate purchase price for any such

Permitted Acquisition does not exceed $50,000,000, and (ii) in the case of a Permitted Acquisition of Capital Securities, such Permitted Acquisition shall result in the acquisition of a majority-owned Canadian or U.S. Subsidiary.

SECTION 7.2.11.  Permitted Dispositions.

(a)  Except as set forth in clauses (b) and (c) below, ACT will not, and will not permit any of its Subsidiaries to, Dispose of any of such Person’s assets (including accounts receivable and Capital Securities of Subsidiaries) to any Person in one transaction or series of transactions unless (i) such Disposition is inventory or obsolete, damaged, worn out, surplus or outdated property Disposed of in the ordinary course of its business, (ii) such Disposition is permitted by Section 7.2.10, (iii) (A) such Disposition is for fair market value and the consideration received consists of no less than 75% cash (or Cash Equivalent Investments) (provided, that satisfaction of the requirement in this clause (iii)(A) shall not be required in the case of a Disposition of any Underperforming Store), (B) the Net Disposition Proceeds received from such Disposition, together with the Net Disposition Proceeds of all other assets Disposed of pursuant to this clause does not exceed (individually or in the aggregate) $25,000,000 in any Fiscal Year, and (C) the Net Disposition Proceeds from such Disposition are applied in accordance with Sections 3.1.1 and 3.1.2.

(b)  The Obligors may Dispose of assets under (i) the Permitted Sale-Leaseback and (ii) Section 7.2.15; provided, that all Net Disposition Proceeds received in connection therewith (in the case of clause (b) of Section 7.2.15, only to the extent such Net Disposition Proceeds have not been applied to fund the purchase price of the assets acquired and subject to such sale and leaseback as permitted thereunder) are used to prepay the outstanding principal amount of the Loans to the extent required by, and in accordance with, Sections 3.1.1 and 3.1.2.

(c)  The Obligors may Dispose of assets as part of a Permitted Store Closure provided that (i) such Permitted Store Closure is consummated within twelve months after the Closing Date (unless otherwise extended by the Administrative Agents) and (ii) all Net Disposition Proceeds received in connection with each such Permitted Store Closure are applied in accordance with Sections 3.1.1 and 3.1.2.

SECTION 7.2.12.  Modification of Certain Agreements.  ACT will not, and will not permit any of its Subsidiaries to, consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in,

(a)  (i) the Transaction Documents to which Obligor is a party (other than the Subordinated Debt Documents) if the result thereof could reasonably be expected to have a material and adverse effect on the Lenders or (ii) the Organic Documents of any Obligor, if the result thereof could reasonably be expected to have a Material Adverse Effect (it being agreed that any modification of any such Organic Document or Transaction Document would not have an adverse effect on the Lenders or Material

Adverse Effect, as the case may be, if such modification is made to effectuate a transaction otherwise permitted by the terms of any Loan Document); or

(b)  the Subordinated Debt Documents, other than any amendment, supplement, waiver or modification for which no fee is payable to the holders of the Subordinated Debt and which (i) extends the date or reduces the amount of any required repayment, prepayment or redemption of the principal of such Subordinated Debt, (ii) reduces the rate or extends the date for payment of the interest, premium (if any) or fees payable on such Subordinated Debt or (iii) makes the covenants, events of default or remedies in such Subordinated Debt Documents less restrictive on the Obligors.

SECTION 7.2.13.  Transactions with Affiliates.  ACT will not, and will not permit any of its Subsidiaries to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its other Affiliates, unless such arrangement, transaction or contract (i) is on fair and reasonable terms no less favorable to ACT or such Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate and (ii) is of the kind which would be entered into by a prudent Person in the position of ACT or such Subsidiary with a Person that is not one of its Affiliates.  The terms of this Section shall not apply to transactions by and among Obligors or to the terms of any shareholder (or similar) agreements between ACT and Metro Inc. (or its Affiliates), as they relate to equity ownership in ACT, including rights to purchase Capital Securities of ACT.

SECTION 7.2.14.  Restrictive Agreements, etc.  ACT will not, and will not permit any of its Subsidiaries to, enter into any agreement prohibiting

(a)  the creation or assumption of any Lien securing payment of the Obligations upon its properties, revenues or assets, whether now owned or hereafter acquired;

(b)  the ability of any Obligor to amend or otherwise modify any Loan Document; or

(c)  the ability of any Subsidiary that is not an Obligor to make any payments, directly or indirectly, to any Obligor, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.

The foregoing prohibitions shall not apply to restrictions contained (i) in any Loan Document or (ii) in the case of clause (a), any agreement governing any Indebtedness permitted by clauses (c) or (e) of Section 7.2.2 as to the assets financed with the proceeds of such Indebtedness.

SECTION 7.2.15.  Sale and Leaseback.  ACT will not, and will not permit any of its Subsidiaries to, directly or indirectly enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person, other than (a) the Permitted Sale-Leaseback; (b) sale and leasebacks of real property not owned by ACT or its Subsidiaries as of the Closing Date in an amount not to exceed $35,000,000 in any Fiscal Year, provided the Net Disposition Proceeds of such sale and leaseback (under this clause (b)) are applied in accordance with clause (i) of Section 3.1.1 and Section 3.1.2 or, to the extent such Net Disposition Proceeds result from a sale and leaseback that is consummated within four months following the acquisition of the property that is the subject of such sale and leaseback, to fund the purchase price of the assets acquired in connection with such sale and leaseback (and in such event no repayment of the Term Loans would be required); and (c) sale and leasebacks of real property owned by ACT or its Subsidiaries as of the Closing Date (after giving effect to the Acquisition) in an amount not to exceed $50,000,000 in any Fiscal Year, provided,  that the Net Disposition Proceeds of such sale and leaseback (under this clause (c)) are applied in accordance with clause (i) of Section 3.1.1 and Section 3.1.2.

ARTICLE VIII
EVENTS OF DEFAULT

SECTION 8.1.  Listing of Events of Default.  Each of the following events or occurrences described in this Article shall constitute an “Event of Default”.

SECTION 8.1.1.  Non-Payment of Obligations.  Any Borrower shall default in the payment or prepayment when due of

(a)  any principal of any Loan, or any Reimbursement Obligation or any deposit of cash for collateral purposes pursuant to Section 2.6.4; or

(b)  any interest on the Loans or any fee described in Article III or any other monetary Obligation, and such default shall continue unremedied for a period of three Business Days after such amount was due.

SECTION 8.1.2.  Breach of Warranty.  Any representation or warranty of any Obligor made or deemed to be made in any Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made or deemed to have been made in any material respect.

SECTION 8.1.3.  Non-Performance of Certain Covenants and Obligations.  ACT or any Borrower shall fail to execute and deliver the Offer to Prepay as required (and within the period set forth in) clause (d) of Section 3.1.2, or shall default in the due performance or observance of any of its obligations under Section 7.1.1, Section 7.1.7 or Section 7.2.

SECTION 8.1.4.  Non-Performance of Other Covenants and Obligations.  Any Obligor shall default in the due performance and observance of any other agreement contained in any Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after the earlier to occur of (i) notice thereof given to ACT by either Administrative Agent or any Lender or (ii) the date on which any Obligor has knowledge of such default.

SECTION 8.1.5.  Default on Other Indebtedness.  A default shall occur and be continuing in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, rental payments on, or interest or fees on, any Indebtedness (other than Indebtedness described in Section 8.1.1) of ACT or any of its Subsidiaries or any other Obligor having a principal or stated amount, individually or in the aggregate, in excess of $10,000,000 (or the Canadian Dollar Equivalent thereof, if applicable), or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity.

SECTION 8.1.6.  Judgments.  Any final judgment or order for the payment of money individually or in the aggregate in excess of $10,000,000 (or the Canadian Dollar Equivalent thereof, if applicable) (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered against ACT or any of its Subsidiaries or any other Obligor and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 30 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.

SECTION 8.1.7.  Pension Plans.  Any of the following events shall occur with respect to any U.S. Pension Plan or Canadian Pension Plan, as the case may be

(a)  the institution of any steps by any Borrower, any member of its Controlled Group or any other Person to terminate a U.S. Pension Plan if, as a result of such termination, any Borrower or any such member could be required to make a contribution to such U.S. Pension Plan, or could reasonably expect to incur a liability or obligation to such U.S. Pension Plan, in excess of $5,000,000; or

(b)  a contribution failure occurs with respect to any U.S. Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA; or

(c)  any of the following events shall occur with respect to any Canadian Pension Plan or Canadian Welfare Plan:  (i) the institution of any steps by ACT, a Subsidiary or any other Person to terminate any Canadian Pension Plan if, as a result of such termination, ACT or any of its Subsidiary is required to make an additional contribution to such Canadian Pension Plan, or could reasonably be expected to incur a liability or obligation to such Canadian Pension Plan, in an amount in excess of $5,000,000; (ii) a contribution failure occurs with respect to any Canadian Pension Plan in an amount in excess of $5,000,000, or the Canadian Dollar Equivalent thereof; or (iii) the occurrence of any event with respect to any Canadian Pension Plan that results in or would reasonably be likely to result in the incurrence by ACT or any of its Subsidiaries of any liability, fine or penalty, or any increase in a liability, including without limitation a contingent liability, of ACT or any of its Subsidiaries in an amount in excess of

$5,000,000, or the Canadian Dollar Equivalent thereof, with respect to any Canadian Pension Plan or Canadian Welfare Plan benefit.

SECTION 8.1.8.  Change in Control.  Any Change in Control shall occur.

SECTION 8.1.9.  Bankruptcy, Insolvency, etc.  ACT, any of its Material Subsidiaries or any other Obligor shall

(a)  become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;

(b)  apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;

(c)  in the absence of such application, consent or acquiescence in or permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days; provided, that ACT, each Subsidiary and each other Obligor hereby expressly authorizes each Secured Party to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

(d)  permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by ACT, any Subsidiary or any Obligor, such case or proceeding shall be consented to or acquiesced in by ACT, such Subsidiary or such Obligor, as the case may be, or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided, that ACT, each Subsidiary and each Obligor hereby expressly authorizes each Secured Party to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

(e)  take any action authorizing, or in furtherance of, any of the foregoing.

SECTION 8.1.10.  Impairment of Security, etc.  Any Loan Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto; any Obligor or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Loan Document; any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien (subject to Sections 7.1.8 and 7.1.10, and Permitted Liens); provided, that the foregoing shall only constitute an Event of Default (i) in the case of unenforceability or other impairment of real property collateral as a result of the legal description not adequately or accurately describing the real property subject to a Mortgage, if such inadequacies or inaccuracies exist for more than 5% of the Mortgages then in effect or (ii) in the case of Mortgages delivered pursuant to Section 5.1.15 on the Closing Date, if more than 5% of such Mortgages are not accepted for recording in the applicable jurisdictions within 30 days following the Closing Date.

SECTION 8.1.11.  Failure of Subordination.  Unless otherwise waived or consented to by the Administrative Agents, the Lenders and the Issuers in writing, the subordination provisions relating to any Subordinated Debt in excess of C$10,000,000 (the “Subordination Provisions”) shall fail to be enforceable by the Administrative Agents, the Lenders and the Issuers in accordance with the terms thereof, or the monetary Obligations shall fail to constitute “Senior Indebtedness” (or similar term) referring to the Obligations; or ACT or any of its Subsidiaries shall, directly or indirectly, disavow or contest in any manner (i) the effectiveness, validity or enforceability of any of the Subordination Provisions, (ii) that the Subordination Provisions exist for the benefit of the Administrative Agents, the Lenders and the Issuers or (iii) that all payments of principal of or premium and interest on the Subordinated Debt, or realized from the liquidation of any property of any Obligor, shall be subject to any of such Subordination Provisions.

SECTION 8.1.12.  Event Of Default Under Material Sale Lease-Back Documents.  An event of default shall occur and be continuing under any Sale Lease-Back Document pursuant to which, under the terms of such Sale Lease-Back Document, an amount in excess of $10,000,000 (or the Canadian Dollar Equivalent thereof) has been, or can be (subject to any applicable grace period), accelerated and become immediately due and payable.

SECTION 8.2.  Action if Bankruptcy.  If any Event of Default described in clauses (a) through (e) of Section 8.1.9 with respect to any Borrower shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations (including Reimbursement Obligations) shall automatically be and become immediately due and payable, without notice or demand to any Person and each Obligor shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings and Canadian BAs.

SECTION 8.3.  Action if Other Event of Default.  If any Event of Default (other than any Event of Default described in clauses (a) through (e) of Section 8.1.9 with respect to any Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agents, upon the direction of the Required Lenders, shall by notice to ACT declare all or any portion of the outstanding principal amount of the Loans and other Obligations (including Reimbursement Obligations) to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate and the Borrowers shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings and Canadian BAs.

ARTICLE IX
THE ADMINISTRATIVE AGENTS AND THE COLLATERAL AGENT

SECTION 9.1.  Actions.  (a)   Each Canadian Facility Lender and each U.S. Revolving Loan Lender hereby appoints National Bank of Canada as its Canadian Administrative Agent under and for purposes of each Loan Document and each U.S. Term Loan Lender hereby appoints Canadian Imperial Bank of Commerce as its U.S. Administrative Agent under and for purposes of each Loan Document.  Each Lender authorizes the applicable Administrative Agent to act on behalf of such Lender under each Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by any Administrative Agent (with respect to which such Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel in order to avoid contravention of applicable law), to exercise such powers hereunder and thereunder as are specifically delegated to or required of such Administrative Agent by the terms hereof and thereof, together with such powers as may be incidental thereto.  Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) its Administrative Agent, pro rata according to such Lender’s proportionate Total Exposure Amount, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, any Administrative Agent in any way relating to or arising out of any Loan Document, (including attorneys’ fees), and as to which such Administrative Agent is not reimbursed by the Borrowers; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted from such Administrative Agent’s gross negligence or willful misconduct.  No Administrative Agent shall be required to take any action under any Loan Document, or to prosecute or defend any suit in respect of any Loan Document, unless it is indemnified hereunder to its satisfaction.  If any indemnity in favor of such Administrative Agent shall be or become, in such Administrative Agent’s determination, inadequate, such Administrative Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.  Each Administrative Agent is hereby authorized and directed to release collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents.

(b)  Each Secured Party hereby appoints National Bank of Canada as the Collateral Agent under this Agreement and under each Loan Document, and hereby authorizes the Collateral Agent to take such action on its behalf and to exercise such rights, remedies, powers and privileges under this Agreement and each other Loan Document as are specifically authorized to be exercised by the Collateral Agent by the terms hereof or thereof, together with such rights, remedies, powers and privileges as are reasonably incidental thereto, in each case subject to the terms and conditions hereof and thereof, as the case may be.  The Collateral Agent may appoint a “fondé de pouvoir” under the Québec Security Agreements.  The Collateral Agent may execute any of its duties as agent hereunder by or through agents or employees and shall be entitled to retain experts (including legal counsel) and to act in reliance upon the advice of such experts concerning all matters pertaining to the agencies hereby created and its duties hereunder, and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such experts selected by it.  The relationship between the Collateral Agent, on the one hand, and each of the Secured Parties, on the other, is that of agent and principal only, and nothing herein shall be deemed to constitute the Collateral Agent a trustee for the Secured Parties or impose on the Collateral Agent any obligations other than those for which express provision is made herein or in any other Loan Document.  Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Collateral Agent, pro rata according to such Lender’s proportionate Total Exposure Amount, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Collateral Agent in any way relating to or arising out of any Loan Document, (including attorneys’ fees), and as to which the Collateral Agent is not reimbursed by the Borrowers; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted from the Collateral Agent’s gross negligence or willful misconduct.  The Collateral Agent shall not be required to take any action under any Loan Document, or to prosecute or defend any suit in respect of any Loan Document, unless it is indemnified hereunder to its satisfaction.  If any indemnity in favor of the Collateral Agent shall be or become, in the Collateral Agent’s determination, inadequate, the Collateral Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.  The Collateral Agent is hereby authorized and directed to release collateral that is permitted to be Disposed or released pursuant to the terms of the Loan Documents, in which case the Collateral Agent shall, or shall cause its “fondé de pouvoir” to, execute and deliver all instruments and other documents necessary or advisable (without recourse and without representation or warranty) to release collateral within ten (10) Business Days of ACT’s request, provided that such instruments or other documents may be held in escrow pending a Disposition.

SECTION 9.2.  Funding Reliance, etc.  Unless the applicable Administrative Agent shall have been notified in writing by any Lender by 3:00 p.m., Montréal time, on the Business Day prior to a Borrowing that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, such Administrative Agent may assume that such Lender has made such amount available to such Administrative Agent and, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  If and to the extent that such Lender shall not have made such amount available to such Administrative Agent, such Lender and each Borrower severally agrees to repay such Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such Administrative Agent made such amount available to the applicable Borrower to the date such amount is repaid to such Administrative Agent, at the interest rate applicable at the time to Loans comprising such Borrowing (in the case of the Borrowers) and (in the case of a Lender), at the Federal Funds Rate (for the first two Business Days after which such amount has not been repaid), and thereafter at the interest rate applicable to Loans comprising such Borrowing.

SECTION 9.3.  Exculpation.  No Administrative Agent or any of its directors, officers, employees or agents, or the Collateral Agent or any of its directors, officers, employees or agents, shall be liable to any Secured Party for any action taken or omitted to be taken by it under any Loan Document, or in connection therewith, except for its own willful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of any Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by any Obligor of its Obligations.  Any such inquiry which may be made by any Administrative Agent shall not obligate it to make any further inquiry or to take any action.  Each Administrative Agent and the Collateral Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which such Administrative Agent or the Collateral Agent believes to be genuine and to have been presented by a proper Person.

SECTION 9.4.  Successor.  (a)   The Canadian Administrative Agent may resign as such at any time upon at least 30 days’ prior notice to ACT, the Canadian Facility Lenders and the U.S. Revolving Loan Lenders.  If the Canadian Administrative Agent at any time shall resign, the Required Lenders may appoint another Canadian Facility Lender or U.S. Revolving Loan Lender reasonably acceptable to ACT as a successor Canadian Administrative Agent which shall thereupon become the Canadian Administrative Agent hereunder.  If no successor Canadian Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Canadian Administrative Agent’s giving notice of resignation, then the retiring Canadian Administrative Agent may, on behalf of the Canadian Facility Lenders and the U.S. Revolving Loan Lenders, appoint a successor Canadian Administrative Agent, which shall be one of the Canadian Facility Lenders or U.S. Revolving Loan Lenders or a commercial banking institution organized under the laws of Canada (or any Province thereof), and having a combined capital and surplus of at least C$250,000,000; provided, that if such retiring Canadian Administrative Agent is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth in above, the retiring Canadian Administrative Agent’s resignation shall nevertheless thereupon become effective and the Canadian Facility Lenders and the U.S. Revolving Loan Lenders shall assume and perform all of the duties of the Canadian Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor as provided for above.  Upon the acceptance of any appointment as Canadian Administrative Agent hereunder by a successor Canadian Administrative Agent, such successor Canadian Administrative Agent shall be entitled to receive from the retiring Canadian Administrative Agent such documents of transfer and assignment as such successor Canadian Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Canadian Administrative Agent, and the retiring Canadian Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  After any retiring Canadian Administrative Agent’s resignation hereunder as the Canadian Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Canadian Administrative Agent under the Loan Documents, and Section 11.3 and Section 11.4 shall continue to inure to its benefit.

(b)  The U.S. Administrative Agent may resign as such at any time upon at least 30 days’ prior notice to ACT and the U.S. Term Loan Lenders.  If the U.S. Administrative Agent at any time shall resign, the Required Lenders may appoint another U.S. Term Loan Lender reasonably acceptable to ACT as a successor U.S. Administrative Agent which shall thereupon become the U.S. Administrative Agent hereunder.  If no successor U.S. Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring U.S. Administrative Agent’s giving notice of resignation, then the retiring U.S. Administrative Agent may, on behalf of the U.S. Term Loan Lenders, appoint a successor U.S. Administrative Agent, which shall be one of the U.S. Term Loan Lenders or a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $250,000,000; provided, that if such retiring U.S. Administrative Agent is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth in above, the retiring U.S. Administrative Agent’s resignation shall nevertheless thereupon become effective and the U.S. Term Loan Lenders shall assume and perform all of the duties of the U.S. Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor as provided for above.  Upon the acceptance of any appointment as U.S. Administrative Agent hereunder by a successor U.S. Administrative Agent, such successor U.S. Administrative Agent shall be entitled to receive from the retiring U.S. Administrative Agent such documents of transfer and assignment as such successor U.S. Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring U.S. Administrative Agent, and the retiring U.S. Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  After any retiring U.S. Administrative Agent’s resignation hereunder as the U.S. Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the U.S. Administrative Agent under the Loan Documents, and Section 11.3 and Section 11.4 shall continue to inure to its benefit.

(c)  The Collateral Agent may resign as such at any time upon at least 30 days’ prior notice to ACT and the Lenders.  If the Collateral Agent at any time shall resign, the Required Lenders may appoint another Lender acceptable to ACT as a successor Collateral Agent which shall thereupon become the Collateral Agent hereunder.  If no successor Collateral Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Collateral Agent’s giving notice of resignation, then the retiring Collateral Agent may, on behalf of the Lenders, appoint a successor Collateral Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of Canada (or any Province thereof), and having a combined capital and surplus of at least C$250,000,000; provided, that if such retiring Collateral Agent is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth in above, the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor as provided for above.  Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall be entitled to receive from the retiring Collateral Agent such documents of transfer and assignment as such successor Collateral Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations under the Loan Documents.  After any retiring Collateral Agent’s resignation hereunder as the Collateral Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Collateral Agent under the Loan Documents, and Section 11.3 and Section 11.4 shall continue to inure to its benefit.

SECTION 9.5.  Loans by National Bank of Canada and Canadian Imperial Bank of Commerce.  Each of National Bank of Canada and Canadian Imperial Bank of Commerce shall have the same rights and powers with respect to (x) the Credit Extensions made by it or any of its Affiliates, and (y) the Notes held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not an Agent.  Each of National Bank of Canada and Canadian Imperial Bank of Commerce and their Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with ACT or any Subsidiary or Affiliate of ACT as if National Bank of Canada and Canadian Imperial Bank of Commerce were not an Agent hereunder.

SECTION 9.6.  Credit Decisions.  Each Lender acknowledges that it has, independently of the Agents and each other Lender, and based on such Lender’s review of the financial information of the Obligors, the Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments.  Each Lender also acknowledges that it will, independently of the Agents and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under the Loan Documents.

SECTION 9.7.  Copies, etc.  Each Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to such Administrative Agent by a Borrower pursuant to the terms of the Loan Documents (unless concurrently delivered to the Lenders by a Borrower).  Each Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by such Administrative Agent from the Borrowers for distribution to the Lenders by such Administrative Agent in accordance with the terms of the Loan Documents.

SECTION 9.8.  Reliance by Administrative Agents and Collateral Agent.  Each Administrative Agent and the Collateral Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person, and upon advice and statements of legal counsel, independent accountants and other experts selected by such Administrative Agent or such Collateral Agent.  As to any matters not expressly provided for by the Loan Documents, each Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, thereunder in accordance with instructions given by the Required Lenders or all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Secured Parties.  For purposes of applying amounts in accordance with this Section, each Administrative Agent and the Collateral Agent shall be entitled to rely upon any Secured Party that has entered into a Rate Protection Agreement with any Obligor for a determination (which such Secured Party agrees to provide or cause to be provided upon request of such Administrative Agent or such Collateral Agent) of the outstanding Obligations owed to such Secured Party under any Rate Protection Agreement.  Unless it has actual knowledge evidenced by way of written notice from any such Secured Party and ACT to the contrary, each Administrative Agent and the Collateral Agent, in acting in such capacity under the Loan Documents, shall be entitled to assume that no Rate Protection Agreements or Obligations in respect thereof are in existence or outstanding between any Secured Party and any Obligor.

SECTION 9.9.  Defaults.  Neither the Administrative Agents nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of a Default unless such Administrative Agent or such Collateral Agent has received a written notice from a Lender or ACT specifying such Default and stating that such notice is a “Notice of Default”.  In the event that any Administrative Agent or the Collateral Agent receives such a notice of the occurrence of a Default, such Administrative Agent or such Collateral Agent shall give prompt notice thereof to the Lenders.  Each Administrative Agent and the Collateral Agent shall (subject to Section 11.1) take such action with respect to such Default as shall be directed by the Required Lenders; provided, that unless and until such Administrative Agent or such Collateral Agent shall have received such directions, each Administrative Agent and the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Secured Parties except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all Lenders.

SECTION 9.10.  Information to the Canadian Administrative Agent.  Each Issuer and each Swing Line Lender shall promptly provide to the Canadian Administrative Agent information concerning (i) in the case of each such Issuer, Letters of Credit issued by it, and (ii) in the case of each such Swing Line Lender, the Swing Line Loans made by it, the whole as the Canadian Administrative Agent may from time to time request.

ARTICLE X
GUARANTY PROVISIONS

SECTION 10.1.  Borrower Guaranty Provisions.  Each Borrower acknowledges and agrees that, whether or not specifically indicated as such in any Loan Document, all Obligations shall be joint and several Obligations of each individual Borrower, and in furtherance of such joint and several Obligations, each Borrower hereby irrevocably guarantees the payment of all Obligations of each Borrower as set forth below.

SECTION 10.2.  Borrower Guaranty.  Each Borrower hereby jointly and severally, absolutely, unconditionally and irrevocably guarantees the full and punctual payment when due,

whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations (other than, in the case of Depan-Escompte Couche-Tard Inc., those of ACT); provided, that each Borrower shall only be liable under this Agreement for the maximum amount of such liability that can be hereby incurred without rendering this Agreement, as it relates to such Borrower, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount.  This guaranty constitutes a guaranty of payment when due and not of collection, and each Borrower specifically agrees that it shall not be necessary or required that any Secured Party exercise any right, assert any claim or demand or enforce any remedy whatsoever against any Obligor or any other Person before or as a condition to the obligations of such Borrower hereunder.

SECTION 10.3.  Guaranty Absolute, etc.  The guaranty agreed to above shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full force and effect until the Termination Date.  Each Borrower jointly and severally guarantees that the Obligations will be paid strictly in accordance with the terms of each Loan Document under which such Obligations arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto.  The liability of each Borrower under this Agreement shall be joint and several, absolute, unconditional and irrevocable irrespective of

(a)  any lack of validity, legality or enforceability of any Loan Document;

(b)  the failure of any Secured Party to assert any claim or demand or to enforce any right or remedy against any Obligor or any other Person (including any other guarantor) under the provisions of any Loan Document or otherwise, or   to exercise any right or remedy against any other guarantor (including any Obligor) of, or collateral securing, any Obligations;

(c)  any change in the time, manner or place of payment of, or in any other term of, all or any part of the Obligations, or any other extension, compromise or renewal of any Obligation;

(d)  any reduction, limitation, impairment or termination of any Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Borrower hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations or otherwise;

(e)  any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Loan Document;

(f)  any addition, exchange, release, surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition of, or consent to or departure from, any other guaranty held by any Secured Party securing any of the Obligations; or

(g)  any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Obligor, any surety or any guarantor.

SECTION 10.4.  Reinstatement, etc.  Each Borrower agrees that its guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must otherwise be restored by any Secured Party, upon the insolvency, bankruptcy or reorganization of any other Borrower, any other Obligor or otherwise, all as though such payment had not been made.

SECTION 10.5.  Waiver, etc.  Each Borrower hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Agreement and any requirement that any Secured Party protect, secure, perfect or insure any Lien, or any property subject thereto, or exhaust any right or take any action against any other Obligor or any other Person (including any other guarantor) or entity or any collateral securing the Obligations, as the case may be.

SECTION 10.6.  Postponement of Subrogation, etc.  Each Borrower agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under any Loan Document to which it is a party, nor shall any Borrower seek or be entitled to seek any contribution or reimbursement from any Obligor, in respect of any payment made hereunder, under any other Loan Document or otherwise, until following the Termination Date.  Any amount paid to any Borrower on account of any such subrogation rights prior to the Termination Date shall be held in trust for the benefit of the Secured Parties and shall immediately be paid and turned over to the Collateral Agent for the benefit of the Secured Parties in the exact form received by such Borrower (duly endorsed in favor of the Collateral Agent, if required), to be credited and applied against the Obligations, whether matured or unmatured, in accordance with Section 4.7; provided, that (a) if any Borrower has made payment to the Secured Parties of all or any part of the Obligations; and (b) the Termination Date has occurred; then at such Borrower’s request, the Administrative Agents, (on behalf of the Secured Parties) will, at the expense of such Borrower, execute and deliver to such Borrower appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to such Borrower of an interest in the Obligations resulting from such payment.  In furtherance of the foregoing, at all times prior to the Termination Date each Borrower shall refrain from taking any action or commencing any proceeding against the any Obligor (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in the respect of payments made under any Loan Document to any Secured Party.

ARTICLE XI
MISCELLANEOUS PROVISIONS

SECTION 11.1.  Waivers, Amendments, etc.  The provisions of each Loan Document (other than Rate Protection Agreements, Letters of Credit, the Arranger Fee Letter, the Compensation Agreements and each Administrative Agent Fee Letter (which documents may be amended or otherwise modified in accordance with the terms thereof)) may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrowers and the Required Lenders; provided, that no such amendment, modification or waiver shall:

(a)  modify this Section or change or waive any provision of Section 4.8 or Section 2.2  requiring pro rata treatment of the Lenders, or the sharing of payments by all Lenders, in each case without the consent of all Lenders;

(b)  increase the aggregate amount of any Credit Extensions required to be made by a Lender pursuant to its Commitments, extend the final Commitment Termination Date of Credit Extensions made (or participated in) by a Lender or extend the final Stated Maturity Date for any Lender’s Loan, in each case without the consent of such Lender (it being agreed, however, that any vote to rescind any acceleration made pursuant to Section 8.2 and Section 8.3 of amounts owing with respect to the Loans and other Obligations shall only require the vote of the Required Lenders);

(c)  extend any date fixed for the payment of principal pursuant to clauses (c) and (d) of Section 3.1.1, reduce the principal amount of or rate of interest on any Lender’s Loan, reduce any fees described in Article III payable to any Lender or extend the date on which interest or fees are payable in respect of such Lender’s Loans, in each case without the consent of such Lender;

(d)  reduce the percentage set forth in the definition of “Required Lenders” or modify any requirement hereunder that any particular action be taken by all Lenders without the consent of all Lenders;

(e)  increase the Stated Amount of any Letter of Credit unless consented to by the Issuer of such Letter of Credit;

(f)  except as otherwise expressly provided in a Loan Document, release (i) any Borrower from its Obligations under the Loan Documents or any Guarantor from its obligations under any Loan Document or (ii) all or substantially all of the collateral under the Loan Documents, in each case without the consent of all Lenders;

(g)  (i) amend, modify or waive clause (b) of Section  3.1.1 or (ii) have the effect (either immediately or at some later time) of enabling any Borrower to satisfy a condition precedent to the making of a Revolving Loan or the issuance of a Letter of Credit unless such amendment, modification or waiver shall have been consented to by the Lenders holding a majority of the aggregate amount of the then outstanding Revolving Loan Commitments; or

(h)  affect adversely the interests, rights or obligations of either Administrative Agent (in its capacity as an Administrative Agent), either Swing Line Lender (in its capacity as the Swing Line Lender) or any Issuer (in its capacity as Issuer), unless consented to by such Administrative Agent, such Swing Line Lender or such Issuer, as the case may be.

No failure or delay on the part of any Secured Party in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.  No notice to or demand on any Obligor in any case shall entitle it to any notice or demand in similar or other circumstances.  No waiver or approval by any Secured Party under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions.  No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

SECTION 11.2.  Notices; Time.  All notices and other communications provided under each Loan Document shall be in writing (including by facsimile) and addressed, delivered or transmitted, if to ACT, a Borrower, an Administrative Agent, a Lender or Issuer to the applicable Person at its address or facsimile number set forth on Schedule II hereto or set forth in the Lender Assignment Agreement, or at such other address or facsimile number as may be designated by such party in a notice to the other parties (provided, that any notices or communications by any Secured Party to one or more Obligors need only be delivered to ACT to satisfy the requirements of this Section, and each Obligor agrees that notice received by ACT shall be deemed received by each Obligor upon ACT’s receipt).  Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter.  Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 7.1.1, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose. The parties hereto agree that delivery of an executed counterpart of a signature page to this Agreement and each other Loan Document by facsimile or other electronic communication shall be effective as delivery of an original executed counterpart of this Agreement or such other Loan Document.  Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York time.

SECTION 11.3.  Payment of Costs and Expenses.  The Borrowers shall pay on demand all reasonable expenses of the Arrangers (including the reasonable fees and out-of-pocket expenses of Mayer, Brown, Rowe & Maw LLP, U.S. counsel to the Arrangers and Fasken Martineau DuMoulin LLP, Canadian counsel to the Arrangers) in connection with

(a)  (i) travel, courier, reproduction, printing, delivery and other out-of-pocket expenses of the Arrangers associated with the syndication of the Obligations and (ii) with the legal due diligence, preparation, execution and delivery, administration, amendment, waiver or modification (including, without limitation, proposed amendments, waivers or modifications) of the Arrangers’ commitment letter to ACT and the other documents related thereto;

(b)  the negotiation, preparation, execution and delivery of each Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated; and

(c)  the filing or recording of any Loan Document (including the Filing Statements) and all amendments, supplements, amendment and restatements and other modifications to any thereof, searches made following the Effective Date in jurisdictions where Filing Statements (or other documents evidencing Liens in favor of the Secured Parties) have been recorded and any and all other documents or instruments of further assurance required to be filed or recorded by the terms of any Loan Document; and

(d)  the preparation and review of the form of any document or instrument relevant to any Loan Document.

Each Borrower further agrees to pay, and to save each Secured Party harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of each Loan Document, the Credit Extensions or the issuance of the Notes.  Each Borrower also agrees to reimburse each Agent upon demand for all reasonable out-of-pocket expenses (including the fees and expenses of one U.S. counsel, one Canadian counsel and local counsel (if any) for the Agents) incurred by such Agent in connection with (x) the negotiation of any restructuring or “work-out” with any Obligor, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

SECTION 11.4.  Indemnification.  (a)   In consideration of the execution and delivery of this Agreement by each Lender Party, the Borrowers hereby indemnify, exonerate and hold each Lender Party and each of their respective officers, directors, employees, trustees, advisors and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, claims, causes of action, suits, losses, costs, liabilities, obligations and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements of one U.S. counsel and one Canadian counsel for all Lenders (and local counsel, if any), whether incurred in connection with actions between or among the parties hereto or the parties hereto and third parties (collectively, the “Indemnified Liabilities”), but only to the extent incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to the relationship created between the Indemnified Parties and the Obligors under the Loan Documents and

(i)  any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension, including all Indemnified Liabilities arising in connection with the Transaction;

(ii)  the entering into and performance of any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of any Obligor as the result of any determination by the Required Lenders pursuant to Article V not to fund any Credit Extension, provided that any such action is resolved in favor of such Indemnified Party);

(iii)  any untrue statement made by any Obligor or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact necessary in order to make a statement not misleading in light of the circumstances under which it was made;

(iv)  any investigation, litigation or proceeding related to any acquisition or proposed acquisition by any Obligor or any Subsidiary thereof of all or any portion of the Capital Securities or assets of any Person in which Credit Extensions are proposed to be used, or used, as a financing source, whether or not an Indemnified Party is party thereto;

(v)  any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by any Obligor or any Subsidiary thereof of any Hazardous Material;

(vi)  the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by any Obligor or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, such Obligor or Subsidiary; or

(vii)  each Lender’s Environmental Liability (the indemnification herein shall survive repayment of the Obligations and any transfer of the property of any Obligor or its Subsidiaries by foreclosure or by a deed in lieu of foreclosure for any Lender’s Environmental Liability, regardless of whether caused by, or within the control of, such Obligor or such Subsidiary).

Each Obligor and its successors and assigns hereby waive, release and agree not to make any claim, or bring any cost recovery action against, any Indemnified Party under CERCLA or any state equivalent, or any similar law now existing or hereafter enacted.  It is expressly understood and agreed that to the extent that any Indemnified Party is strictly liable under any Environmental Laws, each Obligor’s obligation to such Indemnified Party under this indemnity shall likewise be based upon strict liability (i.e. without regard to fault on the part of any Obligor with respect to the violation or condition which results in liability of an Indemnified Party).  No Indemnified Party will have any liability (whether direct or indirect, in contract, tort or otherwise) to any Obligor or any Person asserting claims on behalf of an Obligor arising out of or in connection with any transactions contemplated by any Loan Document or the engagement of or performance of services by any Indemnified Party thereunder except to the extent that any damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of the Indemnified Party.  If for any reason other than in accordance with the Loan Documents, the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then the Borrowers will contribute to the amount paid or payable by an Indemnified Party as a result of such Indemnified Liabilities in such proportion as is appropriate to reflect the relative benefits to the Borrowers and/or their stockholders on the one hand, and the Indemnified Parties on the other hand, in connection with the matters covered by the Loan Documents or, if the foregoing allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of such parties as well as any relevant equitable considerations.  Each Borrower agrees that for purposes of this paragraph the relative benefits to such Borrower and/or its stockholders and the Indemnified Parties in connection with the matters covered by the Loan Documents will be deemed to be in the same proportion that the total value paid or received or to be paid or received by such Borrower and/or its stockholders in connection with the transactions contemplated by the Loan Documents, whether or not consummated, bears to the fees paid to the Indemnified Parties under the Loan Documents; provided, that in no event will the total contribution of all Indemnified Parties to all such Indemnified Liabilities exceed the amount of fees actually received and retained by the Indemnified Parties under the Loan Documents (excluding any amounts received by Indemnified Parties as reimbursement of expenses).  Relative fault shall be determined by reference to, among other things, whether any alleged untrue statement or omission or any alleged conduct relates to information provided by any Obligor or other conduct by any Obligor (or its employees or other agents) on the one hand, or by the Indemnified Parties, on the other hand.

(b)  If a claim is made, or an action, suit or proceeding is instituted, against an Indemnified Party as to which the Obligors may have an indemnification obligation under a Loan Document (each a “Claim”), such Indemnified Party shall notify the Obligors in writing of the Claim; provided that the failure to provide such notice promptly shall not release the Obligors from any of its obligations to indemnify unless (and only to the extent that) such failure shall prevent the Obligors from contesting, or materially and adversely affects the ability of the Obligors to contest such Claim. In addition, upon delivery by the Obligors to such Indemnified Party of a written acknowledgement of the Obligors’ obligations to indemnify such Indemnified Parties in accordance with the terms of this Agreement in respect of such Claim, the Obligors shall be entitled, at their own expense, to participate in, and, to the extent that the Obligors desire, to assume and control the defense thereof through their own counsel (who shall be subject to the reasonable approval of the affected Indemnified Party); provided, however, that if the Obligors are controlling any proceedings, the Obligors shall keep such Indemnified Party fully apprised of the status of such proceedings and shall provide such Indemnified Party with all information with respect to such proceedings as such Indemnified Party shall reasonably request. The Obligors shall indicate their election to assume such defense by written notice to the Indemnified Party within 30 days following receipt of such Indemnified Party’s notice of the Claim. The Obligors shall not be entitled to assume and control (but may, at their own expense, participate in) the defense of any such Claim if and to the extent that:

(i)  in the reasonable opinion of such Indemnified Party acting in good faith, such proceeding involves any risk of imposition of criminal liability on such Indemnified Party or the control of such action, suit or proceeding would involve an actual or potential conflict of interest as between the Indemnified Party and the Obligors, such that it is advisable for such Indemnified Party to be represented by separate counsel; or

(ii)  such proceeding involves Claims not fully indemnified by the Obligors which the Obligors and the Indemnified Party have been unable to sever from the indemnified Claim(s); or

(iii)  there are one or more defenses available to the Indemnified Party that are different from or in addition to those available to the Obligors.

(c)  Except in the circumstances described in clause (b) of Section 11.4, the Obligors may enter into any settlement or other compromise with respect to any Claim without the prior written consent of the Indemnified Parties, except in the case of a settlement involving an admission of liability of such Indemnified Parties, in which case the prior written consent of the Indemnified Parties shall be obtained. Unless an Event of Default shall have occurred and be continuing, no Indemnified Parties shall enter into any settlement or other compromise with respect to any Claim for which the Obligors have in writing agreed to fully indemnify without the prior written consent of the Obligors, which consent may be withheld by the Obligors acting reasonably. Upon payment in full of any Claim to or on behalf of an Indemnified Parties, the Obligors, without any further action, shall be subrogated in and to all claims, rights and recourses that such Indemnified Parties may have relating thereto (other than claims in respect of insurance policies maintained by such Indemnified Parties at its own expense).

(d)  Notwithstanding the foregoing, the Obligors shall not be obligated to indemnify a particular Indemnified Party for any Indemnified Liabilities to the extent that a court of competent jurisdiction determines in a final judgment that such Indemnified Liabilities resulted from:

(i)  the gross negligence, fraud, wilful misconduct or wilful illegal acts of any such Indemnified Party;

(ii)  the failure on the part of any Indemnified Party to perform any of its material covenants or obligations contained in any Loan Document to which it is a party, or a breach by such Indemnified Party of any material representation or warranty made by such Indemnified Party under the Loan Documents to which it is a party or in any certificate or other document delivered by any Indemnified Party pursuant hereto or in connection with any Loan Document being found to be false or incorrect in any material respect so as to make it materially misleading when made;

(iii)  a Claim of any Lender against any defaulting Lender or any Claim of any Indemnified Party for expenses which such Indemnified Party is obligated to bear hereunder;

(iv)  the failure of any Administrative Agent to distribute, in accordance with the terms of any Loan Document, any amounts received and to be distributed by it thereunder, to the extent the Borrower has satisfied all of its obligations in connection therewith; or

(v)  a Claim of any Administrative Agent arising from the act or process of syndicating or selling interests in respect of any of the Loans or Loan Documents, except to the extent such Claim arises from any information provided or failed to be provided by the Borrower to any Indemnified Party.

(e)  Each Borrower agrees not to enter into any waiver, release or settlement of any legal proceeding (whether or not any Indemnified Party is a formal party to such proceeding) in respect of which indemnification may be sought hereunder, unless such waiver, release or settlement (i) includes an unconditional release of each Indemnified Party from all liability arising out of such proceeding and (ii) does not contain any factual or legal admission by or with respect to any Indemnified Party or any adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

(f)  The indemnity, reimbursement and contribution obligations of the Borrowers hereunder will be in addition to any liability which the Borrowers may have at common law or otherwise to any Indemnified Party and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Borrowers or an Indemnified Party.

SECTION 11.5.  Survival.  The obligations of the Borrowers under Sections 4.3, 4.4, 4.5, 4.6, 11.3 and 11.4, and the obligations of the Lenders under Section 9.1, shall in each case survive any assignment from one Lender to another (in the case of Sections 11.3 and 11.4) and the occurrence of the Termination Date.  The representations and warranties made by each Obligor in each Loan Document shall survive the execution and delivery of such Loan Document.

SECTION 11.6.  Severability.  Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 11.7.  Headings.  The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.

SECTION 11.8.  Execution in Counterparts, Effectiveness, etc.  This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement.  This Agreement shall become effective when counterparts hereof executed on behalf of each Borrower, each Administrative Agent and each Lender (or notice thereof satisfactory to each Administrative Agent), shall have been received by each Administrative Agent.

SECTION 11.9.  Governing Law; Entire Agreement.  EACH LOAN DOCUMENT (OTHER THAN THE LETTERS OF CREDIT, TO THE EXTENT SPECIFIED BELOW AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).  EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO LAWS OR RULES ARE DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES (ISP98--INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NUMBER 590 (THE “ISP RULES”)) AND, AS TO MATTERS

NOT GOVERNED BY THE ISP RULES, THE INTERNAL LAWS OF THE STATE OF NEW YORK.  The Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.

SECTION 11.10.  Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no Borrower may (unless otherwise provided for in this Agreement) assign or transfer its rights or obligations hereunder without the consent of all Lenders.

SECTION 11.11.  Sale and Transfer of Credit Extensions; Participations in Credit Extensions Notes.  Each Lender may assign, or sell participations in, its Loans, Letters of Credit and Commitments to one or more other Persons in accordance with the terms set forth below.

(a)  Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided, that:

(i)  except in the case of (A) an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it or (B) an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to the applicable Administrative Agent) shall not be less than C$1,000,000 (in the case of Loans or Commitments of Canadian Facility Lenders) and $1,000,000 (in the case of Loans of U.S. Facility Lenders), unless the Canadian Administrative Agent (in the case of an assignment by a Canadian Facility Lender) or the U.S. Administrative Agent (in the case of an assignment by a U.S. Facility Lender) and, in the event such assignment would result in any increase in the cost of the Loans to the Borrowers, ACT otherwise consents (such consent not to be unreasonably withheld or delayed, provided that any increase in such cost shall be a reason sufficient to withhold such consent);

(ii)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and/or the Commitments assigned, except that this clause shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis; and

(iii)  the parties to each assignment shall execute and deliver to the applicable Administrative Agent a Lender Assignment Agreement, together with a processing and recordation fee of C$3,500 (in the case of an assignment by a Canadian Facility Lender) or $3,500 (in the case of an assignment by a U.S. Facility Lender) and if the Eligible Assignee is not already Lender, administrative details information with respect to such Eligible Assignee and applicable tax forms.

(b)  Subject to acceptance and recording thereof by the applicable Administrative Agent pursuant to clause (c), from and after the effective date specified in each Lender Assignment Agreement, (i) the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and (ii) the assigning Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment Agreement, subject to Section 11.5, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto, but shall continue to be entitled to the benefits of any provisions of this Agreement which by their terms survive the termination of this Agreement).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with clauses (a) and (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d).  IF THE CONSENT OF ACT TO AN ASSIGNMENT OR TO AN ELIGIBLE ASSIGNEE IS REQUIRED HEREUNDER (INCLUDING A CONSENT TO AN ASSIGNMENT WHICH DOES NOT MEET THE MINIMUM ASSIGNMENT THRESHOLDS SPECIFIED IN THIS SECTION), ACT SHALL BE DEEMED TO HAVE GIVEN ITS CONSENT TEN BUSINESS DAYS AFTER THE DATE NOTICE THEREOF HAS BEEN DELIVERED BY THE ASSIGNING LENDER (THROUGH THE APPLICABLE ADMINISTRATIVE AGENT OR CLEARPAR, LLC) UNLESS SUCH CONSENT IS EXPRESSLY REFUSED BY ACT PRIOR TO SUCH TENTH BUSINESS DAY.

(c)  The applicable Administrative Agent shall record each assignment made in accordance with this Section in the applicable Register pursuant to Section 2.7.  Each Register shall be available for inspection by ACT and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)  Any Lender may, without the consent of, or notice to, the Borrowers or the Administrative Agents, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to any of the items set forth in clauses (a) through (d) or (f) of Section 11.1, in each case except as otherwise specifically provided in a Loan Document.  Subject to clause (e), each Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.3, 4.4, 4.5, 4.6, 7.1.1, 11.3 and 11.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.9 as though it were a Lender, provided such Participant agrees to be subject to Section 4.8 as though it were a Lender.

(e)  A Participant shall not be entitled to receive any greater payment under Sections 4.3, 4.4, 4.5, 4.6, 11.3 and 11.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with ACT’s prior written consent.  A Participant that would be a Non-U.S. Facility Lender if it were a Lender shall not be entitled to the benefits of Section 4.6 unless ACT is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with the requirements set forth in Section 4.6 as though it were a Lender.  In addition, if at the time of the sale of such participation, any greater Taxes subject to payment under Section 4.6 would apply to the Participant than applied to the applicable Lender, then such Participant shall not be entitled to any payment under Section 4.6 with respect to the portion of such Taxes as exceeds the Taxes applicable to the Lender at the time of the sale of the participation unless the Participant’s request for ACT’s prior written consent for the Participation described in the first sentence of this clause states that such greater Taxes would be applicable to such Participant.

(f)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 11.12.  Other Transactions.  Nothing contained herein shall preclude any Administrative Agent, any Issuer or any other Lender from engaging in any transaction, in addition to those contemplated by the Loan Documents, with ACT or any of its Affiliates in which ACT or such Affiliate is not restricted hereby from engaging with any other Person.

SECTION 11.13.  Forum Selection and Consent to Jurisdiction.  ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENTS, THE LENDERS, ANY ISSUER OR ANY BORROWER IN CONNECTION HEREWITH OR THEREWITH MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED

HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENTS’ OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT ANY BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

SECTION 11.14.  Service of Process, Appointment of Process Agent.  EACH BORROWER THAT IS NOT ORGANIZED IN THE UNITED STATES (OR A STATE THEREOF) HEREBY IRREVOCABLY APPOINTS CT CORPORATION SYSTEM (THE “PROCESS AGENT”), WITH AN OFFICE ON THE DATE HEREOF AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10016, UNITED STATES, AS ITS AGENT TO RECEIVE, ON ITS BEHALF AND ON BEHALF OF ITS PROPERTY, SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY ACTION OR PROCEEDING DESCRIBED IN SECTION 11.13.  SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO SUCH OBLIGOR IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT’S ABOVE ADDRESS, AND SUCH OBLIGOR HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF.  AS AN ALTERNATIVE METHOD OF SERVICE, EACH BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 11.2.

SECTION 11.15.  Waiver of Jury Trial.  EACH ADMINISTRATIVE AGENT, EACH LENDER, EACH ISSUER AND EACH BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF SUCH ADMINISTRATIVE AGENT, SUCH LENDER, SUCH ISSUER OR SUCH BORROWER IN CONNECTION THEREWITH.  EACH BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN

DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH ADMINISTRATIVE AGENT, EACH LENDER AND EACH ISSUER ENTERING INTO THE LOAN DOCUMENTS.

SECTION 11.16.  Judgment Currency.   If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder, under any Note or under any other Loan Document in another currency into U.S. Dollars or into Canadian Dollars, as the case may be, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the applicable Secured Party could purchase such other currency with U.S. Dollars in New York City or Canadian Dollars in Montréal, at the close of business on the Business Day immediately preceding the day on which final judgment is given, together with any premiums and costs of exchange payable in connection with such purchase.

SECTION 11.17.  Tax Matters Disclosure.  Notwithstanding anything contained in this Agreement to the contrary, and notwithstanding any other express or implied agreement or understanding to the contrary, each party to this Agreement (and each such party’s respective Affiliates and such party’s and such Affiliates’ employees, representatives or other agents) may disclose to any and all persons without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated by this Agreement and all materials of any kind that are provided to such party (including opinions or other tax analyses) relating to such tax treatment and tax structure; provided, that with respect to any document or similar item that in either case contains information concerning such tax treatment or tax structure of the transactions contemplated by this Agreement as well as other information, this sentence shall only apply to such portions of the document or similar item that are relevant to understanding the purported or claimed United States federal tax treatment or United States federal tax structure of the transactions contemplated by this Agreement

SECTION 11.18.  Patriot Act Notification.   The following notification is provided to the Borrowers pursuant to Section 326 of the Patriot Act:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.  To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.  What this means for a Borrower:   When a Borrower opens an account, the Administrative Agents and the Lenders will ask for such Borrower’s name, tax identification number, business address, and other information that will allow the Administrative Agents and the Lenders to identify such Borrower.  The Administrative Agents and the Lenders may also ask to see such Borrower’s legal organization documents or other identifying documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

ALIMENTATION COUCHE-TARD INC.

By:	/s/ Richard Fortin
Title: Executive Vice-President

Canadian Borrowers:

DEPAN-ESCOMPTE COUCHE-TARD INC.

By:	/s/ Richard Fortin
Title: Executive Vice-President

COUCHE-TARD INC.

By:	/s/ Richard Fortin
Title: Executive Vice-President

MAC’S CONVENIENCE STORES INC.

By:	/s/ Richard Fortin
Title: Executive Vice-President

COUCHE-TARD/MAC’S L.P.

By: 3887961 Canada Inc., its General Partner

By:	/s/ Richard Fortin
Title: Vice-President, Finances

U.S. Borrowers:

COUCHE-TARD U.S. L.P.
(formerly known as 9103-4793 Delaware L.P.)

By:	/s/ Richard Fortin
Title: Authorized Signatory

COUCHE-TARD FINANCING CORP.

By:	/s/ Richard Fortin
Title: Authorized Signatory

MAC’S CONVENIENCE STORES LLC

By:	/s/ Richard Fortin
Title: Authorized Signatory

COUNTERPART TO CREDIT AGREEMENT

The undersigned hereby executes this counterpart to the Credit Agreement dated as of December 17, 2003 among Alimentation Couche-Tard Inc., certain of its Canadian and U.S. wholly-owned Subsidiaries, as the Borrowers, the various financial institutions and other Persons from time to time parties thereto, as the Lenders, National Bank of Canada, as the Canadian Administrative Agent and Collateral Agent and Canadian Imperial Bank of Commerce, as the U.S. Administrative Agent, and, as of the date hereof, assumes all of the rights and obligations of a “U.S. Borrower” hereunder.

Date:  December 17, 2003

CIRCLE K STORES INC.

By:	/s/ Dale Pettit
Title: Authorized Signatory

NATIONAL BANK OF CANADA,
as the Canadian Administrative Agent, Collateral Agent and Lender

By:	/s/ Gilles Morin
Title: Managing Director

By:	/s/ Dominique Parizeau
Title: Vice-President

CANADIAN IMPERIAL BANK OF COMMERCE,
as the U.S. Administrative Agent and as Lender

By:	/s/ Douglas Cornett
Title: Managing Director

By:	/s/ Geraldine Kerr
Title: Executive Director

NATIONAL BANK FINANCIAL,
as an Arranger

By:	/s/ Dominique Parizeau
Title: Vice-President

THE BANK OF NOVA SCOTIA
as an Arranger and a Lender

By:	/s/ Brian Evans
Title: Managing Director

By:	/s/ Marc Daigneault
Title: Director

CIBC WORLD MARKETS CORP.,
as an Arranger

By:		/s/ Douglas Cornett
Title: Managing Director

CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC, as a Lender

By:		/s/ Jean-Pierre Jetté
Title: Manager

By:		/s/ Diane C. Favreau
Title: Vice-President

BANK OF TOKYO-MITSUBISHI (CANADA), as
a Lender

By:		/s/ Amos W. Simpson
	Title:	Senior Vice President and
General Manager

CAISSE CENTRALE DESJARDINS, as a Lender

By:		/s/ Robert Labelle
Title: Senior Manager

By:		/s/ Sylvain Gascon
Title: Vice-President

v

BANK OF MONTREAL, as a Lender

By:	/s/ Bruno Jarry
Title: Director

By:	/s/ Bruno Lemay
Title: Director

BNP PARIBAS (Canada), as a Lender

By:	/s/ Patricia Bentolila
Title: Vice-President

By:	/s/ Frank L. Shaw
Title: Director

THE TORONTO-DOMINION BANK, as Canadian Lender

By:	/s/ Yves Bergeron
Title: Managing Director and Unit Partner

By:	/s/ Serge Cloutier
Title: Manager

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Pierre Bouffard
Title: Senior Manager, Consumer Products

By:	/s/ Suzanne Kaicher
Title: Manager, Consumer Products

NATIONAL CITY BANK, CANADA BRANCH
as a Lender

By:	/s/ Bill Hines
Title: Senior Vice President, Principal Officer

By:	/s/ Kenneth Argue
Title: Vice President

RABOBANK NEDERLAND, CANADIAN BRANCH, as a Lender

By:	/s/ Khurram Khan
Title: Vice-President, Relationship Manager

By:	/s/ David L. Streeter
Title: Vice-President

Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank International”, New York Branch, as a Lender

By:	/s/ David L. Streeter
Title: Vice-President

Bank of America National Association, Canada Branch, as a Lender

By:	/s/ Nelson Lam
Title: Vice-President

Bank One, NA, Canada Branch, as a Lender

By:	/s/ Jeffrey Coleman
Title: Associate Director

Congress Financial Corporation Canada, as a Lender

By:	/s/ Kathleen Reedy
Title: Director

UNITED OVERSEAS BANK LIMITED, as a Lender

By:	/s/ Jin Koh
Title: General Manager

By:	/s/ Winnie Chew
Title: Senior Manager

ALBERTA TREASURY BRANCHES, as a Lender

By:	/s/ Robert L. Mann
Title: Corporate Officer

By:	/s/ Raymond S. Wells
Title: Corporate Officer

CANADIAN WESTERN BANK, as a Lender

By:	/s/ Richard Hallson
Title: Assistant Vice President

By:	/s/ Malcolm Ogrodnick
Title: Manager, Commercial Banking

LAURENTIAN BANK OF CANADA, as a Lender

By:	/s/ Alain Goyette
Title: Senior Manager, Corporate Banking

By:	/s/ Michel Gendron
Title: Vice President, Corporate Banking

SUMITOMO MITSUI BANKING CORPORATION OF CANADA as a Lender

By:	/s/ Elwood R. Langley
Title: Vice President

NATIONAL BANK OF CANADA New York Branch,
as a Lender

By:	/s/ Vincent Lima
Title: Vice President

By:	/s/ Yvon La Plante
Title: Vice President & Manager

Scotiabanc Inc., as a Lender

By:	/s/ William Zarrett
Title: Managing Director

THE BANK OF TOKYO-MITSUBISHI, LTD.,
NEW YORK BRANCH

By:	/s/ J. William Rhodes
Title:

BNP Paribas Dublin Branch,
as a Lender

By:	/s/ Deirdre Geoghegan
Title: Head of Offshore Group

By:	/s/ Kevin Farnan
Title: Manager, Corporate Banking

x

Bank of Montreal, as a Lender

By:	/s/ Bruce Pietka
Title: Vice President

Toronto Dominion (Texas), Inc.,
as U.S. Lender

By:	/s/ Warren Finlay
Title: President

National City Bank of Indiana,
as a Lender

By:	/s/ James M. Stehlik
Title: Vice President

COOPERATIVE CENTRALE RAIFFEISEN- BOERENLEENBANK B.A., “RABOBANK INTERNATIONAL’, NEW YORK BRANCH, as a Lender

By:	/s/ Brett Delfing
Title: Executive Director

By:	/s/ Ot Quast
Title: Vice President

Bank of America, N.A., as a Lender

By:	/s/ Temple H. Abney
Title: Vice-President

Bank One, NA, as a Lender

By:	/s/ Jeffrey Coleman
Title: Associate Director

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kathleen Reedy
Title: Director

UNITED OVERSEAS BANK LIMITED, NEW YORK AGENCY, as a Lender

By:	/s/ Kwong Yew Wong
Title: Agent & General Manager

By:	/s/ Philip Cheong
Title: VP & Deputy General Manager